Execution Version

OMNIBUS AMENDMENT

THIS OMNIBUS AMENDMENT (this “Amendment”), dated as of June 25, 2014 (the “Effective Date”), is entered into among INSIGHT RECEIVABLES, LLC (“Insight Receivables”), INSIGHT ENTERPRISES, INC. (“Insight”, the “Servicer” or the “Performance Guarantor”), INSIGHT DIRECT USA, INC. (“Insight Direct”), INSIGHT PUBLIC SECTOR, INC. (“Insight Public”), the Purchasers and Managing Agents party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION (“WFB”), as successor agent for the Purchasers (in such capacity, the “Agent”). Capitalized terms used herein but not defined herein shall have the meanings provided in the Receivables Purchase Agreement defined below.

WHEREAS, Insight Receivables, the Servicer, the Purchasers, the Managing Agents and the Agent are parties to that certain Receivables Purchase Agreement dated as of December 31, 2002 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Receivables Purchase Agreement”), and JPMorgan Chase Bank, N.A. has resigned as agent under the Receivables Purchase Agreement, assigned all of its right, title and interest in, to and under the Receivables Purchase Agreement and the other Transaction Documents to the Agent, and reallocated its commitment to Wells Fargo Bank, National Association, and PNC Bank, National Association (“PNC”) pursuant to an Instrument of Resignation and Appointment of Agent and Termination and Reallocation Agreement of even date herewith (the “Reallocation Agreement”);

WHEREAS, the remaining parties to the Receivables Purchase Agreement wish to amend the Receivables Purchase Agreement on the terms and conditions hereinafter set forth;

WHEREAS, Insight Receivables, Insight Public and Insight Direct are parties to that certain Amended and Restated Receivables Sale Agreement dated as of September 3, 2003 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Receivables Sale Agreement”);

WHEREAS, the parties to the Receivables Sale Agreement wish to amend the Receivables Sale Agreement on the terms and conditions hereinafter set forth;

WHEREAS, the Performance Guarantor executed in favor of the Agent, that certain Amended and Restated Performance Undertaking, dated as of September 3, 2003 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Performance Undertaking”);

WHEREAS, the parties hereto wish to amend the Undertaking on the terms and conditions hereafter set forth;

NOW, THEREFORE, in consideration of the premises set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendments to Receivables Purchase Agreement. Subject to the fulfillment of the conditions precedent set forth in Section 4 below, the Receivables Purchase Agreement is hereby amended in accordance with Exhibit A hereto: (a) by deleting each term thereof which is lined-out and (b) by inserting each term thereof which is double-underlined, in each case in the place where such term appears therein. For the avoidance of doubt, notwithstanding anything to the contrary contained in any prior amendment or amendments to the Receivables Purchase Agreement, the Receivables Purchase Agreement set forth in Exhibit A hereto reflects the current agreement of the parties hereto as to all of the terms and provisions of the Receivables Purchase Agreement as of the Effective Date. On or after the Effective Date, WFB as successor Agent is hereby authorized to prepare and file such amendments to the Uniform Commercial Code financing statements being assigned to is by the UCC-3’s described in Section 4(d) below, as it may reasonably deem necessary to reflect any changes in definitions embodied in the attached version of the Receivables Purchase Agreement.

SECTION 2. Amendments to the Receivables Sale Agreement. Subject to the fulfillment of the conditions precedent set forth in Section 4 below, the Receivables Sale Agreement is hereby amended in accordance with Exhibit B hereto: (a) by deleting each term thereof which is lined-out and (b) by inserting each term thereof which is double-underlined, in each case in the place where such term appears therein. For the avoidance of doubt, notwithstanding anything to the contrary contained in any prior amendment or amendments to the Receivables Sale Agreement, the Receivables Sale Agreement set forth in Exhibit B hereto reflects the current agreement of the parties hereto as to all of the terms and provisions of the Receivables Sale Agreement as of the Effective Date.

SECTION 3. Amendments to the Undertaking. Subject to the fulfillment of the conditions precedent set forth in Section 4 below, the Undertaking is hereby amended in accordance with Exhibit C hereto: (a) by deleting each term thereof which is lined-out and (b) by inserting each term thereof which is double-underlined, in each case in the place where such term appears therein. For the avoidance of doubt, notwithstanding anything to the contrary contained in any prior amendment or amendments to the Undertaking, the Undertaking set forth in Exhibit C hereto reflects the current agreement of the parties hereto as to all of the terms and provisions of the Undertaking as of the Effective Date.

SECTION 4. Conditions Precedent. This Amendment shall become effective as of the close of business on the Effective Date, subject to the satisfaction of the conditions precedent that the Managing Agents shall have received:

(a) Counterparts of the Instrument of Resignation and Appointment of Agent and Termination and Reallocation Agreement, dated as of the date hereto, duly executed by Insight Receivables, the Servicer, each of the Conduits, Financial Institutions and Managing Agents signatory thereto, JPMorgan Chase Bank, N.A. as resigning Agent and Wells Fargo Bank, National Association as successor Agent;

(b) Counterparts of this Amendment executed by each of the parties hereto;

(c) Counterparts of a Seventh Amended and Restated Fee Letter, dated as of the date hereof, duly executed by duly executed by WFB, PNC and Insight Receivables;

(d) UCC-3 Assignments in favor of the WFB as successor Agent with respect to the financing statements previously filed by JPMorgan Chase Bank, N.A., as resigning Agent, against Insight Direct, Insight Public, and Insight Receivables.

(e) Secretary’s or Assistant Secretary’s Certificate for each of the Performance Guarantor, Insight Direct, Insight Public and Insight Receivables as to an attached copy of its resolutions authorizing the execution and delivery of the Transaction Documents, and the names, incumbency and specimen signatures of its officers or other representatives authorized to sign the Transaction Documents and documents to be delivered thereunder.

(f) Notice of Termination of Blocked Account Control Agreement duly executed by Insight Receivables and JPMorgan Chase Bank, N.A., as resigning agent and as depositary bank.

(g) Blocked Account Control Agreements by and among each of Insight Direct and Insight Receivables, Insight Public and Insight Receivables, WFB as successor Agent and JPMorgan Chase Bank, N.A., with respect to each of the following accounts:

Original Owner of Lock-Box and Collection Account	Collection Account	Related Lock-Box
Insight Direct USA, Inc.	# # #	# # N/A
Insight Public Sector, Inc.	#	#

SECTION 5. Representations and Warranties. Each of Insight Receivables, Insight (as the Servicer and as Performance Guarantor), Insight Direct and Insight Public hereby represents and warrants that (i) this Amendment constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing; and (ii) after giving effect to this Amendment, the representations and warranties of each such party, respectively, set forth in Article V of the Receivables Purchase Agreement and Article II of the Receivables Sale Agreement, as applicable, are true and correct in all material respects with the same effect as if made on the date hereof, except to the extent such representations and warranties expressly relate to an earlier date. Insight Receivables further represents and warrants that after giving effect to this Amendment, no event has occurred and is continuing that constitutes an Amortization Event or a Potential Amortization Event.

SECTION 6. Reference to and Effect on the Receivables Purchase Agreement, Receivables Sale Agreement and Undertaking.

6.1 Upon the effectiveness of this Amendment, (i) each reference in the Receivables Purchase Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Receivables Purchase Agreement, as amended hereby, and (ii) each reference to the Receivables Purchase Agreement in any other Transaction Document or any other document, instrument or agreement executed and/or delivered in connection therewith, shall mean and be a reference to the Receivables Purchase Agreement as amended hereby.

6.2 Upon the effectiveness of this Amendment, (i) each reference in the Receivables Sale Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Receivables Sale Agreement, as amended hereby, and (ii) each reference to the Receivables Sale Agreement in any other Transaction Document or any other document, instrument or agreement executed and/or delivered in connection therewith, shall mean and be a reference to the Receivables Sale Agreement as amended hereby.

6.3 Upon the effectiveness of this Amendment, (i) each reference in the Undertaking to “this Undertaking”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Undertaking, as amended hereby, and (ii) each reference to the Undertaking in any other Transaction Document or any other document, instrument or agreement executed and/or delivered in connection therewith, shall mean and be a reference to the Undertaking as amended hereby.

6.4 Except as specifically amended hereby, the terms and conditions of the Receivables Purchase Agreement, of the Receivables Sale Agreement, of the Undertaking, of all other Transaction Documents and any other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect and are hereby ratified and confirmed.

6.5 The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Insight Receivables, the Agent, any Purchaser or any Managing Agent under the Receivables Purchase Agreement, the Receivables Sale Agreement, the Undertaking or any other Transaction Document or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, in each case except as specifically set forth herein.

SECTION 7. Costs and Expenses. Insight Receivables agrees to pay on demand all reasonable costs and expenses of the Agent, the Managing Agents and the Purchasers party hereto in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent, the Managing Agents and the Purchasers party hereto with respect thereto and with respect to advising the Agent, the Managing Agents and the Purchasers party hereto as to their respective rights and responsibilities hereunder and thereunder.

SECTION 8. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile or other electronic transmission (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof and deemed an original.

SECTION 9. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, BUT NOT LIMITED TO, 735 ILCS SECTION 105/5-1 ET SEQ., BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS) OF THE STATE OF ILLINOIS.

SECTION 10. Section Titles. The section titles contained in this Amendment are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

INSIGHT RECEIVABLES, LLC

By: Insight Receivables Holding, LLC, its Sole Member

By: /s/ Helen K. Johnson
Name: Helen K. Johnson
Title: Treasurer

INSIGHT ENTERPRISES, INC., as Servicer and Performance

Guarantor

By: /s/ Glynis Bryan
Name: Glynis Bryan
Title: CFO

INSIGHT DIRECT USA, INC.

By: /s/ Helen K. Johnson
Name: Helen K. Johnson
Title: Treasurer

INSIGHT PUBLIC SECTOR, INC.

By: /s/ Helen K. Johnson
Name: Helen K. Johnson
Title: Treasurer

PNC BANK, NATIONAL ASSOCIATION

as a Financial Institution and a Managing Agent

By: /s/ Mark Falcione
Name: Mark Falcione
Title: Executive Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Financial

Institution, a Managing Agent and as the successor Agent

By: /s/ Elizabeth R. Wagner
Name: Elizabeth R. Wagner
Title: Vice President

EXHIBIT A

RECEIVABLES PURCHASE AGREEMENT
dated as of December 31, 2002
Among
INSIGHT RECEIVABLES, LLC, as Seller,
INSIGHT ENTERPRISES, INC., as Servicer,

THE ENTITIES PARTY HERETO FROM TIME TO TIME AS

PURCHASERS,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as successor Agent

RECEIVABLES PURCHASE AGREEMENT

This Receivables Purchase Agreement dated as of December 31, 2002 is among Insight Receivables, LLC, an Illinois limited liability company (“Seller”), Insight Enterprises, Inc., a Delaware corporation (“Insight”), as initial Servicer (the Servicer together with Seller, the “Seller Parties” and each a “Seller Party”), PNC Bank, National Association (“PNC”), Wells Fargo Bank, National Association (“Wells Fargo”), each of the other financial institutions from time to time party hereto (together with PNC and Wells Fargo, the “Purchasers”), and Wells Fargo Bank, National Association, as successor agent for the Purchasers hereunder or any further successor agent hereunder (together with its successors and assigns hereunder, the “Agent”). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

PRELIMINARY STATEMENTS

Seller desires to transfer and assign Purchaser Interests to the Agent for the benefit of the Purchasers from time to time.

The Purchasers severally agree that they shall, subject to the terms and conditions of this Agreement, purchase Purchaser Interests through the Agent from time to time.

ARTICLE I
PURCHASE ARRANGEMENTS

Section 1.1 Purchase Facility.

(a) Upon the terms and subject to the conditions hereof, Seller may, at its option, sell and assign Purchaser Interests to the Agent for the ratable benefit of the Purchasers. In accordance with the terms and conditions set forth herein, each of the Purchasers severally agrees to purchase, through the Agent, such Purchaser’s Percentage of such Purchaser Interests from time to time in an aggregate amount not to exceed (i) for all Purchasers, the Purchase Limit at such time, and (ii) for any Purchaser, its Commitment at such time.

(b) Seller may, upon at least 5 Business Days’ notice to the Purchasers, terminate in whole or reduce in part the unused portion of the Purchase Limit. Upon any reduction of the Purchase Limit, the Commitments shall be permanently reduced by a corresponding aggregate amount in accordance with their respective Percentages. Each reduction in the Purchase Limit shall be in an aggregate amount equal to $5,000,000 or a larger multiple of $1,000,000.

Section 1.2 Increases. Seller shall provide the Purchasers with notice, in accordance with Section 14.2, in a form set forth as Exhibit II hereto of each Incremental Purchase (a “Purchase Notice”) no later than 11:00 a.m. (Chicago time) on the date of such Incremental Purchase. Each Purchase Notice shall be subject to Section 6.2 hereof and, except as set forth below, shall be irrevocable and shall specify the requested Purchase Price (which shall not be less than $5,000,000 in the aggregate) and the date of purchase. A Purchase Notice received after 11:00 a.m. (Chicago time) shall be deemed received on the next Business Day. On the date of each Incremental Purchase, upon satisfaction of the applicable conditions precedent set forth in Article VI, each Purchaser shall wire transfer to the Facility Account, in immediately available funds, no later than 11:00 a.m. (Chicago time), an amount equal to such Purchaser’s Percentage of the aggregate Purchase Price for such Incremental Purchase.

Section 1.3 Decreases. Seller shall provide the Purchasers with written notice, in accordance with Section 14.2 (a “Reduction Notice”), of any proposed reduction of Aggregate Capital from Collections no later than 12:00 noon (Chicago time) on the Business Day of each proposed reduction. Such Reduction Notice shall designate (i) the date (the “Proposed Reduction Date”) upon which any such reduction of Aggregate Capital shall occur (which date shall give effect to the notice period set forth above), and (ii) the amount of Aggregate Capital to be reduced (the “Aggregate Reduction”), which reduction shall be distributed ratably to each Purchaser in accordance with its Percentage. Only one (1) Reduction Notice shall be outstanding at any time. A Reduction Notice received after 12:00 noon (Chicago time) shall be deemed received on the next Business Day.

Section 1.4 Payment Requirements. All amounts to be paid or deposited by any Seller Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than noon (Chicago time) on the day when due in immediately available funds, and if not received before noon (Chicago time) shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to a Purchaser they shall be paid to such Purchaser at its address listed beneath its signature on its signature page to this Agreement until otherwise notified by such Purchaser. All computations of Yield, per annum fees hereunder and per annum fees under the Fee Letters shall be made on the basis of a year of 360 days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

ARTICLE II
PAYMENTS AND COLLECTIONS

Section 2.1 Payments. Notwithstanding any limitation on recourse contained in this Agreement, Seller shall immediately pay to the Purchasers when due, on a full recourse basis, (i) such fees as set forth in the applicable Fee Letters (which fees shall be sufficient to pay all fees owing to the Purchasers), (ii) all amounts payable as Yield, (iii) all amounts payable as Deemed Collections (which shall be immediately due and payable by Seller and applied to reduce outstanding Aggregate Capital hereunder in accordance with Sections 2.2 and 2.3 hereof), (iv) all amounts required pursuant to Section 2.6, (v) all amounts payable pursuant to Article X, if any, (vi) except as otherwise provided in Section 8.6 of this Agreement, all Servicer costs and expenses, including the Servicing Fee, in connection with servicing, administering and collecting the Receivables, (vii) all Broken Funding Costs and (viii) all Default Fees (collectively, the “Obligations”). If any Person fails to pay any of the Obligations when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid. Notwithstanding the foregoing, no provision of this Agreement or the Fee Letters shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law. If at any time Seller receives any Collections or is deemed to receive any Collections, Seller shall immediately pay such Collections or Deemed Collections to the Servicer for application in accordance with the terms and conditions hereof and, at all times prior to such payment, such Collections or Deemed Collections shall be held in trust by Seller for the exclusive benefit of the Purchasers and the Agent.

Section 2.2 Collections Prior to Amortization. Prior to the Amortization Date, any Collections and/or Deemed Collections received by the Servicer shall be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Aggregate Unpaids or for a Reinvestment as provided in this Section 2.2. If at any time any Collections are received by the Servicer prior to the Amortization Date, (i) the Servicer shall set aside the Termination Percentage (hereinafter defined) of Collections evidenced by the Purchaser Interests of each Terminating Purchaser and (ii) Seller hereby requests and the Purchasers (other than any Terminating Purchasers) hereby agree to make, simultaneously with such receipt, a reinvestment (each a “Reinvestment”) with that portion of the balance of each and every Collection received by the Servicer that is part of any Purchaser Interest (other than any Purchaser Interests of Terminating Purchasers), such that after giving effect to such Reinvestment, the amount of Capital of such Purchaser Interest immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Capital immediately prior to such receipt. On each Settlement Date prior to the occurrence of the Amortization Date, the Servicer shall remit to each Purchaser’s respective account the amounts set aside during the period since the immediately prior Settlement Date that have not been subject to a Reinvestment and apply such amounts (if not previously paid in accordance with Section 2.1) first, to reduce unpaid Obligations and second, to reduce the Capital of all Purchaser Interests of Terminating Purchasers, applied ratably to each Terminating Purchaser according to its respective Termination Percentage. If such Capital and Obligations shall be reduced to zero, any additional Collections received by the Servicer (i) if applicable, shall be remitted to each Purchaser’s respective account no later than noon (Chicago time) to the extent required to fund any Aggregate Reduction on such Settlement Date and (ii) any balance remaining thereafter shall be remitted from the Servicer to Seller on such Settlement Date. Each Terminating Purchaser shall be allocated a ratable portion of Collections from the date of its becoming a Terminating Purchaser (the “Termination Date”) until such Terminating Financing Institution’s Capital shall be paid in full. This ratable portion shall be calculated on the Termination Date of each Terminating Purchaser as a percentage equal to (i) Capital of such Terminating Purchaser outstanding on its Termination Date, divided by (ii) the Aggregate Capital outstanding on such Termination Date (the “Termination Percentage”). Each Terminating Purchaser’s Termination Percentage shall remain constant prior to the Amortization Date. On and after the Amortization Date, each Termination Percentage shall be disregarded, and each Terminating Purchaser’s Capital shall be reduced ratably with all Purchasers in accordance with Section 2.3.

Section 2.3 Collections Following Amortization. On the Amortization Date and on each day thereafter, the Servicer shall set aside and hold in trust, for the holder of each Purchaser Interest, all Collections received on such day and an additional amount for the payment of any accrued and unpaid Obligations owed by Seller and not previously paid by Seller in accordance with Section 2.1. On and after the Amortization Date, the Servicer shall, at any time upon the request from time to time by (or pursuant to standing instructions from) the Agent or any Purchaser (i) remit to each Purchaser’s respective account, in accordance with the Percentages of the Purchasers, the amounts set aside pursuant to the preceding sentence, and (ii) apply such amounts to reduce the Capital associated with each such Purchaser Interest and any other Aggregate Unpaids.

Section 2.4 Application of Collections. If there shall be insufficient funds on deposit for the Servicer to distribute funds in payment in full of the aforementioned amounts pursuant to Section 2.2 or 2.3 (as applicable), the Servicer shall distribute funds:

first, to the payment of the Servicer’s reasonable out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables, including the Servicing Fee, if Seller or one of its Affiliates is not then acting as the Servicer, second, to the reimbursement of the Agent’s and the Purchaser’s costs and expenses (including reasonable fees of legal counsel) of collection and enforcement of this Agreement,

third, ratably to the payment of all accrued and unpaid fees under the Fee Letters, Yield,

fourth, (to the extent applicable) to the ratable reduction of the Aggregate Capital (without regard to any Termination Percentage),

fifth, for the ratable payment of all other unpaid Obligations, provided that to the extent such Obligations relate to the payment of Servicer costs and expenses, including the Servicing Fee, when Seller or one of its Affiliates is acting as the Servicer, such costs and expenses will not be paid until after the payment in full of all other Obligations, and sixth, after the Aggregate Unpaids have been indefeasibly reduced to zero, to Seller.

Collections applied to the payment of Aggregate Unpaids shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth in Section 2.4 above, shall be shared ratably (within each priority) among the Agent and the Purchasers in accordance with the amount of such Aggregate Unpaids owing to each of them in respect of each such priority.

Section 2.5 Payment Rescission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay each Purchaser who suffered such rescission, return or refund the full amount thereof, plus the Default Fee from the date of any such rescission, return or refunding.

Section 2.6 Maximum Purchaser Interests and Aggregate Capital. Seller shall ensure that at no time shall (i) the Purchaser Interests of the Purchasers exceed in the aggregate 100% or (ii) the Aggregate Capital exceeds the Purchase Limit. If the aggregate of the Purchaser Interests of the Purchasers exceeds 100%, Seller shall pay to the Purchasers within one (1) Business Day after Seller’s knowledge thereof, an amount to be applied to reduce the Aggregate Capital (allocated to each Purchaser based on its Percentage), such that after giving effect to such payment (and the application thereof to reduce the Aggregate Capital) the aggregate of the Purchaser Interests equals or is less than 100%. If the Aggregate Capital exceeds the Purchase Limit, Seller shall pay to the Purchasers within one (1) Business Day, an amount to be applied to reduce the Aggregate Capital (allocated to each Purchaser based on its Percentage), such that after giving effect to such payment the Aggregate Capital equals or is less than the Purchase Limit.

Section 2.7 Clean Up Call. In addition to Seller’s rights pursuant to Section 1.3, Seller shall have the right (after providing two (2) Business Days written notice to the Purchasers), at any time following the reduction of the Aggregate Capital to a level that is less than 25.0% of the original Purchase Limit, to repurchase from the Purchasers all, but not less than all, of the then outstanding Purchaser Interests. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind, on the part of, or against any Purchaser or the Agent.

ARTICLE III
[RESERVED]

ARTICLE IV
FUNDING

Section 4.1 Funding. Each Purchaser Interest shall accrue Yield for each day during its Tranche Period at a rate equal to the Discount Rate in accordance with the terms and conditions hereof. Until any Purchaser gives notice to Seller of the suspension of the LIBO Rate in accordance with Section 4.3, and prior to the occurrence and continuation of an Amortization Event, the Discount Rate for any Purchaser Interest pursuant to the terms and conditions hereof shall be the LIBO Rate. From and after the giving of the notice described in Section 4.3, and after the occurrence and continuation of an Amortization Event, the Discount Rate for any Purchaser Interest shall be the Alternate Base Rate.

Section 4.2 Yield Payments. On the Monthly Settlement Date for each Purchaser Interest, Seller shall pay to the applicable Purchaser an aggregate amount equal to the accrued and unpaid Yield for the most recently ended Accrual Period in respect of the portion of Capital held by such Purchaser during such Accrual Period in accordance with Article II.

Section 4.3 Suspension of the LIBO Rate. (a) If any Purchaser notifies Seller that it has determined that funding its Percentage of the Purchaser Interests at a LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Purchaser Interests at such LIBO Rate are not available or (ii) such LIBO Rate does not accurately reflect the cost of acquiring or maintaining a Purchaser Interest at such LIBO Rate, then such Purchaser shall suspend the availability of such LIBO Rate and any Purchaser Interest accruing Yield at such LIBO Rate shall accrue interest at the Alternate Base Rate.

(b) If less than all of the Purchasers give a notice to Seller pursuant to Section 4.3(a), each Purchaser which gave such a notice shall be obliged, at the request of Seller, to assign all of its rights and obligations hereunder to another funding entity nominated by Seller and willing to participate in this Agreement through the Stated Termination Date in the place of such notifying Purchaser; provided that (i) the notifying Purchaser receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such notifying Purchaser’s share of the Capital and Yield owing to it and all accrued but unpaid fees and other costs and expenses payable in respect of its Purchaser Interests, and (ii) the replacement Purchaser otherwise satisfies the requirements of Section 12.1(b).

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of The Seller Parties. Each Seller Party hereby represents and warrants to the Agent and the Purchasers, as to itself, as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:

(a) Corporate Existence and Power. Such Seller Party is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its state of incorporation or formation. Such Seller Party is duly qualified to do business and is in good standing as a foreign corporation or limited liability company, and has and holds all corporate or limited liability company power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or to so have or hold could not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, in the case of Seller, Seller’s use of the proceeds of purchases made hereunder, are within its corporate or company powers and authority and have been duly authorized by all necessary corporate or company action on its part. This Agreement and each other Transaction Document to which such Seller Party is a party has been duly executed and delivered by such Seller Party.

(c) No Conflict. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate or articles of incorporation or by-laws or certificate of formation or limited liability company agreement, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound that is material to the operation of its business, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of such Seller Party or its Subsidiaries (except as created hereunder); and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e) Actions, Suits. There are no actions, suits or proceedings pending, or to the best of such Seller Party’s knowledge, threatened, against or affecting such Seller Party, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect. Such Seller Party is not in default with respect to any order of any court, arbitrator or governmental body.

(f) Binding Effect. This Agreement and each other Transaction Document to which such Seller Party is a party constitute the legal, valid and binding obligations of such Seller Party enforceable against such Seller Party in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Accuracy of Information. All information heretofore furnished by such Seller Party or any of its Affiliates to the Agent or the Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Seller Party or any of its Affiliates to the Agent or the Purchasers will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not knowingly contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading; provided, that any such information constituting projections or pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the party providing the same to be reasonable at the time made, it being recognized by the Agent and the Purchasers that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

(h) Use of Proceeds. No proceeds of any purchase hereunder will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i) Good Title. Immediately prior to each purchase hereunder, Seller shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s ownership interest in each Receivable, its Collections and the Related Security.

(j) Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon each purchase hereunder, transfer to the Agent for the benefit of the Purchasers (and the Agent for the benefit of such Purchasers shall acquire from Seller) a valid and perfected first priority undivided percentage ownership or security interest in each Receivable existing or hereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transactions Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent’s (on behalf of the Purchasers) ownership or security interest in the Receivables, the Related Security and Collections.

(k) Places of Business and Locations of Records; Jurisdiction of Organization. The principal places of business and chief executive office of such Seller Party and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III or such other locations of which the Agent and the Purchasers have been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 14.4(a) has been taken and completed. Seller is an Illinois limited liability company. Seller’s Federal Employer Identification Number and Illinois organizational number are correctly set forth on Exhibit III.

(l) Collections. The conditions and requirements set forth in Section 7.1(j) and Section 8.2 have at all times been satisfied and duly performed. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of Seller at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit IV. Seller has not granted any Person, other than the Agent as contemplated by this Agreement, dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event.

(m) Material Adverse Effect. (i) The initial Servicer represents and warrants that since June 30, 2002, no event has occurred that could reasonably be expected to have a material adverse effect on the financial condition or operations of the initial Servicer and its Subsidiaries or the ability of the initial Servicer to perform its obligations under this Agreement, and (ii) Seller represents and warrants that since the date of this Agreement, no event has occurred that would have a material adverse effect on (A) the financial condition or operations of Seller, (B) the ability of Seller to perform its obligations under the Transaction Documents, or (C) the collectibility of the Receivables generally or any material portion of the Receivables.

(n) Names. In the past five (5) years, Seller has not used any company names, trade names or assumed names other than the name in which it has executed this Agreement.

(o) Ownership of Seller. The Member owns, directly or indirectly, 100% of the issued and outstanding membership interests of Seller, free and clear of any Adverse Claim other than the Adverse Claim in favor of (i) the Administrative Agent as contemplated by the Credit Agreement and (ii) the Floorplan Collateral Agent as contemplated by the Floorplan Credit Agreement.

(p) Not an Investment Company. Such Seller Party is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(q) Compliance with Law. Such Seller Party has complied in all material respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation.

(r) Compliance with Credit and Collection Policy. Such Seller Party has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection Policy, except such material change as to which the Purchasers have been notified in accordance with Section 7.1(a)(vii).

(s) Payments to Originators. With respect to each Receivable transferred to Seller under the Receivables Sale Agreement, Seller has given reasonably equivalent value to the applicable Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable under the Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(t) Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u) Eligible Receivables. Each Receivable included in the Net Eligible Receivables Balance as an Eligible Receivable on the date of its purchase under the Receivables Sale Agreement was an Eligible Receivable on such purchase date and, as of the date of each Report or any other report delivered pursuant to Section 8.5 or Section 6.2(a)(ii), each Receivable included in the Net Eligible Receivables Balance on such Report or other report was an Eligible Receivable.

(v) Net Eligible Receivables Balance. Seller has determined that, immediately after giving effect to each purchase hereunder, the Net Eligible Receivables Balance is equal to or greater than the sum of (i) the Aggregate Capital, plus (ii) the Aggregate Reserves.

(w) Accounting. The manner in which such Seller Party accounts for the transactions contemplated by this Agreement and the Receivables Sale Agreement does not jeopardize the true sale analysis.

(x) Purpose. Seller has determined that, from a business viewpoint, the purchase of the Receivables and related interests thereto from Insight under the Receivables Sale Agreement, and the sale of Purchaser Interests to the Purchasers and the other transactions contemplated herein, are in the best interests of Seller.

(y) Financial Statements. The September 30, 2002 consolidated financial statements of Insight and its Subsidiaries heretofore delivered to the Agent and the Purchasers were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared (except for the absence of footnotes and subject to year-end audit adjustments) and fairly present in all material respects the consolidated financial condition and operations of Insight and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

(z) Payments in Ordinary Course. Each remittance of Collections by the Seller to the Agent or the Purchasers hereunder will have been made (i) in payment of a debt incurred in the ordinary course of business or financial affairs and (ii) in the ordinary course of business or financial affairs.

(aa) OFAC. No Seller Party (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), as amended, (ii) is in violation of (A) the Trading with the Enemy Act, as amended, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (C) the PATRIOT Act, (iii) is a Sanctioned Person or Sanctioned Country, (ii) has its assets located in Sanctioned Countries, or (iii) derives income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any of the purchases, including without limitation, Incremental Purchases and Reinvestments, made hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

ARTICLE VI
CONDITIONS OF PURCHASES

Section 6.1 Conditions Precedent to Initial Incremental Purchase. The initial Incremental Purchase of a Purchaser Interest under this Agreement is subject to the conditions precedent that (a) the Agent and the Purchasers shall have received on or before the date of such purchase those documents listed on Schedule B and (b) the Agent and the Purchasers shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the Fee Letters.

Section 6.2 Conditions Precedent to All Purchases and Reinvestments. Each Incremental Purchase and each Reinvestment shall be subject to the further conditions precedent that (a) in the case of each such Incremental Purchase or Reinvestment: (i) the Servicer shall have delivered to the Agent and the Purchasers on or prior to the date of such purchase, in form and substance satisfactory to the Agent, all Reports as and when due under Section 8.5 and (ii) upon the Agent’s or any Purchaser’s reasonable request, the Servicer shall have delivered to the Agent and the Purchasers at least three (3) days prior to such purchase or Reinvestment an interim report in the form of a Monthly Report, Weekly Report or Daily Report showing the amount of Eligible Receivables; (b) the Facility Termination Date shall not have occurred; (c) each Purchaser shall have received such other approvals, opinions or documents as it may reasonably request and (d) on the date of each such Incremental Purchase or Reinvestment, the following statements shall be true (and acceptance of the proceeds of such Incremental Purchase or Reinvestment shall be deemed a representation and warranty by Seller that such statements are then true):

(i) the representations and warranties set forth in Section 5.1 are true and correct on and as of the date of such Incremental Purchase or Reinvestment as though made on and as of such date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date);

(ii) no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that will constitute an Amortization Event, and no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that would constitute a Potential Amortization Event; and

(iii) the Aggregate Capital does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed 100%.

It is expressly understood that each Reinvestment shall, unless otherwise directed by the Agent or any Purchaser, occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment. The failure of Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall give rise to a right of the Agent or any Purchaser, which right may be exercised at any time on demand of the Agent or any such Purchaser within thirty (30) days after the Agent or any such Purchaser shall have obtained knowledge of such failure, to rescind the related purchase and direct Seller to pay to the applicable Purchaser an amount equal to the Collections prior to the Amortization Date that shall have been applied to the affected Reinvestment.

ARTICLE VII
COVENANTS

Section 7.1 Affirmative Covenants of The Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, as set forth below:

(a) Financial Reporting. Such Seller Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Agent and the Purchasers:

(i) Annual Reporting. Within 90 days after the end of each of its respective fiscal years, audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows for Insight and its consolidated subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Insight and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided, that the Seller Parties shall be deemed to have delivered the foregoing to the Agent and the Purchasers if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Agent and the Purchasers without charge, or has been made available on Insight’s website , and the delivery date therefor shall be deemed to be the first day on which such information is available to the Agent and the Purchasers on one of such web pages; provided, further, that Insight will promptly notify the Agent and the Purchasers of each posting to such sites upon the occurrence thereof. In order to provide such notices promptly, Insight agrees that it shall register the Agent and the Purchasers in the appropriate Insight databases necessary to cause such notices to be sent automatically (including, without limitation, by e-mail to e-mail addresses agreed upon by the Agent and the Purchasers) on the applicable filing dates, and Purchasers agree to self-subscribe to receive such notices on Insight’s website.

(ii) Within 45 days after the end of each of the first three fiscal quarters of its respective fiscal years, unaudited consolidated balance sheets of Insight and related unaudited consolidated statements of operations, and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, together with internally prepared balance sheets and statements of income for Seller, all certified by an Authorized Officer of Insight or Seller, as applicable, as presenting fairly in all material respects the financial condition and results of operations of Insight and its consolidated Subsidiaries on a consolidated basis or Seller, as applicable, in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, that the foregoing shall be deemed to have been delivered to the Agent and the Purchasers if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Agent and the Purchasers without charge, or has been made available on Insight’s website www.insight.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Agent and the Purchasers on one of such web pages; provided, further, that Insight will promptly notify the Agent and the Purchasers of each posting to such sites upon the occurrence thereof. In order to provide such notices promptly, Insight agrees that it shall register the Agent and the Purchasers in the appropriate Insight databases necessary to cause such notices to be sent automatically (including, without limitation, by e-mail to e-mail addresses agreed upon by the Agent and the Purchasers) on the applicable filing dates, and Purchasers agree to self-subscribe to receive such notices on Insight’s website.

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibits V-A and V-B, as applicable, signed by such Seller Party’s Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(iv) Statements and Reports. Promptly upon the furnishing thereof to the shareholders or members of such Seller Party copies of all financial statements, reports and proxy statements so furnished; provided, that the Seller Parties shall be deemed to have delivered the foregoing to the Agent and the Purchasers if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Agent and the Purchasers without charge, or has been made available on Insight’s website www.insight.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Agent and the Purchasers on one of such web pages; provided, further, that Insight will promptly notify the Agent and the Purchasers of each posting to such sites upon the occurrence thereof. In order to provide such notices promptly, Insight agrees that it shall register the Agent and the Purchasers in the appropriate Insight databases necessary to cause such notices to be sent automatically (including, without limitation, by e-mail to e-mail addresses agreed upon by the Agent and the Purchasers) on the applicable filing dates, and Purchasers agree to self-subscribe to receive such notices on Insight’s website.

(v) S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which Insight or any of its Subsidiaries files with the Securities and Exchange Commission; provided, that the Seller Parties shall be deemed to have delivered the foregoing to the Agent and the Purchasers if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Agent and the Purchasers without charge, or has been made available on Insight’s website www.insight.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Agent and the Purchasers on one of such web pages; provided, further, that Insight will promptly notify the Agent and the Purchasers of each posting to such sites upon the occurrence thereof. In order to provide such notices promptly, Insight agrees that it shall register the Agent and the Purchasers in the appropriate Insight databases necessary to cause such notices to be sent automatically (including, without limitation, by e-mail to e-mail addresses agreed upon by the Agent and the Purchasers) on the applicable filing dates, and Purchasers agree to self-subscribe to receive such notices on Insight’s website.

(vi) Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than the Agent or any Purchaser, copies of the same.

(vii) Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, requesting each Purchaser’s consent thereto.

(viii) [Reserved].

(ix) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of such Seller Party as the Agent or any Purchaser may from time to time reasonably request in order to protect the interests of the Agent and the Purchasers under or as contemplated by this Agreement.

(b) Notices. Such Seller Party will notify the Agent in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Amortization Events or Potential Amortization Events. The occurrence of each Amortization Event and each Potential Amortization Event, by a statement of an Authorized Officer of such Seller Party.

(ii) Judgment and Proceedings. (A) (1) The entry of any judgment or decree against the Servicer or any of its respective Subsidiaries if the aggregate amount of all judgments and decrees then outstanding against the Servicer and its Subsidiaries exceeds $15,000,000, and (2) the institution of any litigation, arbitration proceeding or governmental proceeding against the Servicer which, if adversely determined to the Servicer, could reasonably be expected to have a Material Adverse Effect; and (B) the entry of any judgment or decree or the institution of any litigation, arbitration proceeding or governmental proceeding against Seller.

(iii) Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(iv) Termination Date. The occurrence of the “Termination Date” under and as defined in the Receivables Sale Agreement.

(v) Defaults Under Other Agreements. (A) The occurrence of a default or an event of default under any other financing arrangement pursuant to which the Seller is a debtor or an obligor or (B) the occurrence of a default or an event of default under any financing arrangement pursuant to which the Servicer is a debtor or an obligor and relating to Specified Indebtedness.

(vi) Appointment of Independent Director. The decision to appoint a new director of the Seller as an “Independent Director” for purposes of this Agreement, such notice to (A) be issued not less than ten (10) days prior to the effective date of such appointment and (B) certify that the designated Person satisfies the criteria set forth in the definition herein of “Independent Director.”

(c) Compliance with Laws and Preservation of Corporate Existence. Such Seller Party will comply in all respects with (i) all applicable laws, rules and regulations to which it may be subject except (A) where the necessity of compliance therewith is contested in good faith by appropriate proceedings and (B) where the failure to comply could not reasonably be expected to have a Material Adverse Effect, and (ii) all applicable orders, writs, judgments, injunctions, decrees and awards to which it may be subject which have not been stayed by appropriate proceedings. Such Seller Party will preserve and maintain its corporate or limited liability company existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing or active status as a foreign corporation or limited liability company in each jurisdiction where its business is conducted except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(d) Audits. Such Seller Party will furnish to the Agent and each Purchaser from time to time such information with respect to it and the Receivables as the Agent or any Purchaser may reasonably request. Such Seller Party will, from time to time during regular business hours as requested by the Agent or any Purchaser upon reasonable notice and at the sole cost of such Seller Party, permit the Agent, the Purchasers or their agents or representatives (and cause each Originator to permit the Agent, the Purchasers or their agents or representatives), (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Receivables and the Related Security or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of Seller or the Servicer having knowledge of such matters. To the extent it is reasonably possible to do so, any such visitations, examinations and discussions shall be conducted concurrently so as to minimize interference with the operations of such Seller Party.

(e) Keeping and Marking of Records and Books.

(i) The Servicer will (and will cause each Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will (and will cause each Originator to) give the Agent and each Purchaser notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii) Such Seller Party will (and will cause each Originator to) (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Purchaser Interests with a legend, acceptable to the Agent and the Purchasers, describing the Purchaser Interests and (B) upon the request of the Agent or any Purchaser (x) mark each Contract with a legend describing the Purchaser Interests and (y) deliver to the Agent all Contracts (including, without limitation, all multiple originals of any such Contract) relating to the Receivables.

(f) Compliance with Contracts and Credit and Collection Policy. Such Seller Party will (and will cause each Originator to) timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g) Performance and Enforcement of Receivables Sale Agreement. Seller will perform its obligations and undertakings under and pursuant to the Receivables Sale Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will enforce the rights and remedies accorded to Seller under the Receivables Sale Agreement. Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agent and the Purchasers as assignees of Seller) under the Receivables Sale Agreement as the Agent or any Purchaser may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement.

(h) Ownership. Seller will (or will cause each Originator to) take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections purchased by Seller under the Receivables Sale Agreement irrevocably in Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the Agent and the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Seller therein as the Agent or any Purchaser may reasonably request), and (ii) establish and maintain, in favor of the Agent, for the benefit of Purchasers, a valid and perfected first priority undivided percentage ownership interest (and/or a valid and perfected first priority security interest) in all Receivables, Related Security and Collections to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Agent for the benefit of the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent’s (for the benefit of the Purchasers) interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of the Agent for the benefit of the Purchasers as the Agent or any Purchaser may reasonably request).

(i) Purchasers’ Reliance. Seller acknowledges that the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon Seller’s identity as a legal entity that is separate from Insight, each Originator and any Affiliate thereof (each an “Insight Entity”). Therefore, from and after the date of execution and delivery of this Agreement, Seller shall take all reasonable steps, including, without limitation, all steps that the Agent or any Purchaser may from time to time reasonably request, to maintain Seller’s identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of any Insight Entity and not just a division of an Insight Entity. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Seller will:

(A) conduct its own business in its own name and require that all full-time employees of Seller, if any, identify themselves as such and not as employees of any Insight Entity (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as Seller’s employees);

(B) compensate all employees, consultants and agents, if any, directly, from Seller’s own funds, for services provided to Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of Seller is also an employee, consultant or agent of an Insight Entity, allocate the compensation of such employee, consultant or agent between Seller and such Insight Entity, as applicable, on a basis that reflects the services rendered to Seller and such Insight Entity, as applicable;

(C) clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of an Insight Entity, Seller shall lease such office at a fair market rent;

(D) have a separate telephone number, which will be answered only in its name and separate stationery, invoices and checks in its own name;

(E) conduct all transactions with each Insight Entity (including, without limitation, any delegation of its obligations hereunder as Servicer) strictly on an arm’s-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Seller and such Insight Entity on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(F) at all times have a Board of Directors consisting of three members, at least one member of which is an Independent Director;

(G) observe all limited liability company formalities as a distinct entity, and ensure that all corporate actions relating to (A) the selection, maintenance or replacement of the Independent Director, (B) the dissolution or liquidation of Seller or (C) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving Seller, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);

(H) maintain Seller’s books and records separate from those of any Insight Entity and otherwise readily identifiable as its own assets rather than assets of any Insight Entity;

(I) prepare its financial statements separately from those of any Insight Entity and insure that any consolidated financial statements of each Insight Entity thereof that include Seller and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that Seller is a separate corporate entity and that its assets will be available first and foremost to satisfy the claims of the creditors of Seller;

(J) except as herein specifically otherwise provided, maintain the funds or other assets of Seller separate from, and not commingled with, those of any Insight Entity and only maintain bank accounts or other depository accounts to which Seller alone is the account party, into which Seller alone makes deposits and from which Seller alone (or the Agent hereunder) has the power to make withdrawals;

(K) pay all of Seller’s operating expenses from Seller’s own assets (except for certain payments by an Insight Entity or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.1(i));

(L) operate its business and activities such that: it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivables Sale Agreement; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the incurrence of obligations under this Agreement, (3) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to the Originators thereunder for the purchase of Receivables from the Originators under the Receivables Sale Agreement, and (4) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;

(M) maintain its limited liability company agreement in conformity with this Agreement, such that (1) it does not amend, restate, supplement or otherwise modify its certificate of formation or limited liability company agreement in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, Section 7.1(i) of this Agreement and (2) at all times that this Agreement is in effect, it provides for (x) not less than ten (10) days’ prior written notice to the Agent of the replacement or appointment of any director that is to serve as an Independent Director for purposes of this Agreement, and (y) the condition precedent to giving effect to such replacement or appointment that the Seller certify that the designated Person satisfied the criteria set forth in the definition herein of “Independent Director”;

(N) maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Receivables Sale Agreement or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Agent and each Purchaser;

(O) maintain its limited liability company separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary;

(P) maintain at all times the Required Capital Amount (as defined in the Receivables Sale Agreement) and refrain from making any dividend, distribution, redemption of membership interests or payment of any subordinated indebtedness which would cause the Required Capital Amount to cease to be so maintained; and

(Q) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Quarles & Brady LLP, as counsel for Seller, in connection with the closing or initial Incremental Purchase under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(j) Collections. Such Seller Party will cause (1) all proceeds from all Lock-Boxes (other than collections with respect to Excluded Receivables, which such Seller Party will cause to be directly deposited into a separate account of Insight Direct identified by Insight Direct) to be directly deposited by a Collection Bank into a Collection Account and (2) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to Seller or any Affiliate of Seller, Seller will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Agent and the Purchasers. Seller will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of each Lock-Box and Collection Account and shall not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Agent as contemplated by this Agreement. Each Seller Party will cause each payment under an Excluded Receivable to be made to an account other than a Collection Account.

(k) Taxes.

(i) Seller will (A) file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except for taxes being diligently contested in good faith and for which adequate reserves have been established and (B) pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of the Agent or any Purchaser.

(ii) Servicer will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing that, if not filed or paid, would result in a Material Adverse Effect, except for taxes being diligently contested in good faith and for which adequate reserves have been established.

(l) Insurance. Seller will maintain in effect, or cause to be maintained in effect, at Seller’s own expense, such casualty and liability insurance as Seller shall deem appropriate in its good faith business judgment. The Agent, for the benefit of the Purchasers, shall be named as an additional insured with respect to all such liability insurance maintained by Seller. Seller will pay or cause to be paid, the premiums therefor and deliver to the Agent and each Purchaser evidence satisfactory to the Agent and the Purchasers of such insurance coverage. Copies of each policy shall be furnished to the Agent and any Purchaser in certificated form upon the Agent’s or such Purchaser’s request. The foregoing requirements shall not be construed to negate, reduce or modify, and are in addition to, Seller’s obligations hereunder.

(m) Payment to the Originators. With respect to any Receivable purchased by Seller from any Originator, such sale shall be effected under, and in strict compliance with the terms of, the Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to the applicable Originator in respect of the purchase price for such Receivable.

Section 7.2 Negative Covenants of The Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party hereby covenants, as to itself, that:

(a) Name Change, Offices and Records. Such Seller Party will not change its name, identity, corporate or limited liability company structure (within the meaning of Section 9-507 of the UCC) or jurisdiction of organization or relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Agent and the Purchasers at least thirty (30) days’ prior written notice thereof (or such shorter period as the Agent shall agree) and (ii) delivered to the Agent and the Purchasers all financing statements, instruments and other documents requested by the Agent or any Purchaser in connection with such change or relocation.

(b) Change in Payment Instructions to Obligors. Except as may be required by the Agent pursuant to Section 8.2(b), such Seller Party will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Agent and the Purchasers shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.

(c) Modifications to Contracts and Credit and Collection Policy. Such Seller Party will not, and will not permit any Originator to, make any change to the Credit and Collection Policy that could adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables without each Purchaser’s prior written consent. Except as provided in Section 8.2(d), the Servicer will not, and will not permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d) Sales, Liens. Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises (other than rights to payments and related proceeds under any Contract, which rights have been sold to a Contract Payment Purchaser in connection with a Contract Payment Sale transaction), or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Agent and the Purchasers provided for herein), and Seller will defend the right, title and interest of the Agent and the Purchasers in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller or any Originator. Seller will not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory, the financing or lease of which gives rise to any Receivable.

(e) Net Eligible Receivables Balance. At no time prior to the Amortization Date shall Seller permit the Net Eligible Receivables Balance to be less than an amount equal to the sum of (i) the Aggregate Capital plus (ii) the Aggregate Reserves.

(f) Termination Date Determination. Seller will not designate the Termination Date (as defined in the Receivables Sale Agreement), or send any written notice to the Originators in respect thereof, without the prior written consent of the Agent and each Purchaser, except with respect to the occurrence of such Termination Date arising pursuant to Section 5.1(d) of the Receivables Sale Agreement.

ARTICLE VIII
ADMINISTRATION AND COLLECTION

Section 8.1 Designation of Servicer.

(a) The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 8.1. Insight is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. The Agent may, at any time following the occurrence and during the continuance of an Amortization Event or Potential Amortization Event, designate as Servicer any Person to succeed Insight or any successor Servicer.

(b) Without the prior written consent of the Agent and each Purchaser, Insight shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than (i) Seller, (ii) the applicable Originator with respect to the Receivables originated by such Originator and (iii) with respect to certain Charged-Off Receivables, outside collection agencies in accordance with its customary practices. Neither Seller nor any Originator shall be permitted to further delegate to any other Person any of the duties or responsibilities of the Servicer delegated to it by Insight. If at any time the Agent, in accordance with Section 8.1(a), shall designate as Servicer any Person other than Insight, all duties and responsibilities theretofore delegated by Insight to Seller may, at the discretion of the Agent, be terminated forthwith on notice given by the Agent to Insight and to Seller.

(c) Notwithstanding the foregoing subsection (b), (i) unless the Agent shall have designated a Person other than Insight to act as Servicer pursuant to this Section 8.1, Insight shall be and remain primarily liable to the Agent and the Purchasers for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Agent and the Purchasers shall be entitled to deal exclusively with Insight in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Agent and the Purchasers shall not be required to give notice, demand or other communication to any Person other than Insight in order for communication to the Servicer and its sub-servicer or other delegate with respect thereto to be accomplished. Insight, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

Section 8.2 Duties of Servicer.

(a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

(b) The Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or Collection Account. The Servicer shall effect a Collection Account Agreement substantially in the form of Exhibit VI with each bank party to a Collection Account at any time. In the case of any remittances received in any Lock-Box or Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances, and in the case of Excluded Receivables, to a collection account of Insight Direct identified by Insight Direct. From and after the date the Agent delivers to any Collection Bank a Collection Notice pursuant to Section 8.3, the Agent may request that the Servicer, and the Servicer thereupon promptly shall instruct all Obligors with respect to the Receivables, to remit all payments thereon to a new depositary account specified by the Agent and, at all times thereafter, Seller and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections. The Servicer will instruct all Obligors with respect to all Excluded Receivables to make all payments with respect to Excluded Receivables to locations other than a Lock-Box or Collection Account.

(c) The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Servicer shall set aside and hold in trust for the account of Seller and the Purchasers their respective shares of the Collections in accordance with Article II. The Servicer shall, upon the request of the Agent, segregate, in a manner acceptable to the Agent, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or Seller prior to the remittance thereof in accordance with Article II. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Agent such allocable share of Collections of Receivables set aside for the Purchasers on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.

(d) The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Charged-Off Receivable or limit the rights of the Agent or the Purchasers under this Agreement. Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuation of an Amortization Event, the Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.

(e) The Servicer shall hold in trust for Seller and the Purchasers all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Agent, deliver or make available to the Agent all such Records, at a place selected by the Agent. The Servicer shall, as soon as practicable following receipt thereof turn over to Seller any cash collections or other cash proceeds received with respect to Indebtedness not constituting Receivables. The Servicer shall, from time to time at the request of any Purchaser, furnish to the Purchasers (promptly after any such request) a calculation of the amounts set aside for the Purchasers pursuant to Article II.

(f) Any payment by an Obligor in respect of any indebtedness owed by it to any Originator, Insight or Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 8.3 Collection Notices. Following the occurrence and during the continuance of an Amortization Event or a Potential Amortization Event, the Agent is authorized at any time to date and to deliver to the Collection Banks the Collection Notices. Seller hereby transfers to the Agent for the benefit of the Purchasers, effective when the Agent delivers such notice, the exclusive ownership and control of each Lock-Box and the Collection Accounts. In case any authorized signatory of Seller whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. Seller hereby authorizes the Agent, and agrees that the Agent shall be entitled to (i) endorse Seller’s name on checks and other instruments representing Collections, (ii) enforce the Receivables, the related Contracts and the Related Security and (iii) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Agent rather than Seller.

Section 8.4 Responsibilities of Seller. Anything herein to the contrary notwithstanding, the exercise by the Agent and the Purchasers of their rights hereunder shall not release the Servicer, any of the Originators, Insight or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. The Purchasers shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller.

Section 8.5 Reports. The Servicer shall prepare and forward to the Agent and each Purchaser (i) upon not less than ten (10) Business Days’ notice by the Agent, on Wednesday of each week, a Weekly Report, (ii) on the fifteenth (15th) day of each month (or if such day is not a Business Day, the immediately succeeding Business Day) and, following the occurrence and during the continuance of an Amortization Event or a Potential Amortization Event (but not before), at such times as the Agent or any Purchaser shall request, a Monthly Report, (iii) at such times as the Agent or any Purchaser shall request, a listing by Obligor of all Receivables together with an aging of such Receivables and (iv) upon not less than ten (10) Business Days’ notice by the Agent, on each Business Day, a Daily Report.

Section 8.6 Servicing Fees. In consideration of Insight’s agreement to act as Servicer hereunder, the Purchasers hereby agree that, so long as Insight shall continue to perform as Servicer hereunder, Seller shall pay over to Insight a fee (the “Servicing Fee”) on the first day of each month, in arrears for the immediately preceding month, equal to 1.0% per annum times the average daily Net Eligible Receivables Balance during such period, as compensation for its servicing activities.

ARTICLE IX
AMORTIZATION EVENTS

Section 9.1 Amortization Events. The occurrence of any one or more of the following events shall constitute an Amortization Event:

(a) Any Seller Party shall fail (i) to make any payment or deposit required hereunder when due, or (ii) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) of this paragraph (a) and paragraph 9.1(e)) and such failure shall continue for three (3) consecutive Business Days after such Seller Party has notice thereof.

(b) Any representation, warranty, certification or statement made by any Seller Party in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect when made or deemed made.

(c) (i) The failure of Seller to pay any Indebtedness when due; or (ii) the failure of the Servicer, Insight or any Originator to pay any Specified Indebtedness (hereinafter defined) when due; or the default by any Seller Party, Insight or any Originator in the performance of any term, provision or condition contained in any agreement under which any Specified Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Specified Indebtedness to cause, such Specified Indebtedness to become due prior to its stated maturity; or any such Specified Indebtedness of the Servicer, Insight or any Originator shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof. As used herein, “Specified Indebtedness” means Indebtedness which, individually or in the aggregate with other Indebtedness, has an aggregate principal amount or face value in excess of $25,000,000.

(d) (i) Any Seller Party, any Originator or any of its Subsidiaries shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against any Seller Party, any Originator or any of its Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property and, in the case of any such proceeding instituted against such Person, either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or an order for relief shall have been entered in such proceedings or a receiver, trustee or similar official shall have been appointed in such proceedings; or (iii) any Seller Party, any Originator or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth in clauses (i) or (ii) above in this subsection (d).

(e) Seller, Insight or any Originator shall (i) fail to perform or observe any term, covenant or agreement under the Receivables Sale Agreement, or (ii) fail to enforce its rights under the Receivables Sale Agreement after the occurrence of any such failure described in clause (i).

(f) Seller shall fail to comply with the terms of Section 2.6 hereof.

(g) As at the end of any Fiscal Month:

(i) the weighted average of the Default Ratios for the three most recently ended Fiscal Months shall exceed 0.5%;

(ii)	the weighted average of the Delinquency Ratios for the three most recently ended Fiscal Months shall exceed (x) 13.5%;

(iii)	the weighted average of the Dilution Trigger Ratios for the three most recently ended Fiscal Months shall exceed 6.00%.

For purposes of this Section 9.1(g), the “weighted average” of each of the ratios referenced above for any three Fiscal Month Period shall be determined by adding the numerators of such ratio for each of such three Fiscal Months and dividing that sum by the sum of the denominators of such ratio for each of such three Fiscal Months.

(h) A Change of Control shall occur.

(i) (i) (w) One or more judgments for the payment of money shall be rendered against Seller, (x) one or more nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect shall be rendered against Seller, (y) one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 (to the extent not covered by a valid and binding policy of insurance in favor of the Servicer, the applicable Originator or the applicable Subsidiary with respect to which the related insurer has been notified of a claim for payment and has not disputed such claim) shall be rendered against the Servicer, any Originator, any of their Subsidiaries or any combination of the foregoing and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Servicer, any Originator or any of their Subsidiaries to enforce any such judgment, or (z) one or more nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, shall be rendered against the Servicer, any Originator, any of their Subsidiaries or any combination of the foregoing and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Servicer, any Originator or any of their Subsidiaries to enforce any such judgment.

(j) A “Termination Date” under and as defined in the Receivables Sale Agreement shall occur under the Receivables Sale Agreement or any Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under the Receivables Sale Agreement.

(k) This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller, or the Agent for the benefit of the Purchasers shall cease to have a valid and perfected first priority security interest in the Receivables, the Related Security and the Collections with respect thereto and the Collection Accounts.

(l) The Total Leverage Ratio, as of the last day of each Fiscal Quarter of Insight, shall exceed 2.75 to 1.00.

(m) The Fixed Charge Coverage Ratio, as of the last day of each Fiscal Quarter of Insight, shall be less than 1.25 to 1.00.

(n) The Asset Coverage Ratio, as of the last day of each Fiscal Quarter of Insight, shall be less than 1.75 to 1.00.

(o) Any Person shall be appointed as an Independent Director of the Seller without prior notice thereof having been given to the Agent in accordance with Section 7.1(b)(vi).

Section 9.2 Remedies. Upon the occurrence and during the continuation of an Amortization Event, the Agent may, or upon the direction of the Required Purchasers shall, take any of the following actions: (i) replace the Person then acting as Servicer, (ii) declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of an Amortization Event described in Section 9.1(d)(ii), or of an actual or deemed entry of an order for relief with respect to any Seller Party under the Federal Bankruptcy Code, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, (iii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any of the Aggregate Unpaids outstanding at such time, (iv) deliver the Collection Notices to the Collection Banks, and (v) notify Obligors of the Purchasers’ interest in the Receivables. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agent and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE X
INDEMNIFICATION

Section 10.1 Indemnities by The Seller Parties. Without limiting any other rights that the Agent or any Purchaser may have hereunder or under applicable law, (A) Seller hereby agrees to indemnify (and pay upon demand to) the Agent and each Purchaser and their respective assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of the Agent or such Purchaser) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by a Purchaser of an interest in the Receivables, and (B) the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party for Indemnified Amounts awarded against or incurred by any of them arising out of the Servicer’s activities as Servicer hereunder excluding, however, in all of the foregoing instances under the preceding clauses (A) and (B):

(a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from bad faith, gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(b) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(c) taxes imposed by the United States or the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Purchasers of Purchaser Interests as a loan or loans by the Purchasers to Seller secured by the Receivables, the Related Security, the Collection Accounts and the Collections;

provided, however, that nothing contained in this sentence shall limit the liability of any Seller Party or limit the recourse of the Purchasers to any Seller Party for amounts otherwise specifically provided to be paid by such Seller Party under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Seller or Servicer, as applicable, shall indemnify each Indemnified Party for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Seller or the Servicer) relating to or resulting from:

(i) any representation or warranty made by any Seller Party or any Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii) the failure by Seller, the Servicer or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii) any failure of Seller, the Servicer or any Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of an Obligor) of an Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) the commingling of Collections of Receivables at any time with other funds;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of an Incremental Purchase or a Reinvestment, the ownership of the Purchaser Interests or any other investigation, litigation or proceeding relating to Seller, the Servicer or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) any Amortization Event described in Section 9.1(d);

(x) any failure of Seller to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from Insight, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Seller to give reasonably equivalent value to an Originator under the Receivables Sale Agreement in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi) any failure to vest and maintain vested in the Agent for the benefit of the Purchasers, or to transfer to the Agent for the benefit of the Purchasers, legal and equitable title to, and ownership of, a first priority perfected undivided percentage ownership interest (to the extent of the Purchaser Interests contemplated hereunder) or security interest in the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(xii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of any Incremental Purchase or Reinvestment or at any subsequent time;

(xiii) any action or omission by any Seller Party which reduces or impairs the rights of the Agent or the Purchasers with respect to any Receivable or the value of any such Receivable;

(xiv) any attempt by any Person to void any Incremental Purchase or Reinvestment hereunder under statutory provisions or common law or equitable action; and

(xv) the failure of any Receivable included in the calculation of the Net Eligible Receivables Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

Section 10.2 Increased Cost and Reduced Return. (a) If any Regulatory Change (i) subjects any Purchaser to any charge or withholding on or with respect to this Agreement or a Purchaser’s obligations under this Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Purchaser of any amounts payable under this Agreement (except for changes in the rate of tax on the overall net income of a Purchaser or taxes excluded by Section 10.1 and attributed to a Purchaser’s failure to comply with Section 12.7) or (ii) imposes, modifies or deems applicable any reserve, assessment, fee, tax, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or liabilities of a Purchaser, or credit extended by a Purchaser pursuant to this Agreement or (iii) imposes any other condition the result of which is to increase the cost to a Purchaser of performing its obligations under this Agreement, or to reduce the rate of return on a Purchaser’s capital as a consequence of its obligations under this Agreement, or to reduce the amount of any sum received or receivable by a Purchaser under this Agreement, or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the applicable Purchaser, Seller shall pay to such Purchaser, such amounts charged to such Purchaser or such amounts to otherwise compensate such Purchaser for such increased cost or such reduction. The term “Regulatory Change” shall mean (i) the adoption after the date hereof of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein after the date hereof, (ii) any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, or (iii) the compliance, whether commenced prior to or after the date hereof, by any Purchaser with (x) the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009, or any rules or regulations promulgated in connection therewith by any such agency, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (z) all requests, rules, guidelines and directives (collectively, “Basel Directives”) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by the United States or foreign regulatory authorities to implement any Basel Directives.

(b) A certificate of the applicable Purchaser setting forth the amount or amounts necessary to compensate such Purchaser pursuant to paragraph (a) of this Section 10.2 shall be delivered to the Seller and shall be conclusive absent manifest error.

(c) If any Purchaser has or anticipates having any claim for compensation from the Seller pursuant to clause (iii) of the definition of Regulatory Change appearing in paragraph (a) of this Section 10.2, and such Purchaser believes that having the facility publicly rated by one credit rating agency would reduce the amount of such compensation by an amount deemed by such Purchaser to be material, such Purchaser shall provide written notice to the Seller and the Servicer (a “Ratings Request”) that such Purchaser intends to request a public rating of the facility from one credit rating agency selected by such Purchaser and reasonably acceptable to the Seller, of at least “A”, or its equivalent (the “Required Rating”). The Seller and the Servicer agree that they shall cooperate with such Purchaser’s efforts to obtain the Required Rating, and shall provide the applicable credit rating agency (either directly or through distribution to the Agent or the applicable Purchaser), any information requested by such credit rating agency for purposes of providing and monitoring the Required Rating. The Purchasers shall pay (i) the initial fees payable to the credit rating agency for providing the rating, (ii) reasonable attorneys’ fees of counsel for Purchasers and the Seller, payable in connection with obtaining the rating, subject to a cap of $10,000 in the aggregate, and (iii) all ongoing fees payable to the credit rating agency for their continued monitoring of the rating, in each case allocated among the Purchasers based on their Percentages. Nothing in this Section 10.2(c) shall preclude any Purchaser from demanding compensation from the Seller pursuant to Section 10.2(a) hereof at any time and without regard to whether the Required Rating shall have been obtained, or shall require any Purchaser to obtain any rating on the facility prior to demanding any such compensation from the Seller.

Section 10.3 Other Costs and Expenses. Seller shall pay to the Agent and the Purchasers all reasonable costs and out-of-pocket expenses in connection with the preparation, execution, delivery, amendment and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of auditors auditing the books, records and procedures of Seller (provided, that prior to the occurrence of any Amortization Event or Potential Amortization Event, Seller shall only be required to pay for the cost of one such audit per calendar year), reasonable fees and out-of-pocket expenses of legal counsel for each Purchaser and the Agent (which such counsel may be employees of such Purchaser or the Agent) with respect thereto and with respect to advising such Purchaser and the Agent as to their respective rights and remedies under this Agreement. Seller shall pay to the Agent and each Purchaser any and all reasonable costs and expenses of the Agent and such Purchaser, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.

ARTICLE XI
THE AGENT

Section 11.1 Authorization and Action. Each Purchaser hereby designates and appoints Wells Fargo to act as its agent hereunder and under each other Transaction Document, authorizes the Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of this Agreement and the other Transaction Documents together with such powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth herein or in any other Transaction Document, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or any other Transaction Document or otherwise exist for the Agent. In performing its functions and duties hereunder and under the other Transaction Documents, (i) the Agent shall act solely as agent for the Purchasers, and (ii) the Agent shall not be deemed to have assumed any obligation or relationship of trust or agency with or for any Seller Party or any of such Seller Party’s successors or assigns. The Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement, any other Transaction Document or applicable law. The appointment and authority of the Agent hereunder shall terminate upon the indefeasible payment in full of all Aggregate Unpaids. Each Purchaser hereby authorizes the Agent to file each of the Uniform Commercial Code financing statements and to execute the Collection Account Agreements on behalf of such Purchaser (the terms of which shall be binding on such Purchaser).

Section 11.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement and each other Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.3 Exculpatory Provisions. None of the Agent or any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any other Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Purchasers for any recitals, statements, representations or warranties made by any Seller Party contained in this Agreement, any other Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of any Seller Party to perform its obligations hereunder or thereunder, or for the satisfaction of any condition specified in Article VI, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. The Agent shall not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Seller Parties. The Agent shall not be deemed to have knowledge of any Amortization Event or Potential Amortization Event unless the Agent has received notice from a Seller Party or a Purchaser.

Section 11.4 Reliance by Agent. The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Seller), independent accountants and other experts selected by the Agent. The Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Required Purchasers (or all Purchasers, as applicable), as it deems appropriate and it shall first be indemnified to its satisfaction by the Purchasers, provided that unless and until the Agent shall have received such advice, the Agent may take or refrain from taking any action, as the Agent shall deem advisable and in the best interests of the Purchasers. The Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Purchasers, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Purchasers.

Section 11.5 Non-Reliance on Agent and Other Purchasers. Each Purchaser expressly acknowledges that none of the Agent, any other Purchaser nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent or any other Purchaser hereafter taken, including, without limitation, any review of the affairs of any Seller Party, shall be deemed to constitute any representation or warranty by the Agent or such other Purchaser. Each Purchaser represents and warrants to the Agent and the other Purchasers that it has and will, independently and without reliance upon the Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of Seller and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

Section 11.6 Reimbursement and Indemnification. The Purchasers agree to reimburse and indemnify the Agent and its officers, directors, employees, representatives and agents ratably according to their Percentages, to the extent not paid or reimbursed by the Seller Parties (i) for any amounts for which the Agent, in its capacity as Agent, is entitled to reimbursement by the Seller Parties hereunder and (ii) for any other expenses incurred by the Agent, in its capacity as Agent, in connection with the administration and enforcement of this Agreement and the other Transaction Documents.

Section 11.7 Agent in its Individual Capacity. The Agent and each of its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Seller or any Affiliate of Seller as though it were not the Agent hereunder. With respect to the acquisition of Purchaser Interests pursuant to this Agreement, the Agent shall have the same rights and powers under this Agreement in its individual capacity as any other Purchaser and may exercise the same as though it were not the Agent, and the terms “Purchaser” and “Purchasers” shall include the Agent in its individual capacity.

Section 11.8 Successor Agent. The Agent may, upon five days’ notice to Seller and the Purchasers, and the Agent will, upon the direction of all of the Purchasers (other than the Agent, in its individual capacity) resign as Agent. If the Agent shall resign, then the Required Purchasers during such five-day period shall appoint from among the remaining Purchasers a successor Agent. If for any reason no successor Agent is appointed by the Required Purchasers during such five-day period, then effective upon the termination of such five day period, the Purchasers shall perform all of the duties of the Agent hereunder and under the other Transaction Documents and Seller and the Servicer (as applicable) shall make all payments in respect of the Aggregate Unpaids directly to the applicable Purchasers and for all purposes shall deal directly with the Purchasers. After the effectiveness of any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and the provisions of this Article XI and Article X shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Transaction Documents.

ARTICLE XII
ASSIGNMENTS; PARTICIPATIONS

Section 12.1 Assignments.

(a) Neither Seller nor the Servicer shall have the right to assign its rights or obligations under this Agreement.

(b) Any Purchaser may at any time and from time to time assign to one or more Persons (each a “Purchasing Purchaser”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit VII hereto (an “Assignment Agreement”) executed by such Purchasing Purchaser and such selling Purchaser. Each assignee of a Purchaser must have a short-term debt rating of A-1 or better by S&P and P-1 by Moody’s. Upon delivery by a Purchaser of the executed Assignment Agreement to the Agent, such selling Purchaser shall be released from its obligations hereunder to the extent of such assignment. Thereafter the Purchasing Purchaser shall for all purposes be a Purchaser party to this Agreement and shall have all the rights and obligations of a Purchaser under this Agreement to the same extent as if it were an original party hereto and no further consent or action by Seller, the Purchasers or the Agent shall be required.

(c) Each of the Purchasers agrees that in the event that it shall cease to have a short-term debt rating of A-1 or better by S&P and P-1 by Moody’s (an “Affected Purchaser”), such Affected Purchaser shall be obliged, at the request of a Seller Party, to assign all of its rights hereunder to (x) another Purchaser or (y) another funding entity nominated by such Seller Party and willing to participate in this Agreement in the place of the Affected Purchaser; provided that the Affected Purchaser receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such Purchaser’s Pro Rata Share of the Aggregate Capital and Yield owing to the Purchaser and all accrued by unpaid fees and other costs and expenses payable in respect of its Pro Rata Share of the Purchaser Interests of the Purchasers.

Section 12.2 Participations. Any Purchaser may, in the ordinary course of its business at any time sell to one or more Persons (each a “Participant”) participating interests in the Purchaser Interests of such Purchaser or any other interest of such Purchaser hereunder. Notwithstanding any such sale by a Purchaser of a participating interest to a Participant, such Purchaser’s rights and obligations under this Agreement shall remain unchanged, such Purchaser shall remain solely responsible for the performance of its obligations hereunder, and Seller, the Purchasers and the Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement. Each Purchaser agrees that any agreement between such Purchaser and any such Participant in respect of such participating interest shall not restrict such Purchaser’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 14.1(b)(i).

Section 12.3 Extension of Stated Termination Date. Seller may advise the Purchasers in writing of its desire to extend the Stated Termination Date for an additional 364 days, provided such request is made not more than 60 days prior to, and not less than 45 days prior to, the then current Stated Termination Date. Each Purchaser, upon being so advised by Seller, shall notify Seller and the Agent of its decision to accept or decline the request for such extension no later than 30 days prior to the then current Stated Termination Date (it being understood that each Purchaser may accept or decline such request in its sole discretion and on such terms as it may elect, and the failure to so notify Seller and the Agent shall be deemed an election not to extend by such Purchaser). In the event that at least one Purchaser agrees to extend the Stated Termination Date, the Seller Parties, the Agent and the extending Purchaser or Purchasers shall enter into such documents as such extending Purchasers may deem necessary or appropriate to reflect such extension, and all reasonable costs and expenses incurred by such extending Purchasers and the Agent (including reasonable attorneys’ fees and disbursements) shall be paid by Seller. In the event that any Purchaser declines the request to extend the Stated Termination Date (each such Purchaser being referred to herein as a “Non-Renewing Purchaser”), and the Commitment of such Non-Renewing Purchaser is not assigned to another Person in accordance with the terms of this Article XII prior to the then current Stated Termination Date, the Purchase Limit shall be reduced by an amount equal to each such Non-Renewing Purchaser’s Commitment on the then current Stated Termination Date.

Section 12.4 Terminating Purchasers.

(a) Any Affected Purchaser or Non-Renewing Purchaser which has not assigned its rights and obligations hereunder if requested pursuant to this Article XII shall be a “Terminating Purchaser” for purposes of this Agreement as of the then current Stated Termination Date (or, in the case of any Affected Purchaser, such earlier date as declared by the Agent).

(b) The Commitment of any Purchaser shall terminate on the date it becomes a Terminating Purchaser. Upon reduction to zero of the Capital of all of the Purchaser Interests of a Terminating Purchaser (after application of Collections thereto pursuant to Sections 2.2 and 2.4) all rights and obligations of such Terminating Purchaser hereunder shall be terminated and such Terminating Purchaser shall no longer be a “Purchaser” hereunder; provided, however, that the provisions of Article X shall continue in effect for its benefit with respect to Purchaser Interests or the Commitment held by such Terminating Purchaser prior to its termination as a Purchaser.

Section 12.5 Federal Reserve. Notwithstanding any other provision of this Agreement to the contrary, any Purchaser may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, any Purchaser Interest and any rights to payment of Capital and Yield) under this Agreement to secure obligations of such Purchaser to a Federal Reserve Bank, without notice to or consent of Seller or the Agent; provided that no such pledge or grant of a security interest shall release a Purchaser from any of its obligations hereunder, or substitute any such pledgee or grantee for such Purchaser as a party hereto.

Section 12.6 Additional Purchasers. Upon Seller’s request with approval of the Agent and each Purchaser, an additional Purchaser may be added to this Agreement at any time by the execution and delivery of a Joinder Agreement by such proposed additional Purchaser, Seller, the Servicer, the Agent and each existing Purchaser, and execution and delivery of a reaffirmation of the Performance Undertaking, which execution and delivery shall not be unreasonably refused by such parties. Upon the effective date of such Joinder Agreement, (i) each Person specified therein as a “Purchaser” shall become a party hereto as a Purchaser, entitled to the rights and subject to the obligations of a Purchaser hereunder and (i) the Purchase Limit shall be increased by an amount equal to the Commitment of the Purchaser party to such Joinder Agreement.

Section 12.7 Withholding Tax Exemption. (a) At least five (5) Business Days prior to the first date on which any amount is payable hereunder for the account of any Purchaser, each Purchaser that is not a “United States person” for United States federal income tax purposes agrees that it will deliver to each of Seller and the Agent a copy of a completed United States Internal Revenue Service Form W-8BEN-E, W-8ECI or W-8IMY with all necessary attachments or applicable successor forms, certifying in each case that such Purchaser is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each such Purchaser further undertakes to deliver to each of Seller and the Agent a copy of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Seller or the Agent, in each case certifying that such Purchaser is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless any change in any treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which prevents such Purchaser from duly completing and delivering any such form with respect to it and such Purchaser advises Seller and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(b) Each Purchaser that is not a “United States person” for U.S. federal income tax purposes agrees to indemnify and hold Seller, the Purchasers and the Agent harmless in respect of any loss, cost or expense incurred by Seller or the Agent as a result of, and agrees that, notwithstanding any other provision hereof, payments hereunder to such Purchaser may be subject to deduction or withholding without indemnification by Seller for, any United States federal income taxes, penalties, interest and other costs and losses incurred or payable by Seller or the Agent as a result of, (i) such Purchaser’s failure to submit any form that is required pursuant to this Section 12.7 or (ii) Seller’s, any Purchaser’s or the Agent’s reliance on any form that such Purchaser has provided pursuant to this Section 12.7 that is determined to be inaccurate in any material respect.

(c) If a payment made to a Purchaser under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Purchaser shall deliver to the Seller and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Seller or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Seller or the Agent as may be necessary for the Seller or the Agent to comply with their obligations under FATCA and to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

ARTICLE XIII
[RESERVED]

ARTICLE XIV
MISCELLANEOUS

Section 14.1 Waivers and Amendments.

(a) No failure or delay on the part of the Agent or any Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 14.1(b). The Seller, the Servicer and the Agent, at the direction of the Required Purchasers, may enter into written modifications or waivers of any provisions of this Agreement, provided, however, that no such modification or waiver shall:

(i) without the consent of each affected Purchaser, (A) extend the Stated Termination Date or the date of any payment or deposit of Collections by Seller or the Servicer, (B) reduce the rate or extend the time of payment of Yield (or any component of Yield), (C) reduce any fee payable to any Purchaser, (D) except pursuant to Article XII hereof, change the amount of the Capital of any Purchaser, any Purchaser’s Percentage or its Commitment, (E) amend, modify or waive any provision of the definition of Required Purchasers or this Section 14.1(b), (F) consent to or permit the assignment or transfer by Seller of any of its rights and obligations under this Agreement, (G) change the definition of “Eligible Receivable,” “Loss Horizon Ratio,” “Loss Percentage Floor,” “Loss Ratio,” “Loss Reserve,” “Loss Reserve Percentage,” “Dilution Horizon Ratio,” “ Dilution Ratio,” “Dilution Reserve,” “Dilution Reserve Floor,” “Dynamic Dilution Reserve Ratio, “ “Dilutions,” “Delinquency Ratio,” “Default Proxy Ratio,” “Default Ratio,” “Delinquent Receivable,” “Servicer Reserve” or “Yield Reserve” or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses; or

(ii) without the written consent of the then Agent, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of the Agent.

Notwithstanding the foregoing, (i) without the consent of the Purchasers, but with the consent of Seller, the Agent may amend this Agreement solely to add additional Persons as Purchasers hereunder and (ii) the Agent and the Required Purchasers may enter into amendments to modify any of the terms or provisions of Article XI, Article XII, Section 14.13 or any other provision of this Agreement without the consent of Seller; provided that such amendment has no negative impact upon Seller. Any modification or waiver made in accordance with this Section 14.1 shall apply to each of the Purchasers equally and shall be binding upon Seller, the Purchasers and the Agent.

Section 14.2 Notices. All communications and notices provided for hereunder shall be in writing (including bank wire, telecopy, electronic facsimile transmission, electronic mail or similar writing) and shall be given to the other parties hereto at their respective addresses, telecopy numbers or email addresses set forth on the signature pages hereof or at such other address, telecopy number or email address as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy or electronic mail, upon the receipt thereof, if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or if given by any other means, when received at the address specified in this Section 14.2. Seller hereby authorizes the Agent and each Purchaser to effect purchases and Tranche Period selections based on telephonic notices made by any Person whom the Agent or such Purchaser in good faith believes to be acting on behalf of Seller. Seller agrees to deliver promptly to the Agent and each Purchaser a written confirmation of each telephonic notice signed by an authorized officer of Seller via mail, electronic mail or telecopy; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Agent or any Purchaser, the records of the Agent or such Purchaser shall govern absent manifest error.

Section 14.3 Ratable Payments. If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 10.2 or 10.3 or repayments of Capital to a Terminating Purchaser prior to an Amortization Date pursuant to Section 2.2) in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 14.4 Protection of Ownership Interests of the Purchasers.

(a) Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary, or that the Agent may reasonably request, to perfect, protect or more fully evidence the Purchaser Interests, or to enable the Agent or the Purchasers to exercise and enforce their rights and remedies hereunder. At any time following the occurrence and during the continuance of an Amortization Event or a Potential Amortization Event, the Agent may, or the Agent may direct Seller or the Servicer to, notify the Obligors of Receivables, at Seller’s expense, of the ownership or security interests of the Purchasers under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Agent or its designee. Seller or the Servicer (as applicable) shall, at any Purchaser’s request, withhold the identity of such Purchaser in any such notification.

(b) If any Seller Party fails to perform any of its obligations hereunder, the Agent or any Purchaser may (but shall not be required to) perform, or cause the performance of, such obligations, and the Agent’s or such Purchaser’s costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section 10.3. Each Seller Party irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent, and appoints the Agent as its attorney-in-fact, to act on behalf of such Seller Party (i) to file financing statements identifying Seller as debtor which are necessary or desirable in the Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchasers in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchasers in the Receivables. This appointment is coupled with an interest and is irrevocable.

Section 14.5 Confidentiality.

(a) Each Seller Party and each Purchaser shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential or proprietary information with respect to the Agent and the other Purchasers and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such Seller Party and such Purchaser and its officers and employees may disclose such information to such Seller Party’s and such Purchaser’s external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding (including, without limitation, filings with the Securities and Exchange Commission and disclosures made to regulators and investors).

(b) Anything herein to the contrary notwithstanding, each Seller Party hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Agent and the Purchasers by each other, and (ii) by the Agent and the Purchasers to any prospective or actual assignee or participant of any of them. In addition, the Purchasers and the Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

Section 14.6 Limitation of Liability. Except with respect to any claim arising out of the bad faith, willful misconduct or gross negligence of the Agent or any Purchaser, no claim may be made by any Seller Party or any other Person against the Agent or any Purchaser or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Seller Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 14.7 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS (INCLUDING, BUT NOT LIMITED TO, 735 ILCS SECTION 105/5-1 ET SEQ., BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS) EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE PURCHASERS’ SECURITY INTEREST IN THE PURCHASER INTERESTS IS GOVERNED BY THE LAW OF ANOTHER STATE, AS REQUIRED BY THE LAWS OF THE STATE OF ILLINOIS.

Section 14.8 CONSENT TO JURISDICTION. EACH SELLER PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH SELLER PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION TO THE EXTENT NECESSARY TO REALIZE ON THE INTERESTS OF THE PURCHASERS AND THE AGENT IN ANY RECEIVABLES, RELATED SECURITY OR PROCEEDS THEREOF. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST THE AGENT OR ANY PURCHASER OR ANY AFFILIATE OF ANY SUCH PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A UNITED STATES FEDERAL COURT OR AN ILLINOIS STATE COURT SETTING IN CHICAGO, ILLINOIS.

Section 14.9 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 14.10 Integration; Binding Effect; Survival of Terms.

(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Article X and Section 14.3, and the provisions of Section 14.6, shall be continuing and shall survive any termination of this Agreement.

Section 14.11 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 14.12 Characterization.

(a) Except as specifically provided in this Agreement, each sale of a Purchaser Interest hereunder is made without recourse to Seller; provided, however, that (i) Seller shall be liable to each Purchaser and the Agent for all representations, warranties, covenants and indemnities made by Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by any Purchaser or the Agent or any assignee thereof of any obligation of Seller, Insight, any Originator or any other person arising in connection with the Receivables, the Related Security, or the related Contracts, or any other obligations of Seller, Insight or any Originator.

(b) In addition to any ownership interest which the Agent and the Purchasers may from time to time acquire pursuant hereto, Seller hereby grants to the Agent for the ratable benefit of the Purchasers a valid and perfected security interest in all of Seller’s right, title and interest in, to and under all Receivables now existing or hereafter arising, the Collections, each Lock-Box, each Collection Account, all Related Security, all other rights and payments relating to such Receivables and the Receivables Sale Agreement (including, without limitation, (a) all rights to indemnification arising thereunder, and (b) all UCC financing statements filed pursuant thereto), all proceeds of any thereof and all other assets in which the Agent on behalf of the Purchasers has acquired, may hereafter acquire and/or purports to have acquired an interest under this Agreement prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids. The Agent and the Purchasers shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative. Seller hereby assigns its security interests against the Originators under the Receivables Sale Agreement to the Agent for the benefit of the Purchasers.

(c) In connection with Seller’s transfer of its right, title and interest in, to and under the Receivables Sale Agreement, Seller agrees that the Agent on behalf of the Purchasers shall have the right to enforce Seller’s rights and remedies under the Receivables Sale Agreement to receive all amounts payable thereunder or in connection therewith, to consent to amendments, modifications or waivers thereof, and to direct, instruct or request any action thereunder, but in each case without any obligation on the part of the Agent or any Purchaser or any of its or their respective Affiliates to perform any of the obligations of Seller under the Receivables Sale Agreement. To the extent that Seller enforces Seller’s rights and remedies under the Receivables Sale Agreement from and after the occurrence of an Amortization Event, and during the continuance thereof, the Agent shall have the exclusive right to direct such enforcement by Seller.

Section 14.13 USA PATRIOT Act. The Agent and each Purchaser hereby notifies the Seller that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Seller, which information includes the name and address of the Seller and other information that will allow the Agent or such Purchaser to identify the Seller in accordance with the PATRIOT Act.

SIGNATURE PAGES FOLLOW

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

INSIGHT RECEIVABLES, LLC
By: Insight Receivables Holding, LLC, its sole member
By:
Name:
Title:
Address:	444 Scott Drive Bloomingdale, IL 60108 (Prior to 11/2014)
2250 Pinehurst Boulevard, Suite 200 Addison, IL 60101 (After 11/2014)
Copy to:	Insight Receivables, LLC 6820 South Harl Avenue Tempe, AZ 85283	Fax:	(480) 760-7287

INSIGHT ENTERPRISES, INC.
By:
Name:
Title:
Address:	6820 South Harl Avenue

Tempe, Arizona 85283

Attention: General Counsel and Chief Financial Officer

Fax: (480) 760-7162 and (480) 760-7003

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Agent and as a Purchaser

By:
Name:
Title:
Address: Suite 1500	Wells Fargo Bank, National Association 1100 Abernathy Rd., N.E. Atlanta, GA 30328-5657 Attn: Ryan Tozier

Fax: (866) 972-3558PNC BANK, NATIONAL ASSOCIATION
as a Purchaser

By:
Name:
Title:

Address:

PNC Bank, National Association

225 Fifth Avenue, Floor 4
Pittsburgh, PA 15222
Attention: Mark Falcione
Fax: 412-705-1225

EXHIBIT I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accrual Period” means each Fiscal Month, provided that the initial Accrual Period hereunder means the period from (and including) the date of the initial purchase hereunder to (and including) the last day of the Fiscal Month thereafter.

“Acquired Entity” means the assets or Person acquired in connection with a Permitted Acquisition or other investment permitted under Section 6.04 of the Credit Agreement.

“Acquired Entity EBITDA” means, with respect to any Acquired Entity subject to a Permitted Acquisition, for any period, the net income (or loss) of such Person and its Subsidiaries calculated on a consolidated basis for such period plus, to the extent deducted from revenues in determining the net income (or loss) of such Person and its Subsidiaries as described above, (i) for any period, the interest expense of such Person and its Subsidiaries calculated on a consolidated basis for such period, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization and (v) any extraordinary non-cash or nonrecurring non-cash charges or losses incurred other than in the ordinary course of business minus to the extent added to revenues in determining the net income (or loss) of such Person and its Subsidiaries as described above, any extraordinary non-cash or nonrecurring non-cash gains realized other than in the ordinary course of business. Such amounts shall be derived by Insight from financial statements of the Acquired Entity that, in the case of a Permitted Acquisition with respect to which the aggregate consideration exceeds $100,000,000, shall have been delivered to the Agent, the Purchasers and the Administrative Agent prior to the consummation of such Permitted Acquisition, which financial statements shall be audited through the end of the most recently ended fiscal year ended at least 90 days prior to the consummation of such Permitted Acquisition and, for each subsequent fiscal quarter ended at least 45 days prior to the consummation of such Permitted Acquisition, shall be prepared by the Acquired Entity on a basis consistent with such audited financial statements.

“Adjusted Consolidated EBITDA” means, as of any date of determination and without duplication: (i) Consolidated EBITDA for Insight and its consolidated Subsidiaries for the four fiscal quarter period then most recently ended, plus (ii) Acquired Entity EBITDA for such period for each Permitted Acquisition consummated on or after the Effective Date. Effective upon the consummation of a Permitted Acquisition, Adjusted Consolidated EBITDA shall be adjusted to include Acquired Entity EBITDA for the applicable Acquired Entity.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent under the Credit Agreement.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.

“Affected Purchaser” has the meaning specified in Section 12.1(c).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aged Credit Ineligible Amount” means, for each Obligor and Former Obligor on any day, (i) the amount of outstanding unapplied credits due to such Person from the applicable Originator on such day multiplied by (ii) the Aged Credit Ineligible Percentage with respect to such Person on such day.

“Aged Credit Ineligible Percentage” means, for each Obligor and Former Obligor, on any day (as determined by the Purchasers, in good faith and in their sole discretion):

(i) with respect to each Obligor with respect to any outstanding Receivable on such day, 100%;

(ii) with respect to each Former Obligor which has purchased goods or services from any Originator at any time during the two (2) year period immediately preceding such day, 75%;

(iii) with respect to each Former Obligor which has purchased goods or services from any Originator at any time during the five (5) year period immediately preceding such day, but not at any time during the two (2) year period immediately preceding such day, 50%;

(iv) with respect to each Former Obligor which has not purchased goods or services from any Originator at any time during the five (5) year period immediately preceding such day, 25%; and

(v) with respect to each Former Obligor which has not purchased goods or services from any Originator at any time during the one (1) year period immediately preceding such day, and which is deceased, has dissolved or has otherwise ceased business operations, 0%.

“Agent” has the meaning set forth in the preamble to this Agreement.

“Aggregate Aged Credit Ineligible Amount” means, on any day, the aggregate of the Aged Credit Ineligible Amounts for all Obligors and Former Obligors on such day.

“Aggregate Capital” means, on any date of determination, the aggregate amount of Capital of all Purchaser Interests outstanding on such date.

“Aggregate Reduction” has the meaning specified in Section 1.3.

“Aggregate Reserves” means, on any date of determination, the sum of the Loss Reserve, the Yield Reserve, the Dilution Reserve and the Servicer Reserve.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of all, Aggregate Capital and all other unpaid Obligations (whether due or accrued) at such time.

“Agreement” means this Receivables Purchase Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day plus 3.90%, (b) the Federal Funds Effective Rate in effect on such day plus 4.40% and (c) the one-month LIBO Rate in effect on such day (or, in each case, if such day is not a Business Day, the immediately preceding Business Day).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the one-month LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate.

“Amortization Date” means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 9.1(d)(ii), (iii) the Business Day specified in a written notice from the Agent following the occurrence of any other Amortization Event pursuant to Section 9.2 hereof, (iv) the Business Day specified in a written notice from the Agent following the failure to obtain the Required Rating within 90 days following delivery of a Ratings Request to the Seller and the Servicer, and (iv) the date which is 30 days after the Agent’s receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement.

“Amortization Event” has the meaning specified in Article IX.

“Asset Coverage Ratio” means, as of the last day of any Fiscal Quarter of Insight, the ratio of (a) the aggregate total book value of Insight’s and its Subsidiaries’ Receivables and inventory (including, without limitation, Receivables and inventory subject to Permitted Receivables Facilities, Vendor Trade Programs, the Floorplan Loan Documents and Contract Payment Sale transactions) as of such date to (b) the sum of (i) the aggregate principal amount of Indebtedness or other obligations outstanding under the Loan Documents, all Permitted Receivables Facilities, the Floorplan Credit Agreement and all Vendor Trade Programs as of such date and (ii) the aggregate Contract Payment Sale Indebtedness of the Loan Parties as of such date.

“Assignment Agreement” has the meaning set forth in Section 12.1(b).

“Attributable Debt” in respect of a Sale and Leaseback Transaction that is a Capitalized Lease Obligation means, at any date of determination, the amount of Indebtedness represented thereby according to the definition of “Capitalized Lease Obligation.”

“Attributable Receivables Indebtedness” at any time, means the principal amount of Indebtedness which (a) if a Permitted Receivables Facility is structured as a secured lending agreement, constitutes the principal amount of such Indebtedness or (b) if a Permitted Receivables Facility is structured as a purchase agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.

“Authorized Officer” means, with respect to any Person, its chief executive officer, president, chief financial officer, treasurer, chief accounting officer or senior vice president of finance.

“Broken Funding Costs” means for any Purchaser Interest which: (i) has its Capital reduced without compliance by Seller with the notice requirements hereunder or (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice or (iii) is terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the Yield that would have accrued during the remainder of Tranche Periods subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Capital of such Purchaser Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Capital is allocated to another Purchaser Interest, the amount of Yield actually accrued during the remainder of such period on such Capital for the new Purchaser Interest, and (y) to the extent such Capital is not allocated to another Purchaser Interest, the income, if any, actually received during the remainder of such period by the holder of such Purchaser Interest from investing the portion of such Capital not so allocated; as such computations in clause (B) are set forth in reasonable detail in a certificate delivered to Seller by the applicable Purchaser. All Broken Funding Costs shall be due and payable hereunder upon demand.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York or Chicago, Illinois, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.

“California Contingent Receivable” means a Receivable, the Obligor of which is the State of California, during any period wherein the Obligor thereof retains the contractual right to return the goods which are the subject of such Receivable to the applicable Originator for credit.

“Canadian Receivable” means a Receivable the Obligor of which is a resident of Canada.

“Capital” of any Purchaser Interest means, at any time, (A) the Purchase Price of such Purchaser Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the applicable Purchaser which in each case are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital shall be restored (in accordance with Section 2.5) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of Insight and its Subsidiaries prepared in accordance with GAAP, excluding (i) expenditures of insurance proceeds to rebuild or replace any asset after a casualty loss and (ii) leasehold improvement expenditures for which Insight or a Subsidiary is reimbursed promptly by the lessor.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Change of Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting stock of Insight, or (ii) the failure of Insight to maintain ownership (directly or indirectly) of 100% of the outstanding shares of voting stock of each Originator or (iii) the failure of the Member to maintain ownership of 100% of the membership interests of Seller.

“Charged-Off Receivable” means a Receivable: (i) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 9.1(d) (as if references to Seller Party therein refer to such Obligor); (ii) as to which the Obligor thereof, if a natural person, is deceased, (iii) which, consistent with the Credit and Collection Policy, would be written off Seller’s books as uncollectible, (iv) which has been identified by Seller as uncollectible or (v) as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such payment.

“Collection Account” means each concentration account, depositary account, lock-box account or similar account maintained in the name of the Borrower in which any Collections are collected or deposited and which is listed on Exhibit IV.

“Collection Account Agreement” means an agreement substantially in the form of Exhibit VI among the applicable Originator, Insight, Seller, the Agent and a Collection Bank.

“Collection Bank” means, at any time, any of the banks holding one or more Collection Accounts.

“Collection Notice” means a notice, in substantially the form of Annex A to Exhibit VI, from the Agent to a Collection Bank.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

“Commitment” means, for each Purchaser, the commitment of such Purchaser to purchase Purchaser Interests from Seller, in an amount not to exceed (a) in the aggregate, the amount set forth opposite such Purchaser’s name under the Commitment column on Schedule A to this Agreement or for any Purchaser party hereto pursuant to a Joinder Agreement or Assignment Agreement, the “Commitment” set forth therein, as such amount may be modified in accordance with the terms hereof (including, without limitation, any termination of Commitments pursuant to Section 12.3) and (b) with respect to any individual purchase from Seller hereunder, the lesser of (i) its Percentage of the Purchase Price therefor and (ii) its Unused Commitment.

“Commitment Availability” means at any time the positive difference (if any) between (a) an amount equal to the aggregate amount of the Commitments at such time minus (b) the Aggregate Capital at such time.

“Concentration Limit” means, at any time, for any Obligor, an amount equal to the greater of (i) the Outstanding Balance of all Eligible Receivables at such time multiplied by 5.00% and (ii) such other amount (a “Special Concentration Limit”), if any, for such Obligor as indicated on Exhibit XI hereto; provided, that in the case of an Obligor and any Affiliate of such Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliate are one Obligor; and provided, further, that any Purchaser may, upon not less than three Business Days’ notice to Seller, cancel any Special Concentration Limit with respect to any Obligor.

“Consolidated Capital Expenditures” means, with reference to any period, the Capital Expenditures of Insight and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated EBITDA” means the sum of (a) Consolidated Net Income plus (b) to the extent deducted in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) any extraordinary non-cash or nonrecurring non-cash charges or losses incurred other than in the ordinary course of business, (vi) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards and (vii) costs, expenses and fees incurred in connection with the Transactions (as defined in the Credit Agreement) consummated on the Effective Date, minus (c)(i) to the extent included in Consolidated Net Income, any extraordinary non-cash or nonrecurring non-cash gains realized other than in the ordinary course of business and (ii) the amount of any subsequent cash payments in respect of any non-cash charges described in the preceding clause (b)(vi), all calculated for Insight and its Subsidiaries on a consolidated basis.

“Consolidated Funded Indebtedness” means, at any time, the sum (without duplication) of (i) the aggregate principal amount of Consolidated Indebtedness owing by Insight and its Subsidiaries which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time, plus (ii) the aggregate stated or face amount of all letters of credit at such time for which any of Insight and its Subsidiaries is the account party (unless cash collateralized with cash and/or cash equivalents in a manner permitted hereunder) plus (iii) the aggregate amount of Capitalized Lease Obligations owing by Insight and its Subsidiaries (it being understood that Consolidated Funded Indebtedness shall not include amounts outstanding under the Floorplan Credit Agreement or any Vendor Trade Program or any Contract Payment Sale Indebtedness, in each case, so long as such amounts are not bearing interest payable by a Loan Party).

“Consolidated Indebtedness” means, at any time, the Indebtedness of Insight and its Subsidiaries calculated on a consolidated basis as of such time.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of Insight and its Subsidiaries calculated on a consolidated basis for such period, including, without limitation, yield or any other financing costs resembling interest which are payable under any Permitted Receivables Facility.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of Insight and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Rentals” means, with reference to any period, the Rentals of Insight and its Subsidiaries calculated on a consolidated basis for such period.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract, application of a Letter of Credit or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

“Contract Payment Purchaser” has the meaning set forth in the definition of “Contract Payment Sale”.

“Contract Payment Sale” means a transaction in which a Loan Party enters into a lease, managed services arrangement or software licensing agreement with a U.S. state or federal Governmental Authority or other Person pursuant to which (i) such Loan Party will lease certain equipment, provide certain managed services or license certain software to such Governmental Authority or other Person, (ii) such Governmental Authority or other Person is obligated to make a series of payments to such Loan Party during the term of such lease, managed services arrangement or software license (each such payment, a “Contract Payment”), (iii) such Loan Party sells or assigns a portion or all of such Contract Payments (and, in the case of a lease or managed services arrangement, the related equipment) and related proceeds to a third-party (a “Contract Payment Purchaser”) and (iv) such Loan Party is involved in the administration and servicing of such Contract Payments for such Contract Payment Purchaser during the term of such lease, managed services arrangement or software license.

“Contract Payment Sale Indebtedness” shall mean any remaining obligations of any Loan Party in respect of any Contract Payment Sale transaction that are recorded as a liability on the consolidated balance sheet of Insight and its Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of April 26, 2012, among Insight, as borrower, the “European Borrowers” party thereto, the “Lenders” from time to time party thereto, Wells Fargo Bank, National Association, as Syndication Agent, and the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Credit and Collection Policy” means Seller’s credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit VIII hereto, as modified from time to time in accordance with this Agreement.

“Daily Report” means a report, in substantially the form of Exhibit XII attached hereto (appropriately completed), furnished by the Servicer to the Agent and each Purchaser pursuant to clause (iv) of Section 8.5.

“Deducted Receivables” means, collectively, the California Contingent Receivables, the Software Spectrum Government Receivables, and all Receivables the Obligor of which is Microsoft Corporation or any of its subsidiaries.

“Deemed Collections” means the aggregate of all amounts Seller shall have been deemed to have received as a Collection of a Receivable. Seller shall be deemed to have received a Collection in full of a Receivable if at any time (i) the Outstanding Balance of any such Receivable is either (x) reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by Seller (other than cash Collections on account of the Receivables) or (y) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (ii) any of the representations or warranties in Article V are no longer true with respect to any Receivable.

“Default” has the meaning set forth in the Credit Agreement.

“Default Fee” means with respect to any amount due and payable by Seller in respect of any Aggregate Unpaids, an amount equal to interest on any such unpaid Aggregate Unpaids at a rate per annum equal to 2.00% plus the Alternate Base Rate in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day).

“Default Proxy Balance” means, as of the last day of any Fiscal Month, the aggregate Outstanding Balance of all Receivables (other than Deducted Receivables) as to which any payment, or part thereof, remains unpaid for more than 90 days but less than 121 days after the due date thereof.

“Default Proxy Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage) equal to (a) the greater of (i) zero and (ii) the sum of (A) the Default Proxy Balance as of the last day of such Fiscal Month plus (B) the aggregate Outstanding Balance of all Receivables (other than Deducted Receivables) that would have been classified during such Fiscal Month as Charged-Off Receivables in accordance with clauses (i), (ii), (iii) or (iv) of the definition of “Charged-Off Receivable” plus (C) write-offs during such Fiscal Month, minus Recoveries during such Fiscal Month divided by (b) the aggregate Outstanding Balance (in each case, at the time of creation) of Receivables (other than Deducted Receivables) created during the Fiscal Month which ended on the date four (4) Fiscal Months prior to the last day of the current Fiscal Month.

“Default Ratio” means, for any Fiscal Month, a percentage equal to (a) the greater of (i) zero and (ii) the sum of (A) the aggregate Outstanding Balance of all Receivables (other than Deducted Receivables) that would have been classified during such Fiscal Month as Charged-Off Receivables in accordance with clauses (i), (ii), (iii) or (iv) of the definition of “Charged-Off Receivable” plus (B) write-offs during such Fiscal Month, minus Recoveries during such Fiscal Month divided by (b) the aggregate amount of Collections (other than Collections received for Deducted Receivables) during such Fiscal Month.

“Delinquency Ratio” means, at any time, a percentage equal to (i) the sum of (a) the aggregate Outstanding Balance of all Receivables (other than Deducted Receivables) as to which any payment, or part thereof, remains unpaid for more than 60 days after the due date thereof as at the last day of the most recently ended Fiscal Month plus (b) the aggregate absolute value of the amount of credits and credit memos with respect to any Receivable which remain unapplied for more than 60 days after the due date of such Receivable as at the last day of the most recently ended Fiscal Month, divided by (ii) the aggregate Outstanding Balance of all Receivables (other than Deducted Receivables) as at the last day of the most recently ended Fiscal Month.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 60 days after the due date therefor.

“Designated Obligor” means an Obligor indicated by the Purchasers to Seller in writing.

“Dilution Horizon Ratio” means, on any date, a percentage equal to (i) the aggregate Outstanding Balance (in each case, at the time of creation) of all Receivables (other than Deducted Receivables) created during the two most recently ended Fiscal Months, divided by (ii) the Net Eligible Receivables Balance as at the last day of the most recently ended Fiscal Month.

“Dilution Ratio” means, for any Fiscal Month, a percentage equal to (i) the aggregate amount of Dilutions (other than Dilutions with respect to Deducted Receivables) which occurred during such Fiscal Month, divided by (ii) the aggregate Outstanding Balance (in each case, at the time of creation) of all Receivables (other than Deducted Receivables) created during the Fiscal Month which ended on the date three (3) Fiscal Months prior to the last day of the current Fiscal Month; provided, however, that for purposes of calculating the Dynamic Dilution Reserve Ratio, the Dilution Ratio shall exclude Dilutions with respect to reductions for credited sales taxes.

“Dilution Reserve” means, on any date, an amount equal to (i) the greater of (a) the Dynamic Dilution Reserve Ratio or (b) the Dilution Reserve Floor, multiplied by (ii) the Net Eligible Receivables Balance as of such date.

“Dilution Reserve Floor” means 11%.

“Dilutions” means, at any time, the aggregate amount of reductions or cancellations described in clause (i) of the definition of “Deemed Collections”.

“Dilution Trigger Ratio” means, for any Fiscal Month, a percentage equal to (i) the aggregate amount of Dilutions (other than Dilutions with respect to Deducted Receivables) which occurred during such Fiscal Month, divided by (ii) the aggregate Outstanding Balance (in each case, at the time of creation) of all Receivables (other than Deducted Receivables) created during the Fiscal Month which ended on the date two (2) Fiscal Months prior to the last day of the current Fiscal Month.

“Discount Rate” means, with respect to each Purchaser Interest, either the LIBO Rate or the Alternate Base Rate (as determined in accordance with Sections 4.1 and 4.3).

“Disqualified Equity Interests” means Equity Interests that (a) require the payment of any cash dividends prior to the date that is 91 days after the Maturity Date (as defined in the Credit Agreement), (b) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests) or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Equity Interests), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is 91 days after the Maturity Date (as defined in the Credit Agreement) (other than (i) upon termination of the Commitments (as defined in the Credit Agreement) and payment in full of the Obligations (as defined in the Credit Agreement) then due and owing or (ii) upon a “change in control” or asset sale, provided, that any payment required pursuant to this clause (ii) is subject to the prior repayment in full of the Obligations (as defined in the Credit Agreement) or is otherwise contractually subordinated in right of payment to the Obligations (as defined in the Credit Agreement) on terms reasonably satisfactory to the Administrative Agent) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests prior to the date that is 91 days after the Maturity Date (as defined in the Credit Agreement); provided, however, that if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Insight or any of its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Insight or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Dollar”, “dollar” and “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary of any Person organized under the laws of any state of the United States.

“Dynamic Dilution Reserve Ratio” means, on any date, the amount determined pursuant to the following formula:

{(2.00 x ED) + ((DS — ED) x (DS/ED))} x DHR

where:

ED = on such date, the average of the Dilution Ratios for the twelve (12) Fiscal Months then most recently ended.

DS = on such date, the highest three (3) month average Dilution Ratio for any Fiscal Month during the twelve (12) Fiscal Months then most recently ended.

DHR = the Dilution Horizon Ratio on such date.

“Effective Date” has the meaning set forth in the Credit Agreement.

“Eligible Receivable” means, at any time, a Receivable:

(i) the Obligor of which (a) is (1) a resident of the United States or Canada, (2) a corporation or other business organization organized under the laws of the United States or Canada or any political subdivision thereof and has its chief executive office in the United States or Canada, or (3) is a government of any state (or any governmental subdivision or agency thereof) of the United States other than an Ineligible State; (b) is not an Affiliate of any of the parties hereto; and (c) is not a Designated Obligor;

(ii) the Obligor of which is not the Obligor of any Delinquent Receivables which in the aggregate constitute more than 35% of all Receivables (measured by Outstanding Balance) of such Obligor;

(iii) which is not a Charged-Off Receivable, a Delinquent Receivable or a Canadian Receivable; provided, that, Canadian Receivables with Outstanding Balances which, in the aggregate, constitute no more than 1% of the aggregate Outstanding Balance of all Receivables, may be Eligible Receivables;

(iv) which is not a WM Receivable; provided, that, WM Receivables with Outstanding Balances which, in the aggregate, constitute no more than 5% of the aggregate Outstanding Balance of all Receivables, may be Eligible Receivables;

(v) which by its terms is due and payable within 90 days of the original invoice date therefor and has not had its payment terms extended; provided, however, that (i) no more than 50% of the aggregate Outstanding Balance of all Receivables may be due and payable more than 30 days and within 60 days after the original invoice date thereof and (ii) no more than 10% of the aggregate Outstanding Balance of all Receivables may be due and payable more than 60 days and within 90 days after the original invoice date thereof;

(vi) which is an “account” or “chattel paper” within the meaning of Section 9-105 and Section 9-106, respectively, of the UCC of all applicable jurisdictions and in respect of which the perfection of a security interest therein is governed by Article 9 of the UCC of all applicable jurisdictions;

(vii) which is denominated and payable only in United States dollars in the United States;

(viii) which arises under a Contract in writing, which (a) together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense and (b) is governed by the laws of any state of the United States;

(ix) which arises under a Contract which (A) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights and duties of the applicable Originator or any of its assignees under such Contract and (B) does not contain a confidentiality provision that purports to restrict the ability of any Purchaser to exercise its rights under this Agreement, including, without limitation, its right to review the Contract;

(x) which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Originator;

(xi) which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation;

(xii) which satisfies all applicable requirements of the Credit and Collection Policy;

(xiii) which was generated in the ordinary course of the applicable Originator’s business;

(xiv) which arises solely from the sale and licensing of goods or general intangibles (such as software) or the provision of services to the related Obligor by the applicable Originator, and not by any other Person (in whole or in part);

(xv) as to which no Purchaser has notified Seller that such Purchaser has determined that such Receivable or class of Receivables is not acceptable as an Eligible Receivable, including, without limitation, because such Receivable arises under a Contract that is not acceptable to such Purchaser;

(xvi) which is not subject to any right of rescission, set-off, counterclaim, any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the applicable Originator or any other Adverse Claim, and the Obligor thereon holds no right as against such Originator to cause such Originator to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract);

(xvii) as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor;

(xviii) all right, title and interest to and in which has been validly transferred by the Originators to Seller under and in accordance with the Receivables Sale Agreement, and Seller has good and marketable title thereto free and clear of any Adverse Claim (other than Adverse Claims created by the Transaction Documents);

(xix) no portion of which constitutes sales tax or late fees or similar charges; and

(xx) which is not an FOB Destination Receivable or a Deducted Receivable.

“Equity Interests” means shares of capital stock, partnership interests and entitlements, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Excluded Receivables” means any indebtedness or obligations owed to the Insight Global Finance division of Insight Direct USA, Inc. (formerly Insight Global Finance, Inc., an Arizona corporation), whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods and the rendering of services thereby and receivables from or with “bill-to” locations outside the United States that are remitted to a bank account outside the United States.

“Facility Account” means Seller’s Account No. 0060 9027 at JPMorgan Chase Bank, N.A.

“Facility Termination Date” means the earlier of (i) the Stated Termination Date, and (iii) the Amortization Date.

“FATCA” means Sections 1471 through 1474 of the IRC and all regulations or official interpretations thereof.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum for each day during such period equal to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:30 a.m. (Chicago time) for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means (i) that certain Seventh Amended and Restated Fee Letter, dated as of June 25, 2014, among Seller, the Agent and the Purchasers and (ii) any other letter designated as a “Fee Letter” therein and entered into between Seller and any of the parties hereto from time to time, in each case as such letter may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Fiscal Month” means each calendar month.

“Fiscal Quarter” means each calendar quarter.

“Fiscal Year” means each calendar year.

“Fixed Charge Coverage Ratio” means, as of the last day of any Fiscal Quarter of Insight, the ratio of (a)(i) Consolidated EBITDA during the four Fiscal Quarter period then ended minus (ii) Consolidated Capital Expenditures during such period minus (iii) cash dividends or distributions (excluding any repurchase of its Equity Interests made by Insight in accordance with Section 6.06 of the Credit Agreement) paid by Insight on its Equity Interests during such period plus (iv) Consolidated Rentals during such period to (b)(i) Consolidated Interest Expense during such period plus (ii) Consolidated Rentals during such period plus (iii) expenses for taxes paid or taxes accrued during such period (calculated for Insight and its Subsidiaries on a consolidated basis) plus (iv) any scheduled amortization of the principal portion of Indebtedness during such period (other than amounts owing in connection with Permitted Receivables Facilities), including, without limitation, Capitalized Lease Obligations (calculated for Insight and its Subsidiaries on a consolidated basis).

“Floorplan Collateral Agent” means Wells Fargo Capital Finance, LLC (successor to Wells Fargo Foothill, LLC), in its capacity as collateral agent under the Floorplan Credit Agreement.

“Floorplan Credit Agreement” means the Amended and Restated Credit Agreement, dated as of April 26, 2012, by and among Insight Public Sector, Inc., Insight Direct USA, Inc., Calence, LLC, the lenders party thereto from time to time, Castle Pines Capital, LLC, as an administrative agent, Wells Fargo Capital Finance, LLC (successor to Wells Fargo Foothill, LLC), as an administrative agent, and the Floorplan Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Floorplan Loan Documents” has the meaning set forth in the Credit Agreement.

“FOB Destination Receivable” means a Receivable as to which the goods have not been delivered to the applicable Obligor.

“Former Obligor” means, on any day, any Person who was previously an obligor with respect to any accounts receivable of any Originator, but who is not on such day an Obligor with respect to any outstanding Receivables and has not purchased any goods or services from any Originator within 12 months.

“GAAP” means generally accepted accounting principles in effect in the United States of America as of the date of this Agreement.

“Governmental Authority” means the government of the United States of America, the Netherlands, the United Kingdom, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including, without limitation, the European Union.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“Incremental Purchase” means a purchase of one or more Purchaser Interests which increases the total outstanding Aggregate Capital hereunder.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of obligations, liabilities or indebtedness of the type described in clauses (a) through (e) and (g) through (l) of this definition, (g) all Capitalized Lease Obligations of such Person, (h) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (unless cash collateralized with cash and/or cash equivalents in a manner permitted hereunder), (i) the principal component of all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) Attributable Receivables Indebtedness, (k) all Attributable Debt of such Person under Sale and Leaseback Transactions, (l) with respect to any Subsidiary of Insight, any Disqualified Equity Interests of such Person and (m) all Net Mark-to-Market Exposure of such Person under all Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Independent Director” means a natural person who (A) for the five-year period prior to his or her appointment as Independent Director has not been, and during the continuation of his or her service as Independent Director is not: (i) an employee, director, stockholder, partner or officer of Seller or any of its Affiliates (other than his or her service as an Independent Director of Seller); (ii) a customer or supplier of Seller or any of its Affiliates; or (iii) any member of the immediate family of a person described in clause (i) or (ii), and (B) has (i) prior experience as an independent director for a corporation whose charter documents required the unanimous consent of all independent directors thereof before such corporation could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Ineligible State” means, unless otherwise consented to in writing by the Purchasers, with respect to any Receivable, (i) Delaware, (ii) the District of Columbia, (iii) Hawaii, (iv) Kansas, (v) Maine, (vi) Maryland, (vii) Minnesota, (viii) New York, (ix) North Carolina and (x) any state in respect of which (a) there are restrictions on the assignment of a Receivable owing by such state (or on the assignment of any Related Security with respect to such Receivable) or any governmental subdivision or agency of such state pursuant to statute, judicial precedent, the related Contract or otherwise, or (b) there are any actions required to be taken or conditions required to be satisfied, whether pursuant to statute, judicial precedent, the related Contract or otherwise, before such Receivable (or any Related Security with respect to such Receivable) may be assigned that have not yet been taken or satisfied.

“Information Memorandum” has the meaning set forth in the Credit Agreement.

“Insight” has the meaning set forth in the preamble to this Agreement.

“Insight Entity” has the meaning set forth in Section 7.1(i).

“Intercreditor Agreement” means that certain Second Amended and Restated Intercreditor Agreement, dated as of September 17, 2008, by and among the Administrative Agent, the Agent, IBM Credit LLC, Hewlett Packard Company and the Floorplan Collateral Agent (as acknowledged by Insight and certain of its Subsidiaries) as amended, restated, supplemented or otherwise modified from time to time.

“IRC” means the Internal Revenue Code of 1986 and all regulations promulgated thereunder.

“Joinder Agreement” means a joinder agreement, substantially in the form of Exhibit XIII attached hereto, pursuant to which a new Purchaser becomes party to this Agreement.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“LIBO Rate” means, on any day, LMIR on such day. The LIBO Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge in the nature of a security interest or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“LMIR” means, for any day, the one-month “Eurodollar Rate” for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page (or such other page as may replace Reuters Screen LIBOR01 Page).

“Loan Documents” has the meaning set forth in the Credit Agreement.

“Loan Party” has the meaning set forth in the Credit Agreement.

“Lock-Box” means each locked postal box with respect to which a bank who has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV.

“Loss Horizon Ratio” means, as of any date, a ratio equal to (i) the aggregate Outstanding Balance (in each case, at the time of creation) of all Receivables (other than Deducted Receivables) created during the three and one-half (3.5) Fiscal Months most recently ended divided by (ii) the Net Eligible Receivables Balance as at the last day of the most recently ended Fiscal Month.

“Loss Percentage Floor” means 15.0%.

“Loss Ratio” means, as of any date, a percentage equal to the highest average Default Proxy Ratio for any three consecutive Fiscal Months during the twelve (12) Fiscal Months then most recently ended.

“Loss Reserve” means, on any date, an amount equal to the Loss Reserve Percentage multiplied by the Net Eligible Receivables Balance as of such date.

“Loss Reserve Percentage” means, as of any date, the greater of (i) the Loss Percentage Floor and (ii) the percentage obtained by multiplying (a) 2.00 times (b) the Loss Ratio (as determined as of the last day of the Fiscal Month then most recently ended) times (c) the Loss Horizon Ratio (as determined as of the last day of the Fiscal Month then most recently ended).

“Purchaser” means each of the Persons listed on Schedule A hereto as a “Purchaser” or in any Assignment Agreement or Joinder Agreement as a “Purchaser”, together with its respective successors and permitted assigns.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of any Seller Party and its Subsidiaries taken as a whole, (ii) the ability of any Seller Party to perform its obligations under this Agreement, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) any Purchaser’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

“Member” means Insight Receivables Holding, LLC, an Illinois limited liability company and its successors.

“Monthly Report” means a report, in substantially the form of Exhibit X hereto (appropriately completed), furnished by the Servicer to the Agent and the Purchasers pursuant to clause (ii) of Section 8.5.

“Monthly Settlement Date” means (A) the sixteenth (16th) day of each month (or if such day is not a Business Day, the next succeeding Business Day), and (B) other than with respect to Wells Fargo, the last day of the relevant Tranche Period in respect of each Purchaser Interest.

“Moody’s” means Moody’s Investors Service and its successors.

“Net Eligible Receivables Balance” means, at any time, (i) the aggregate Outstanding Balance of all Eligible Receivables at such time minus (ii) the Aggregate Aged Credit Ineligible Amount at such time minus (iii) the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit for such Obligor at such time minus (iv) the aggregate amount by which the Outstanding Balance of all Eligible Receivables originated by the Top Four Obligors exceeds the Top Four Concentration Limit at such time.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Agreements. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date).

“Non-Investment Grade Obligor” means any Obligor, the long-term senior unsecured debt of which is unrated by either S&P or Moody’s, or rated BB+ or less by S&P or Ba1 or less by Moody’s.

“Non-Renewing Purchaser” has the meaning set forth in Section 12.3(a).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Operating Lease” of a Person means any lease of an asset (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Originator” means each of Insight Direct USA, Inc., an Illinois corporation, and Insight Public Sector, Inc., an Illinois corporation, or any other Subsidiary or Affiliate of Insight approved in writing by the Agent from time to time.

“Outstanding Balance” means, with respect to any Receivable at any time, the then outstanding principal balance thereof; provided, that with respect to a WM Receivable, “Outstanding Balance” means an amount equal to the product of 1.07 and the actual cost to the applicable Originator of providing warranty or maintenance services to an Obligor.

“Participant” has the meaning set forth in Section 12.2.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Percentage” means, with respect to any Purchaser, a percentage equal to the Commitment of such Purchaser divided by the aggregate Commitments of all Purchasers; provided, however, that from and after the date of termination of the Commitments, “Percentage” for each Purchaser shall mean a percentage equal to (x) the Capital of such Purchaser divided by (y) Aggregate Capital.

“Performance Undertaking” means that certain Amended and Restated Performance Undertaking dated as of September 3, 2003 by Insight in favor of the Agent for the benefit of the Purchasers, as amended, restated, supplemented or otherwise modified from time to time.

“Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by Insight or any Subsidiary of all or substantially all the assets of, or more than fifty percent (50%) of the Equity Interests in, a Person or division or line of business of a Person if, at the time of and immediately after giving effect thereto, (i) no Default has occurred and is continuing or would arise after giving effect thereto, (ii) such Person or division or line of business is engaged in a type of business that complies with the requirements of the last sentence of Section 6.03 of the Credit Agreement, (iii) the Total Leverage Ratio shall not exceed 2.50 to 1.00, the Fixed Charge Coverage Ratio shall not be less than 1.25 to 1.00 and the Asset Coverage Ratio shall be not less than 1.75 to 1.00, in each case determined on a pro forma basis (excluding any synergies or cost savings contemplated to occur pursuant to such Permitted Acquisition) after giving effect to such acquisition, recomputed as of the last day of the most recently ended Fiscal Quarter of Insight for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and (iv) in the case of any acquisition with respect to which the aggregate consideration exceeds $100,000,000, Insight shall have delivered a Compliance Certificate (as defined in the Credit Agreement) not less than five (5) days (or such shorter period as the Administrative Agent shall agree) prior to the consummation of such acquisition demonstrating compliance with the foregoing clause (iii).

“Permitted Receivables Facilities” has the meaning set forth in the Credit Agreement.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Potential Amortization Event” means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Wells Fargo or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Proposed Reduction Date” has the meaning set forth in Section 1.3.

“Purchase Limit” means $200,000,000.

“Purchase Notice” has the meaning set forth in Section 1.2.

“Purchase Price” means, with respect to any Incremental Purchase of a Purchaser Interest, the amount paid to Seller for such Purchaser Interest which shall not exceed the least of (i) the amount requested by Seller in the applicable Purchase Notice, (ii) the unused portion of the Purchase Limit on the applicable purchase date and (iii) the excess, if any, of the Net Eligible Receivables Balance (less the Aggregate Reserves) on the applicable purchase date over the aggregate outstanding amount of Aggregate Capital determined as of the date of the most recent Report, taking into account such proposed Incremental Purchase.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Interest” means, at any time, an undivided percentage ownership interest (computed as set forth below) associated with a designated amount of Capital, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Each such undivided percentage interest shall equal:

C
NRB-AR

where:
C AR NRB	= = =	the Capital of such Purchaser Interest. the Aggregate Reserves. the Net Eligible Receivables Balance.

Such undivided percentage ownership interest shall be initially computed on its date of purchase. Thereafter, until the Amortization Date, each Purchaser Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Amortization Date. The variable percentage represented by any Purchaser Interest as computed (or deemed recomputed) as of the close of the business day immediately preceding the Amortization Date shall remain constant at all times thereafter.

“Purchasing Purchaser” has the meaning set forth in Section 12.1(b).

“Qualified Equity Interests” means any Equity Interests that do not constitute Disqualified Equity Interests.

“Ratings Request” has the meaning set forth in Section 10.2(c).

“Receivable” means all indebtedness and other obligations (other than indebtedness or obligations constituting Excluded Receivables) owed to Seller or any Originator (at the time it arises, and before giving effect to any transfer or conveyance under the Receivables Sale Agreement or hereunder) or in which Seller or such Originator has a security interest or other interest, including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale or licensing of goods or general intangibles (such as software), or the rendering of services by the applicable Originator, and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or Seller treats such indebtedness, rights or obligations as a separate payment obligation.

“Receivables Sale Agreement” means that certain Amended and Restated Receivables Sale Agreement dated as of September 3, 2003, among Insight Direct USA, Inc., Insight Public Sector, Inc. and Seller, as the same may be amended , restated or otherwise modified from time to time.

“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

“Recoveries” means, with respect to a Receivable that (a) would have been classified during any Fiscal Month as a Charged-Off Receivable in accordance with clauses (i), (ii), (iii) or (iv) of the definition of “Charged-Off Receivable” or (b) has been written off by Seller, all amounts received or collected by the Servicer or Seller with respect to such Receivable after such classification or write-off.

“Reduction Notice” has the meaning set forth in Section 1.3.

“Regulatory Change” has the meaning set forth in Section 10.2(a).

“Reinvestment” has the meaning set forth in Section 2.2.

“Related Security” means, with respect to any Receivable:

(i) all of the applicable Originator’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale, financing or lease of which by the applicable Originator gave rise to such Receivable, and all insurance contracts with respect thereto,

(ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(iii) all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iv) all service contracts and other contracts and agreements associated with such Receivable,

(v) all Records related to such Receivable,

(vi) all of Seller’s right, title and interest in, to and under the Receivables Sale Agreement in respect of such Receivable , and

(vii) all proceeds of any of the foregoing.

“Rentals” of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.

“Report” means each Monthly Report, Weekly Report and Daily Report.

“Required Purchasers” means (a) at any time there are two or fewer Purchasers, all Purchasers, and (b) at all other times, the Purchasers with Commitments in excess of 66-2/3% of the aggregate of all Commitments.

“Required Rating” has the meaning set forth in Section 10.2(c).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.

“Sale and Leaseback Transaction” means any sale or other transfer of any asset by a Person with the intent to lease such asset as lessee.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Parties” has the meaning set forth in the preamble to this Agreement.

“Servicer” means at any time the Person (which may be the Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

“Servicer Reserve” means, on any date, an amount equal to 0.75% multiplied by the Net Eligible Receivables Balance as of the close of business of the Servicer on such date.

“Servicing Fee” has the meaning set forth in Section 8.6.

“Settlement Date” means (A) the Business Day following receipt of each Daily Report or Weekly Report (as applicable) and (B) each Monthly Settlement Date.

“Settlement Period” means, in respect of each Purchaser Interest, the immediately preceding Accrual Period.

“Software Spectrum Government Receivable” means any indebtedness or obligations owed by the federal government of the United States (or any governmental subdivision or agency thereof) to the Software Spectrum division of Insight Direct USA, Inc. (formerly Software Spectrum, Inc., a Delaware corporation).

“Specified Indebtedness” has the meaning set forth in Section 9.1(c).

“SPV” means any special purpose entity established for the purpose of purchasing receivables in connection with a receivables securitization transaction permitted under the terms of the Credit Agreement.

“Stated Termination Date” means June 23, 2017 or such later date to which the Stated Termination Date may be extended in accordance with Section 12.3.

“Subsidiary” means any subsidiary of Insight; provided, that Persons that would be required in accordance with GAAP to be consolidated with Insight, but which are not otherwise controlled by Insight shall be “Subsidiaries” hereunder solely for the purpose of making calculations under Section 9.1(l) and (m) hereof, but shall not be “Subsidiaries” hereunder for purposes of any representation, warranty or other covenant hereunder.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Insight or the Subsidiaries shall be a Swap Agreement.

“Termination Date” has the meaning set forth in Section 2.2.

“Termination Percentage” has the meaning set forth in Section 2.2.

“Terminating Purchaser” has the meaning set forth in Section 12.3(a).

“Top Four Concentration Limit” means, at any time, for the Top Four Obligors, an amount equal to the aggregate Outstanding Balance of all Eligible Receivables at such time multiplied by 15.0%.

“Top Four Obligors” means the four Non-Investment Grade Obligors which, among all other Non-Investment Grade Obligors, have originated the highest Outstanding Balance of Receivables at such time.

“Total Leverage Ratio” means, as of the last day of any Fiscal Quarter of Insight, the ratio of Consolidated Funded Indebtedness at such time to Adjusted Consolidated EBITDA for the four Fiscal Quarter period then most recently ended.

“Transaction Documents” means, collectively, this Agreement, each Purchase Notice, the Receivables Sale Agreement, the Collection Account Agreement, the Intercreditor Agreement, any Fee Letter, the Performance Undertaking, the Subordinated Note (as defined in the Receivables Sale Agreement) and all other instruments, documents and agreements executed and delivered in connection herewith.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unused Commitment” means, with respect to any Purchaser at any time, such Purchaser’s Commitment at such time minus such Purchaser’s Capital outstanding at such time.

“Vendor Trade Programs” means those certain inventory finance transactions from time to time entered into by Insight or its Affiliates with IBM Credit Corporation or its Affiliates, Hewlett Packard Corporation or its Affiliates or any other Person reasonably acceptable to the Agent.

“Weekly Report” means a report, in substantially the form of Exhibit IX hereto (appropriately completed), furnished by the Servicer to the Agent pursuant to clause (i) of Section 8.5.

“WM Receivable” means a Receivable which arises under a Contract relating to the provision by an Originator of warranty or maintenance services to an Obligor.

“Yield” means, for each Purchaser Interest for each day elapsed during such Accrual Period, an amount equal to the product of the Discount Rate multiplied by the Capital of such Purchaser Interest, annualized on a 360-day basis.

“Yield Reserve” means, on any date, an amount equal to 0.75% multiplied by the Net Eligible Receivables Balance as of the close of business of the Servicer on such date.

All terms used in Article 9 of the UCC in the State of Illinois, and not specifically defined herein, are used herein as defined in such Article 9. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Insight notifies the Agent that Insight and Seller request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies Insight and Seller that the Required Purchasers request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

EXHIBIT II
FORM OF PURCHASE NOTICE
[Date]

Wells Fargo Bank, National Association, individually and as Agent
1100 Abernathy Rd., N.E.
Suite 1500
Atlanta, GA 30328-5657
Attn: Ryan Tozier

PNC Bank, National Association
225 Fifth Avenue, Floor 4
Pittsburgh, PA 15222
Attn: Michael Ferragonio

Re: PURCHASE NOTICE

Ladies and Gentlemen:

Reference is hereby made to the Receivables Purchase Agreement, dated as of December 31, 2002 by and among Insight Receivables, LLC, an Illinois limited liability company (the “Seller”), Insight Enterprises, Inc., as Servicer, the Purchasers from time to time party thereto and Wells Fargo Bank, National Association, as successor Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”). Capitalized terms used herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement.

The Agent is hereby notified of the following Incremental Purchase:

Purchase Price:	$

Date of Purchase:

Requested Rate:	LIBO Rate [LMIR]

Please wire-transfer the Purchase Price in immediately available funds to the Facility Account:

[Account Name]
[Account No.]
[Bank Name & Address]
[ABA #]
Reference:
Telephone advice to: [Name] @ tel. no. ( )

In connection with the Incremental Purchase to be made on the above listed “Date of Purchase” (the “Purchase Date”), Seller hereby certifies that the following statements are true on the date hereof, and will be true on the Purchase Date (before and after giving effect to the proposed Incremental Purchase):

1.	the representations and warranties of Seller set forth in Section 5.1 of the Receivables Purchase Agreement are true and correct on and as of the Purchase Date as though made on and as of such date;

2.	no event has occurred and is continuing, or would result from the proposed Incremental Purchase, that will constitute an Amortization Event or a Potential Amortization Event;

3.	the Facility Termination Date has not occurred, the Aggregate Capital does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed 100%; and

4.	the amount of Aggregate Capital is $ after giving effect to the Incremental Purchase to be made on the Purchase Date.

Very truly yours,

INSIGHT RECEIVABLES, LLC

By:
Name:

Title:EXHIBIT III

PLACES OF BUSINESS OF THE SELLER PARTIES;
LOCATIONS OF RECORDS;
FEDERAL EMPLOYER IDENTIFICATION NUMBER(S)
ORGANIZATIONAL IDENTIFICATION NUMBER(S)

Places of Business and Location of Records:

Insight Receivables, LLC
444 Scott Drive
Bloomingdale, IL 60108
(Prior to 11/2014)

2250 Pinehurst Boulevard, Suite 200
Addison, IL 60101
(After 11/2014)

Illinois Organizational Number: 0082933-1

FEIN: 43-1988544

Places of Business and Location of Records:

Insight Enterprises, Inc.
6820 South Harl Avenue
Tempe, Arizona 85283

Delaware Organizational Number: 2264818

FEIN: 86-0766246

EXHIBIT IV

NAMES OF COLLECTION BANKS; COLLECTION ACCOUNTS

Collection Bank	Lock-Box	Related Collection Account

JPMorgan Chase Bank, N.A.	#	#

JPMorgan Chase Bank, N.A.	#	#

JPMorgan Chase Bank, N.A.	#	#

JPMorgan Chase Bank, N.A.	N/A	#

EXHIBIT V-A
FORM OF MONTHLY COMPLIANCE CERTIFICATE

To:

Wells Fargo Bank, National Association, individually and as Agent
1100 Abernathy Rd., N.E.
Suite 1500
Atlanta, GA 30328-5657
Attn: Ryan Tozier

PNC Bank, National Association
225 Fifth Avenue, Floor 4
Pittsburgh, PA 15222

Attn: Michael Ferragonio

This Compliance Certificate is furnished pursuant to that certain Receivables Purchase Agreement dated as of December 31, 2002 among Insight Receivables, LLC (the “Seller”), Insight Enterprises, Inc. (the “Servicer”), the Purchasers from time to time party thereto and Wells Fargo Bank, National Association, as successor Agent for such Purchasers (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”).

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected [      ] of Seller.

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Seller and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Amortization Event or Potential Amortization Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in paragraph 5 below.

4. Schedule I attached hereto sets forth financial data and computations evidencing the compliance with Section 9.1(g) of the Agreement, all of which data and computations are true, complete and correct.

5. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Seller has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this day of , .

INSIGHT RECEIVABLES, LLC

Name:

Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE

Schedule of Compliance as of       ,        with Section        of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

This schedule relates to the month ended:EXHIBIT V-B
FORM OF QUARTERLY COMPLIANCE CERTIFICATE

To:

Wells Fargo Bank, National Association, individually and as Agent
1100 Abernathy Rd., N.E.
Suite 1500
Atlanta, GA 30328-5657
Attn: Ryan Tozier

PNC Bank, National Association
225 Fifth Avenue, Floor 4
Pittsburgh, PA 15222

Attn: Michael Ferragonio

This Compliance Certificate is furnished pursuant to that certain Receivables Purchase Agreement dated as of December 31, 2002 among Insight Receivables, LLC (the “Seller”), Insight Enterprises, Inc. (the “Servicer”), the Purchasers from time to time party thereto and Wells Fargo Bank, National Association, as successor agent for such Purchasers (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”).

THE UNDERSIGNED HEREBY CERTIFIES THAT:

6. I am the duly elected [      ] of Seller.

7. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Seller and its Subsidiaries during the accounting period covered by the attached financial statements.

8. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Amortization Event or Potential Amortization Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in paragraph 5 below.

9. Schedule I attached hereto sets forth financial data and computations evidencing the compliance with Sections 9.1(l), (m) and (n) of the Agreement, all of which data and computations are true, complete and correct.

10. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Seller has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this day of , .

INSIGHT RECEIVABLES, LLC

Name:

Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE

Schedule of Compliance as of       ,        with Sections        of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

EXHIBIT VI
FORM OF COLLECTION ACCOUNT AGREEMENT1
[On letterhead of Originator] ,

[Lock-Box Bank/Concentration Bank/Depositary Bank]
Re:	[Name of Originator]

Ladies and Gentlemen:

Reference is hereby made to each of the departmental post office boxes listed on Schedule I hereto (each a, “Lock-Box”) of which you have exclusive control for the purpose of receiving mail and processing payments therefrom pursuant to that certain [name of lock-box agreement) between you and the undersigned (the “Company”) dated (the “Agreement”). You hereby confirm your agreement to perform the services described therein. Among the services you have agreed to perform therein, is to endorse all checks and other evidences of payment received in each of the Lock-Boxes, and credit such payments to the Company’s checking account no. maintained with you in the name of the Company (the “Lock-Box Account”).

The Company hereby informs you that pursuant to that certain Receivables Sale Agreement, dated as of              ,        between the Company and [Seller] (the “Seller”), the Company has transferred all of its right, title and interest in and to, and exclusive ownership and control of, the Lock-Box and the Lock-Box Account to Seller. The Company and Seller hereby request that the name of the Lock-Box Account be changed to “Insight Receivables, LLC”

The Company and Seller hereby irrevocably instruct you, and you hereby agree, that upon receiving notice from Wells Fargo Bank, National Association (“Wells Fargo”) in the form attached hereto as Annex A: (i) the name of the Lock-Box Account will be changed to Wells Fargo for itself and as agent (or any designee of Wells Fargo) and Wells Fargo will have exclusive ownership of and access to the Lock-Box and the Lock-Box Account, and neither the Company, Seller, nor any of their respective affiliates will have any control of the Lock-Box or the Lock-Box Account or any access thereto, (ii) you will either continue to send the funds from the Lock-Box to the Lock-Box Account, or will redirect the funds as Wells Fargo may otherwise request, (iii) you will transfer monies on deposit in the Lock-Box Account, at any time, as directed by Wells Fargo, (iv) all services to be performed by you under the Agreement will be performed on behalf of Wells Fargo, and (v) all correspondence or other mail which you have agreed to send to the Company or Seller will be sent to Wells Fargo at the following address:

Wells Fargo Bank, National Association
1100 Abernathy Rd., N.E.
Suite 1500
Atlanta, GA 30328-5657
Attn: Ryan Tozier

Moreover, upon such notice, Wells Fargo for itself and as agent will have all rights and remedies given to the Company (and Seller, as the Company’s assignee) under the Agreement. Seller agrees, however, to continue to pay all fees and other assessments due thereunder at any time.

You hereby acknowledge that monies deposited in the Lock-Box Account or any other account established with you by Wells Fargo for the purpose of receiving funds from the Lock-Box are subject to the liens of Wells Fargo for itself and as agent, and will not be subject to deduction, set-off, banker’s lien or any other right you or any other party may have against the Company or Seller, except that you may debit the Lock-Box Account for any items deposited therein that are returned or otherwise not collected and for all charges, fees, commissions and expenses incurred by you in providing services hereunder, all in accordance with your customary practices for the charge back of returned items and expenses.

THIS LETTER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. This letter agreement may be executed in any number of counterparts and all of such counterparts taken together will be deemed to constitute one and the same instrument.

This letter agreement contains the entire agreement between the parties, and may not be altered, modified, terminated or amended in any respect, nor may any right, power or privilege of any party hereunder be waived or released or discharged, except upon execution by all parties hereto of a written instrument so providing. In the event that any provision in this letter agreement is in conflict with, or inconsistent with, any provision of the Agreement, this letter agreement will exclusively govern and control. Each party agrees to take all actions reasonably requested by any other party to carry out the purposes of this letter agreement or to preserve and protect the rights of each party hereunder.

1Before using this form, check with the Law Department to determine whether the applicable Purchaser has agreed to an alternative form.

Please indicate your agreement to the terms of this letter agreement by signing in the space provided below. This letter agreement will become effective immediately upon execution of a counterpart of this letter agreement by all parties hereto.

Very truly yours, [ORIGINATOR] By:
Name:
Title:
INSIGHT RECEIVABLES, LLC By:
Name:
Title:
Acknowledged and agreed to
this	day of

[COLLECTION BANK]

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

ANNEX A
FORM OF NOTICE
[On letterhead of Wells Fargo] ,

[Collection Bank/Depositary Bank/Concentration Bank]
Re:	[Originator/Insight Receivables, LLC]

Ladies and Gentlemen:

We hereby notify you that we are exercising our rights pursuant to that certain letter agreement among [Originator], Insight Receivables, LLC, you and us, to have the name of, and to have exclusive ownership and control of, account number        (the “Lock-Box Account”) maintained with you, transferred to us. [Lock-Box Account will henceforth be a zero-balance account, and funds deposited in the Lock-Box Account should be sent at the end of each day to .] You have further agreed to perform all other services you are performing under that certain agreement dated between you and [Originator] on our behalf.

We appreciate your cooperation in this matter.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION, (for itself and as Agent)

By:
Title:

EXHIBIT VII
FORM OF ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Assignment Agreement”) is entered into as of the        day of      ,       , by and between        (“Assignor”) and       (“Assignee”).

PRELIMINARY STATEMENTS

A. This Assignment Agreement is being executed and delivered in accordance with Section 12.1(b) of that certain Receivables Purchase Agreement dated as of December 31, 2002 by and among Insight Receivables, LLC, as Seller, Insight Enterprises, Inc., as Servicer, the Purchasers from time to time party thereto and Wells Fargo Bank, National Association, as successor Agent (as amended, modified or restated from time to time, the “Purchase Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings set forth or incorporated by reference in the Purchase Agreement.

B. Assignor is a Purchaser party to the Purchase Agreement, and Assignee wishes to become a Purchaser thereunder; and

C. Assignor is selling and assigning to Assignee an undivided      % (the “Transferred Percentage”) interest in all of Assignor’s rights and obligations under the Purchase Agreement and the Transaction Documents, including, without limitation, Assignor’s Commitment and (if applicable) the Capital of Assignor’s Purchaser Interests as set forth herein.

AGREEMENT

The parties hereto hereby agree as follows:

1. The sale, transfer and assignment effected by this Assignment Agreement shall become effective (the “Effective Date”) two (2) Business Days (or such other date selected by the Agent in its sole discretion) following the date on which a notice substantially in the form of Schedule II to this Assignment Agreement (“Effective Notice”) is delivered by the Agent to the Purchasers, Assignor and Assignee. From and after the Effective Date, Assignee shall be a Purchaser party to the Purchase Agreement for all purposes thereof as if Assignee were an original party thereto and Assignee agrees to be bound by all of the terms and provisions contained therein.

2. If Assignor has no outstanding Capital under the Purchase Agreement, on the Effective Date, Assignor shall be deemed to have hereby transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in paragraph 6 below), and the Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred Percentage of Assignor’s Commitment and all rights and obligations associated therewith under the terms of the Purchase Agreement, including, without limitation, the Transferred Percentage of Assignor’s future funding obligations under Section 4.1 of the Purchase Agreement.

3. If Assignor has any outstanding Capital under the Purchase Agreement, at or before 12:00 noon, local time of Assignor, on the Effective Date Assignee shall pay to Assignor, in immediately available funds, an amount equal to the sum of (i) the Transferred Percentage of the outstanding Capital of Assignor’s Purchaser Interests (such amount, being hereinafter referred to as the “Assignee’s Capital”); (ii) all accrued but unpaid (whether or not then due) Yield attributable to Assignee’s Capital; and (iii) accruing but unpaid fees and other costs and expenses payable in respect of Assignee’s Capital for the period commencing upon each date such unpaid amounts commence accruing, to and including the Effective Date (the “Assignee’s Acquisition Cost”); whereupon, Assignor shall be deemed to have sold, transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in paragraph 6 below), and Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred Percentage of Assignor’s Commitment and the Capital of Assignor’s Purchaser Interests (if applicable) and all related rights and obligations under the Purchase Agreement and the Transaction Documents, including, without limitation, the Transferred Percentage of Assignor’s future funding obligations under Section 4.1 of the Purchase Agreement.

4. Concurrently with the execution and delivery hereof, Assignor will provide to Assignee copies of all documents requested by Assignee which were delivered to Assignor pursuant to the Purchase Agreement.

5. Each of the parties to this Assignment Agreement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment Agreement.

6. By executing and delivering this Assignment Agreement, Assignor and Assignee confirm to and agree with each other, the Agent and the Purchasers as follows: (a) other than the representation and warranty that it has not created any Adverse Claim upon any interest being transferred hereunder, Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made by any other Person in or in connection with the Purchase Agreement or the Transaction Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of Assignee, the Purchase Agreement or any other instrument or document furnished pursuant thereto or the perfection, priority, condition, value or sufficiency of any collateral; (b) Assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of Seller, any Obligor, any Seller Affiliate or the performance or observance by Seller, any Obligor, any Seller Affiliate of any of their respective obligations under the Transaction Documents or any other instrument or document furnished pursuant thereto or in connection therewith; (c) Assignee confirms that it has received a copy of the Purchase Agreement and copies of such other Transaction Documents, and other documents and information as it has requested and deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (d) Assignee will, independently and without reliance upon the Agent, Seller or any other Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Purchase Agreement and the Transaction Documents; (e) Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Transaction Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (f) Assignee agrees that it will perform in accordance with their terms all of the obligations which, by the terms of the Purchase Agreement and the other Transaction Documents, are required to be performed by it as a Purchaser.

7. Each party hereto represents and warrants to and agrees with the Agent that it is aware of and will comply with the provisions of the Purchase Agreement, including, without limitation, Sections 4.1 and 13.1 thereof.

8. Schedule I hereto sets forth the revised Commitment of Assignor and the Commitment of Assignee, as well as administrative information with respect to Assignee.

9. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective duly authorized officers of the date hereof.

[ASSIGNOR]

By:
Title:

[ASSIGNEE]

By:
Title:

SCHEDULE I TO ASSIGNMENT AGREEMENT

LIST OF LENDING OFFICES, ADDRESSES
FOR NOTICES AND COMMITMENT AMOUNTS

Date: ,
Transferred Percentage:	%

	A-1	A-2	B-1	B-2
Assignor	Commitment (prior	Commitment (after	Outstanding Capital	Ratable Share of
	to giving effect to	giving effect to	(if any)	Outstanding Capital
	the Assignment	the Assignment
	Agreement)	Agreement)
		A-2	B-1	B-2

Assignee		Commitment (after giving effect to the Assignment Agreement)	Outstanding Capital (if any)	Ratable Share of Outstanding Capital

Address for Notices

Attention:
Phone:
Fax:

SCHEDULE II TO ASSIGNMENT AGREEMENT
EFFECTIVE NOTICE

TO: , Assignor

TO: , Assignee

The undersigned, as Agent under the Receivables Purchase Agreement dated as of December 31, 2002 by and among Insight Receivables, LLC, an Illinois limited liability company, Insight Enterprises, Inc., as Servicer, the Purchasers from time to time party thereto and Wells Fargo Bank, National Association, as successor Agent hereby acknowledges receipt of executed counterparts of a completed Assignment Agreement dated as of       ,        between       , as Assignor, and       , as Assignee. Terms defined in such Assignment Agreement are used herein as therein defined.

Pursuant to such Assignment Agreement, you are advised that the Effective Date will be      ,       .

[3. Pursuant to such Assignment Agreement, the Assignee is required to pay $      to Assignor at or before 12:00 noon (local time of Assignor) on the Effective Date in immediately available funds.]

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually and as Agent

By:
Title:

[PURCHASER], as a Purchaser

By:

Title:_________________________EXHIBIT VIII

CREDIT AND COLLECTION POLICY
Attached.EXHIBIT IX
FORM OF WEEKLY REPORT
Attached
EXHIBIT X
FORM OF MONTHLY REPORT
Attached

EXHIBIT XI
SPECIAL CONCENTRATION LIMITS

For any Obligor, at any time, an amount equal to (i) the Outstanding Balance of Eligible Receivables at such time multiplied by (ii) the highest applicable “Special Concentration Percentage” determined by reference to such Obligor’s long-term, senior unsecured rating at such time as set forth below:

At any time the long-term, senior	Special Concentration Percentage:
unsecured debt of such Obligor is rated:

A+ or higher by S&P and A1 or higher by Moody’s	11.25%

BBB- or higher by S&P and Baa3 or higher by Moody’s	7.50%

Less than BBB- or unrated by S&P or S&P has withdrawn its rating on such debt or less than Baa3 or unrated by Moody’s or Moody’s has withdrawn its rating on such debt	5.00%

EXHIBIT XII
FORM OF DAILY REPORT
(Attached)

EXHIBIT XIII
FORM OF JOINDER AGREEMENT

Reference is hereby made to the Receivables Purchase Agreement, dated as of December 31, 2002 by and among Insight Receivables, LLC, an Illinois limited liability company (the “Seller”), Insight Enterprises, Inc., as Servicer, the Purchasers from time to time party thereto, and Wells Fargo Bank, National Association, as successor Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”). To the extent not defined herein, capitalized terms used herein have the meanings assigned to such terms in the Receivables Purchase Agreement.

       (the “New Purchaser”), Seller, the Servicer and the Agent agree as follows:

1. Pursuant to Section 12.6 of the Agreement, Seller has requested that the New Purchaser agree to become a “Purchaser” under the Agreement.

2. The effective date (the “Effective Date”) of this Joinder Agreement shall be the later of (i) the date on which a fully executed copy of this Joinder Agreement is delivered to the Agent and (ii) the date of this Joinder Agreement.

3. By executing and delivering this Joinder Agreement, the New Purchaser confirms to and agrees with each other party to the Agreement that (i) it has received a copy of the Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement; (ii) it will, independently and without reliance upon the Agent, the other Purchasers or any of their respective Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement or any Transaction Document; (iii) it appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Agreement, the Transaction Documents and any other instrument or document pursuant thereto as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto and to enforce its respective rights and interests in and under the Agreement, the Transaction Documents, the Receivables, the Related Security and the Collections; (iv) it will perform all of the obligations which by the terms of the Agreement and the Transaction Documents are required to be performed by it as a Purchaser; (v) its address for notices shall be the office set forth beneath its name on the signature pages of this Joinder Agreement; and (vi) it is duly authorized to enter into this Joinder Agreement .

4. On the Effective Date of this Joinder Agreement, the New Purchaser shall join in and be a party to the Agreement and, to the extent provided in this Joinder Agreement, shall have the rights and obligations of a Purchaser the Receivables Purchase Agreement.

5. This Joinder Agreement may be executed by one or more of the parties on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

6. This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois.

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule I hereto.

[Remainder of page left intentionally blank]

Schedule I
to
Joinder Agreement
Dated ______ __, 20__

The “Commitment” with respect to the New Purchaser is:
[New Purchaser]	$[ ]
NEW PURCHASER:		[NEW PURCHASER]

By:       Name:
Title:

Address for notices:

[Address]

Consented to this        day of       , 20       by:

INSIGHT RECEIVABLES, LLC, as Seller

By:
Name:
Title:

INSIGHT ENTERPRISES, INC., as Servicer

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

[SIGNATURE BLOCK FOR EACH PURCHASER]

as a Purchaser

By:
Name:

Title:SCHEDULE A
COMMITMENTS

Purchaser	Commitment

PNC Bank, National Association	$90,000,000

Wells Fargo Bank, National Association	$110,000,000

TOTAL	$200,000,000

SCHEDULE B
DOCUMENTS TO BE DELIVERED TO THE AGENT AND THE PURCHASERS
ON OR PRIOR TO THE INITIAL PURCHASE

Attached

ARTICLE I PURCHASE ARRANGEMENTS
Section 1.1 Section 1.2 Section 1.3 Section 1.4	Purchase Facility. Increases. Decreases. . Payment Requirements.

ARTICLE II PAYMENTS AND COLLECTIONS
Section 2.1 Section 2.2 Section 2.3 Section 2.4	Payments. Collections Prior to Amortization. . Collections Following Amortization. . Application of Collections.:
Section 2.5 Section 2.6 Section 2.7	Payment Rescission. Maximum Purchaser Interests and Aggregate Capital.. Clean Up Call.

ARTICLE III [RESERVED]
ARTICLE IV FUNDING
Section 4.1 Section 4.2 Section 4.3	Funding. . Yield Payments.. Suspension of the LIBO Rate.

ARTICLE V REPRESENTATIONS AND WARRANTIES
Section 5.1	Representations and Warranties of The Seller Parties.

ARTICLE VI CONDITIONS OF PURCHASES
Section 6.1 Section 6.2	Conditions Precedent to Initial Incremental Purchase. Conditions Precedent to All Purchases and Reinvestments.
ARTICLE VII COVENANTS
Section 7.1 Section 7.2	Affirmative Covenants of The Seller Parties. Negative Covenants of The Seller Parties.

ARTICLE VIII ADMINISTRATION AND COLLECTION
Section 8.1	Designation of Servicer.
Section 8.2	Duties of Servicer.
Section 8.3	Collection Notices. .
Section 8.4	Responsibilities of Seller. .
Section 8.5	Reports. .
Section 8.6	Servicing Fees. .

ARTICLE IX AMORTIZATION EVENTS
Section 9.1	Amortization Events.
Section 9.2	Remedies. .

ARTICLE X INDEMNIFICATION
Section 10.1	Indemnities by The Seller Parties.
Section 10.2	Increased Cost and Reduced Return. .
Section 10.3	Other Costs and Expenses. .

ARTICLE XI THE AGENT
Section 11.1	Authorization and Action. .
Section 11.2	Delegation of Duties. .
Section 11.3	Exculpatory Provisions. .
Section 11.4	Reliance by Agent.
Section 11.5	Non-Reliance on Agent and Other Purchasers..
Section 11.6	Reimbursement and Indemnification.
Section 11.7	Agent in its Individual Capacity.
Section 11.8	Successor Agent. .

ARTICLE XII ASSIGNMENTS; PARTICIPATIONS
Section 12.1 Section 12.2 Section 12.3 Section 12.4 Section 12.5 Section 12.6 Section 12.7	Assignments. Participations. Extension of Stated Termination Date. . Terminating Purchasers. Federal Reserve. Additional Purchasers. . Withholding Tax Exemption.

ARTICLE XIII [RESERVED]
ARTICLE XIV MISCELLANEOUS
Section 14.1 Section 14.2 Section 14.3 Section 14.4 Section 14.5 Section 14.6 Section 14.7 Section 14.8 Section 14.9 Section 14.10 Section 14.11 Section 14.12 Section 14.13	Waivers and Amendments.
Notices.
Ratable Payments. .
Protection of Ownership Interests of the Purchasers.
Confidentiality.
Limitation of Liability. .
CHOICE OF LAW. .
CONSENT TO JURISDICTION. .
WAIVER OF JURY TRIAL.
Integration; Binding Effect; Survival of Terms.
Counterparts; Severability; Section References.
Characterization.
USA PATRIOT Act.

Exhibits and Schedules

Exhibit I Exhibit II	Definitions Form of Purchase Notice

Exhibit III Places of Business of the Seller Parties; Locations of Records; Federal Employer Identification Number(s)

Exhibit IV Exhibit V-A Exhibit V-B Exhibit VI Exhibit VII Exhibit VIII Exhibit IX Exhibit X Exhibit XI Exhibit XII Exhibit XIII	Names of Collection Banks; Collection Accounts
Form of Monthly Compliance Certificate
Form of Quarterly Compliance Certificate
Form of Collection Account Agreement
Form of Assignment Agreement
Credit and Collection Policy
Form of Weekly Report
Form of Monthly Report
Special Concentration Limits
Form of Daily Report
Form of Joinder Agreement
Schedule A Schedule B Schedule 9.1(n)	Commitments Closing Documents Methodology of Calculating Consolidated Tangible Net Worth

EXHIBIT B

AMENDED AND RESTATED

RECEIVABLES SALE AGREEMENT

Dated as of September 3, 2003

by and among

INSIGHT DIRECT USA, INC.

and

INSIGHT PUBLIC SECTOR, INC.,
as Originators

and

INSIGHT RECEIVABLES, LLC,
as Buyer
AMENDED AND RESTATED

RECEIVABLES SALE AGREEMENT

THIS AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT, dated as of September 3, 2003, is by and among Insight Direct USA, Inc., an Illinois corporation, Insight Public Sector, Inc., an Illinois corporation, and Insight Receivables, LLC, an Illinois limited liability company (“Buyer”). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I and, to the extent not defined therein, the meanings attributed to such terms in the Purchase Agreement (hereinafter defined).

PRELIMINARY STATEMENTS

Reference is hereby made to that certain Receivables Sale Agreement dated as of December 31, 2002 (the “Original Receivables Sale Agreement”), by and among Insight Direct USA, Inc., an Arizona corporation (“Insight Direct Arizona”), Comark Corporate Sales, Inc., an Illinois corporation (“Comark Corporate Sales”), Insight Services Corporation, an Arizona corporation (“ISC”), Comark Government and Education Sales, Inc., an Illinois corporation (“CGE”), Comark, Inc., an Illinois corporation (“Comark”) (each of Insight Direct Arizona, Comark Corporate Sales, ISC, CGE and Comark, an “Original Originator” and collectively, the “Original Originators”), and Buyer.

On or prior to the date hereof, (i) Insight Public Sector, Inc., an Arizona corporation, merged with and into CGE with the surviving entity being CGE, and CGE has changed its name to Insight Public Sector, Inc. (“Insight Public”), and (ii) Insight Direct Arizona, ISC and Comark merged with and into Comark Corporate Sales, with the surviving entity being Comark Corporate Sales, and Comark Corporate Sales has changed its name to Insight Direct USA, Inc. (“Insight Direct”) (each of Insight Direct and Insight Public, an “Originator” and collectively, the “Originators”). The Originators and the Buyer have agreed to amend and restate the Original Receivables Sale Agreement on the terms and subject to the conditions set forth herein.

Each Originator now owns, and from time to time hereafter will own, Receivables. Each Originator wishes to sell and assign to Buyer, and Buyer wishes to purchase from each Originator, all of such Originator’s right, title and interest in and to such Receivables (to the extent not already sold and assigned pursuant to the Original Receivables Sale Agreement), together with the Related Security and Collections with respect thereto.

The Originators and Buyer intend the transactions contemplated hereby to be true sales of the Receivables from the Originators to Buyer, providing Buyer with the full benefits of ownership of the Receivables, and the Originators and Buyer do not intend these transactions to be, or for any purpose to be characterized as, loans from Buyer to the Originators.

Following the purchase of Receivables from the Originators, Buyer will sell undivided interests therein and in the associated Related Security and Collections pursuant to that certain Receivables Purchase Agreement dated as of December 31, 2002 (as amended as of the date hereof and as the same may from time to time be amended, supplemented, restated or otherwise modified, the “Purchase Agreement”) among Buyer, Insight Enterprises, Inc., as Servicer, the financial institutions from time to time party thereto as “Purchasers,” and Wells Fargo Bank, National Association or any successor agent appointed pursuant to the terms of the Purchase Agreement, as agent for such Purchasers (in such capacity, the “Agent”).

ARTICLE I
AMOUNTS AND TERMS

Section 1.1 Purchase of Receivables.

(a) Pursuant to the Original Receivables Sale Agreement, in consideration for the Purchase Price and upon the terms and subject to the conditions set forth therein, the Original Originators sold, assigned, transferred, set-over and otherwise conveyed to Buyer, without recourse (except to the extent expressly provided therein), all of their respective right, title and interest in and to all Receivables existing as of the close of business on the Business Day immediately prior to the closing date of the Original Receivables Sale Agreement and all Receivables thereafter arising, together, in each case, with all Related Security relating thereto and all Collections thereof. Each Originator (as an Original Originator and as successor to other Original Originators) hereby reaffirms such purchases and sales, and in consideration for the Purchase Price and upon the terms and subject to the conditions set forth herein, each Originator does hereby sell, assign, transfer, set-over and otherwise convey to Buyer, without recourse (except to the extent expressly provided herein) and Buyer does hereby purchase from each Originator, all of such Originator’s right, title and interest in and to all Receivables originated by such Originator existing as of the close of business on the Business Day immediately prior to the date hereof and thereafter arising through and including the Amortization Date, together with all Related Security relating thereto and all Collections thereof; provided that Buyer shall be obligated to pay the Purchase Price therefor in accordance with Section 1.2. In connection with the payment of the Purchase Price for any Receivables purchased hereunder, Buyer may request that each Originator deliver, and each Originator shall deliver, such approvals, opinions, information, reports or documents as Buyer may reasonably request.

(b) It is the intention of the parties hereto that the Purchase of Receivables made hereunder shall constitute a “sale of accounts” (as such term is used in Article 9 of the UCC), which sale is absolute and irrevocable and provides Buyer with the full benefits of ownership of the Receivables. Except for the Purchase Price Credits owed to such Originator pursuant to Section 1.3, the sale of Receivables hereunder is made without recourse to such Originator; provided, however, that (i) each Originator shall be liable to Buyer for all representations, warranties and covenants made by such Originator pursuant to the terms of the Transaction Documents to which such Originator is a party, and (ii) such sale does not constitute and is not intended to result in an assumption by Buyer or any assignee thereof of any obligation of such Originator or any other Person arising in connection with the Receivables originated by such Originator, the related Contracts and/or other Related Security or any other obligations of such Originator. In view of the intention of the parties hereto that the Purchase of Receivables made hereunder shall constitute a sale of such Receivables rather than loans secured thereby, each Originator agrees that it will, on or prior to the date hereof and in accordance with Section 4.1(e)(ii), mark its master data processing records relating to the Receivables originated by it with a legend acceptable to Buyer and to the Agent (as Buyer’s assignee), evidencing that Buyer has purchased such Receivables as provided in this Agreement and to note in its financial statements that its Receivables have been sold to Buyer. Upon the request of Buyer or the Agent (as Buyer’s assignee), each Originator will execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of Buyer’s ownership interest in the Receivables and the Related Security and Collections with respect thereto, or as Buyer or the Agent (as Buyer’s assignee) may reasonably request.

Section 1.2 Payment for the Purchase.

(a) The Purchase Price for each Receivable coming into existence on or after the Restatement Date shall be due and owing in full by Buyer to the Originator of such Receivable or its designee on the date each such Receivable comes into existence (except that Buyer may, with respect to any such Purchase Price, offset against such Purchase Price any amounts owed by such Originator to Buyer hereunder and which have become due but remain unpaid) and shall be paid to such Originator in the manner provided in the following paragraphs (b), (c), (d) and (e).

(b) With respect to any Receivables coming into existence on or after the Restatement Date, Buyer shall pay the Purchase Price therefor in the following manner:

(i) first, by delivery of immediately available funds, to the extent of funds available to Buyer from its subsequent sale of an interest in the Receivables to the Agent for the benefit of the Purchasers under the Purchase Agreement or other cash on hand; and

(ii) second, the balance of such Purchase Price by delivery of the proceeds of a Subordinated Loan, in an amount not to exceed the least of (A) the remaining unpaid portion of such Purchase Price and (B) the maximum Subordinated Loan that could be borrowed without rendering Buyer’s Net Worth less than the Required Capital Amount. Each Originator is hereby authorized by Buyer to endorse on the schedule attached to the Subordinated Note an appropriate notation evidencing the date and amount of each advance thereunder, as well as the date of each payment with respect thereto, provided that the failure to make such notation shall not affect any obligation of Buyer thereunder.

Subject to the limitations set forth in Section 1.2(b)(ii), each Originator irrevocably agrees to advance each Subordinated Loan requested by Buyer on or prior to the Amortization Date. The Subordinated Loans shall be evidenced by, and shall be payable in accordance with the terms and provisions of the Subordinated Note and shall be payable solely from funds which Buyer is not required under the Purchase Agreement to set aside for the benefit of, or otherwise pay over to, the Purchasers.

(c) From and after the Amortization Date, no Originator shall be obligated to (but may, at its option) sell Receivables to Buyer unless such Originator reasonably determines that the Purchase Price therefor will be satisfied with funds available to Buyer from sales of interests in the Receivables pursuant to the Purchase Agreement, Collections, proceeds of Subordinated Loans or otherwise.

(d) On each day prior to the Amortization Date (unless Buyer or the Agent shall otherwise direct), the Collections received in respect of Receivables theretofore transferred by the Originators to Buyer hereunder (“Applied Collections”), shall, on and as of the date of receipt thereof, be (i) deemed applied toward the Purchase Price of any Receivables of the Originators arising on such date and then being transferred to Buyer pursuant to the terms hereof, to the extent of any such Purchase Price, (ii) then, in respect of any balance remaining, deemed applied toward the Purchase Price of any other Receivables of any of the Originators arising during such Calculation Period and in respect of which the Purchase Price shall not theretofore have been paid, to the extent of any such Purchase Price, and (iii) in respect of any balance remaining, held by or for the benefit of Buyer until the earlier to occur of (A) application toward the Purchase Price for any Purchase occurring on any later date and (B) the next following Settlement Date, in which case such amount shall be remitted to Buyer.

(e) Although the Purchase Price for each Receivable originated by an Originator shall be due and payable in full by Buyer to such Originator on the date hereof (in the case of each Receivable purchased on the date hereof) or on the date such Receivable came into existence (in the case of each subsequent purchase), and payment of such Purchase Price shall be made from Applied Collections, to the extent available, as provided in Section 1.2(d), final settlement of the Purchase Price between Buyer and such Originator shall be effected on a monthly basis on Settlement Dates with respect to all Receivables coming into existence during the same Calculation Period and based on the information contained in the Monthly Report delivered by the Servicer pursuant to Article VIII of the Purchase Agreement for the Calculation Period then most recently ended. On each Monthly Settlement Date, Buyer and each Originator shall cause a reconciliation to be made in respect of all Purchases that shall have been made during the Calculation Period then most recently ended. To the extent that the aggregate amount of Applied Collections during such Calculation Period shall have been less than the aggregate Purchase Price in respect of all Purchases made by Buyer from such Originator during such month, Buyer shall pay the balance due in respect of such aggregate Purchase Price in the manner described in Section 1.2(b). To the extent that the aggregate amount of Applied Collections with respect to such Originator during such Calculation Period shall have been greater than the aggregate Purchase Price in respect of all Purchases made by Buyer from such Originator during such Calculation Period, such excess shall be applied to a reduction in the outstanding balance of the Subordinated Loan owing by Buyer to such Originator in an amount equal to such excess, and any remaining portion of such excess shall be retained by or paid over to Buyer. Although settlement shall be effected on Settlement Dates, increases or decreases in the amount owing under the Subordinated Loans made pursuant to Section 1.2(b) shall be deemed to have occurred and shall be effective as of the last Business Day of the Calculation Period to which such settlement relates.

(f) At all times prior to the Amortization Date, notwithstanding any delay in the making of any payment of the Purchase Price in respect of any Purchase, all right, title and interest of each Originator in and to each Receivable originated by it shall be sold, assigned and otherwise transferred to Buyer effective immediately and automatically upon the creation of such Receivable, without any further action of any type or kind being required on the part of any Person. The monthly settlement and reconciliation contemplated in this Section 1.2 has been devised solely for the administrative convenience of the parties hereto. Buyer and each Originator may at any time, as may be agreed between themselves, elect to effect settlement and reconciliation on a more (but not less) frequent basis.

Section 1.3 Purchase Price Credit Adjustments. If on any day:

(a) the Outstanding Balance of a Receivable is:

(i) reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by the applicable Originator (other than cash Collections on account of such Receivable),

(ii) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), or

(b) any of the representations and warranties set forth in Article II were not true with respect to any Receivable at the time of its sale hereunder,

then, in such event, Buyer shall be entitled to a credit (each, a “Purchase Price Credit”) against the Purchase Price otherwise payable to the applicable Originator hereunder equal to (A) in the case of any reduction, discount or adjustment pursuant to Section 1.3(a)(i) or any reduction (but not cancellation) pursuant to Section 1.3(a)(ii), the amount of such reduction, discount or adjustment, and (B) in all other circumstances set forth in Sections 1.3(a) or (b), the Outstanding Balance of such Receivable. If such Purchase Price Credit exceeds the Original Balance of the Receivables originated by the applicable Originator coming into existence on any day, then such Originator shall pay the remaining amount of such Purchase Price Credit in cash not later than the next Monthly Settlement Date, provided that if the Amortization Date has not occurred, such Originator shall be allowed to deduct the remaining amount of such Purchase Price Credit from any indebtedness owed to it under its Subordinated Note.

Section 1.4 Payments and Computations, Etc. All amounts to be paid or deposited by Buyer hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to the account of each Originator designated from time to time by such Originator or as otherwise directed by such Originator. In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day. If any Person fails to pay any amount hereunder when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid in full; provided, however, that such Default Fee shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

Section 1.5 Transfer of Records.

(a) In connection with the Purchase of Receivables hereunder, each Originator hereby sells, transfers, assigns and otherwise conveys to Buyer all of such Originator’s right and title to and interest in the Records relating to all Receivables sold hereunder, without the need for any further documentation in connection with the Purchase. In connection with such transfer, each Originator hereby grants to each of Buyer, the Agent and the Servicer an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all software used by such Originator to account for the Receivables, to the extent necessary to administer the Receivables, whether such software is owned by such Originator or is owned by others and used by such Originator under license agreements with respect thereto, provided that should the consent of any licensor of such software to such grant of the license described herein be required, such Originator hereby agrees that upon the request of Buyer (or the Agent as Buyer’s assignee), such Originator will use its reasonable efforts to obtain the consent of such third-party licensor. The license granted hereby shall be irrevocable, and shall terminate on the date that the Aggregate Unpaids have been repaid in full and this Agreement terminates in accordance with its terms.

(b) Each Originator (i) shall take such action requested by Buyer and/or the Agent (as Buyer’s assignee), from time to time hereafter, that may be necessary or appropriate to ensure that Buyer and its assigns under the Purchase Agreement have an enforceable ownership interest in the Records relating to the Receivables purchased from such Originator hereunder, and (ii) shall use its reasonable efforts to ensure that Buyer, the Agent and the Servicer each has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for the Receivables and/or to recreate such Records.

Section 1.6 Characterization. If, notwithstanding the intention of the parties expressed in Section 1.1(b), any sale by an Originator to Buyer of Receivables hereunder shall be characterized as a secured loan and not a sale or such sale shall for any reason be ineffective or unenforceable (any of the foregoing being a “Recharacterization”), then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law. For this purpose and without being in derogation of the parties’ intention that the sale of Receivables hereunder shall constitute a true sale thereof, each Originator hereby grants to Buyer a duly perfected security interest in all of such Originator’s right, title and interest in, to and under all Receivables now existing and hereafter arising, all Collections, Related Security and Records with respect thereto, all other rights and payments relating to the Receivables, each Lock-Box and Collection Account, all proceeds of the foregoing and all other assets in which the Buyer has acquired, may hereafter acquire and/or purports to have acquired an interest under this Agreement, to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the Purchase Price of the Receivables generated by such Originator together with all of the other obligations of such Originator hereunder, which security interest shall be prior to all other Adverse Claims thereto. After the occurrence and during the continuance of an Amortization Event, Buyer and its assigns shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor after default under the UCC and other applicable law, which rights and remedies shall be cumulative. In the case of any Recharacterization, each of Originator and Buyer represents and warrants as to itself that each remittance of Collections by Originator to Buyer hereunder will have been (i) in payment of a debt incurred by Originator in the ordinary course of business or financial affairs of Originator and Buyer and (ii) made in the ordinary course of business or financial affairs of Originator and Buyer.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Originators. On the date of the initial Purchase and on each subsequent date that any Receivable is originated by such Originator, each Originator hereby represents and warrants to Buyer as to such Originator and the Receivables then being transferred by such Originator to Buyer hereunder that:

(a) Corporate Existence and Power. Such Originator is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in its which its business is conducted except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted (collectively, “Approvals”) other than such Approvals the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization Execution and Delivery. The execution and delivery by such Originator of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, such Originator’s use of the proceeds of the Purchase made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which such Originator is a party has been duly executed and delivered by such Originator.

(c) No Conflict. The execution and delivery by such Originator of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate or articles of incorporation or by-laws (or equivalent organizational documents), (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound that is material to the operation of its business, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of such Originator or its Subsidiaries (except as created hereunder); and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d) Governmental Authorization. Other than the filing of the financing statements required hereunder and as set forth on Schedule 2.1(d), no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Originator of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e) Actions, Suits. There are no actions, suits or proceedings pending, or to the best of such Originator’s knowledge, threatened, against or affecting such Originator, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect. Such Originator is not in default with respect to any order of any court, arbitrator or governmental body.

(f) Binding Effect. This Agreement and each other Transaction Document to which such Originator is a party constitute the legal, valid and binding obligations of such Originator enforceable against such Originator in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Accuracy of Information. All information heretofore furnished by such Originator or any of its Affiliates to Buyer (or its assigns) for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Originator or any of its Affiliates to Buyer (or its assigns) will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not, at the time the same is so furnished, be otherwise misleading in light of the circumstances under which such information was furnished; provided, that any such information constituting projections or pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the party providing the same to be reasonable at the time made, it being recognized by the Buyer that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

(h) Use of Proceeds. No proceeds of any Purchase Price payment to such Originator hereunder will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i) Good Title. Immediately prior to each purchase of a Receivable hereunder from such Originator, such Originator shall be the legal and beneficial owner of each such Receivable and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect such Originator’s ownership interest in each Receivable, its Collections and the Related Security.

(j) Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to transfer to Buyer (and Buyer shall acquire from such Originator) legal and equitable title to, with the right to sell and encumber each Receivable existing and hereafter arising, together with the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transactions Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s ownership interest in the Receivables, the Related Security and the Collections.

(k) Places of Business. The principal places of business and chief executive office of such Originator and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit II or such other locations of which Buyer has been notified in accordance with Section 4.2(a) in jurisdictions where all action required by Section 4.2(a) has been taken and completed. Insight Direct is an Illinois corporation. Insight Public is an Illinois corporation. The Federal Employer Identification Number and organizational identification number of each Originator is correctly set forth on Exhibit II.

(l) Collections. The conditions and requirements set forth in Section 4.1(j) have at all times been satisfied and duly performed. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of such Originator at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit III.

(m) Material Adverse Effect. Since June 30, 2002, no event has occurred that could reasonably be expected to have a Material Adverse Effect.

(n) Names. In the past five (5) years, such Originator has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement, other than as listed on Exhibit II.

(o) Ownership of Buyer. Insight Receivables Holding, LLC, an Illinois limited liability company owns, directly or indirectly, 100% of the issued and outstanding membership interests of Buyer, free and clear of any Adverse Claim other than the Adverse Claim in favor of (i) the Administrative Agent as contemplated by the Credit Agreement and (ii) the Floorplan Collateral Agent as contemplated by the Floorplan Credit Agreement. Such membership interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire equity securities of Buyer.

(p) Not an Investment Company. Such Originator is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(q) Compliance with Law. Except where the failure of such Originator to comply with any applicable laws, rules or regulations could not reasonably be expected to have a Material Adverse Effect, such Originator has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation.

(r) Compliance with Credit and Collection Policy. Such Originator has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection Policy except such material change as to which Buyer (or its assigns) has been notified in accordance with Section 4.1(a)(vii).

(s) Payments to Originator. With respect to each Receivable transferred to Buyer hereunder, the Purchase Price received by such Originator constitutes reasonably equivalent value in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by such Originator of any Receivable hereunder is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(t) Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u) Eligible Receivables. Each Receivable included in the Net Receivables Balance as an Eligible Receivable on the date of its purchase hereunder was an Eligible Receivable on such date.

(v) Accounting. The manner in which such Originator accounts for the transactions contemplated by this Agreement does not jeopardize the characterization of the transactions contemplated herein as being true sales.

(w) OFAC. No Originator (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), as amended, (ii) is in violation of (A) the Trading with the Enemy Act, as amended, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (C) the PATRIOT Act, (iii) is a Sanctioned Person or Sanctioned Country, (ii) has its assets located in Sanctioned Countries, or (iii) derives income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any of the purchases made hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

ARTICLE III
CONDITIONS OF PURCHASE

Section 3.1 Conditions Precedent to Initial Purchase. The initial Purchase under this Agreement on the Restatement Date is subject to the conditions precedent that (a) Buyer shall have received on or before the date of such purchase those documents listed on Schedule A and (b) all of the conditions to Amendment No. 1 to the Purchase Agreement shall have been satisfied or waived in accordance with the terms thereof.

Section 3.2 Conditions Precedent to Subsequent Payments. Buyer’s obligation to pay for Receivables coming into existence after the Restatement Date shall be subject to the further conditions precedent that (a) the Facility Termination Date shall not have occurred; and (b) Buyer (or its assigns) shall have received such other approvals, opinions or documents as it may reasonably request. Each Originator represents and warrants that the representations and warranties set forth in Article II are true and correct on and as of the date each Receivable came into existence as though made on and as of such date (or to the extent such representations and warranties specifically relate to an earlier date, then such representations and warranties were true, correct and complete in all material respects as of such earlier date); provided, however, that notwithstanding the foregoing conditions precedent, upon payment of the Purchase Price for any Receivable (whether by payment of cash, through an increase in the amounts outstanding under the Subordinated Note, by offset of amounts owed to Buyer and/or by capital contributions), title to such Receivable and the Related Security and Collections with respect thereto shall vest in Buyer, whether or not the conditions precedent to Buyer’s obligation to pay for such Receivable were in fact satisfied. The failure of any Originator to satisfy any of the foregoing conditions precedent, however, shall give rise to a right of Buyer to rescind the related purchase and direct such Originator to pay to Buyer an amount equal to the Purchase Price payment that shall have been made with respect to any Receivables related thereto.

ARTICLE IV
COVENANTS

Section 4.1 Affirmative Covenants of Originators. Until the date on which this Agreement terminates in accordance with its terms, each Originator hereby covenants as set forth below:

(a) Financial Reporting. Such Originator will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to Buyer (or its assigns):

(i) Annual Reporting. Within 90 days after the close of each of its respective fiscal years, audited, consolidated financial statements (which shall include balance sheets, statements of income and retained earnings and a statement of cash flows) for such Originator and its consolidated subsidiaries for such fiscal year certified by KPMG or other independent public accountants of nationally recognized standing.

(ii) Quarterly Reporting. Within 45 days after the close of the first three (3) quarterly periods of each of its respective fiscal years, consolidated balance sheets of such Originator and its consolidated subsidiaries as at the close of each such period and consolidated statements of income and retained earnings and a statement of cash flows for such Persons for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit IV signed by such Originator’s Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(iv) Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of such Originator copies of all financial statements, reports and proxy statements so furnished.

(v) S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which such Originator or any of its Subsidiaries files with the Securities and Exchange Commission.

(vi) Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than Buyer, the Agent or any Purchaser, copies of the same.

(vii) Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice indicating such change or amendment.

(viii) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of such Originator as Buyer (or its assigns) may from time to time reasonably request in order to protect the interests of Buyer (and its assigns) under or as contemplated by this Agreement.

(b) Notices. Such Originator will notify the Buyer (or its assigns) in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Amortization Events or Potential Amortization Events. The occurrence of each Amortization Event and each Potential Amortization Event, by a statement of an Authorized Officer of such Originator.

(ii) Judgment and Proceedings. (1) The entry of any judgment or decree against such Originator or any of its Subsidiaries if the aggregate amount of all judgments and decrees then outstanding against such Originator and its Subsidiaries exceeds $5,000,000, or (2) the institution of any litigation, arbitration proceeding or governmental proceeding against such Originator which, if determined adversely to such Originator, could reasonably be expected to have a Material Adverse Effect.

(iii) Material Adverse Effect. The occurrence of any event or condition that has, or could reasonably be expected to have, a Material Adverse Effect.

(iv) Defaults Under Other Agreements. The occurrence of a default or an event of default under any other financing arrangement pursuant to which such Originator is a debtor or an obligor.

(c) Compliance with Laws and Preservation of Corporate Existence. Such Originator will comply in all respects with (i) all applicable laws, rules and regulations to which it may be subject except (A) where the necessity of compliance therewith is contested in good faith by appropriate proceedings and (B) where the failure to comply could not reasonably be expected to have a Material Adverse Effect, and (ii) all applicable orders, writs, judgments, injunctions, decrees or awards to which it may be subject which have not been stayed by appropriate proceedings. Such Originator will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(d) Audits. Such Originator will furnish to Buyer (or its assigns) from time to time such information with respect to it and the Receivables as Buyer (or its assigns) may reasonably request. Such Originator will, from time to time during regular business hours as requested by Buyer (or its assigns), upon reasonable notice and at the sole cost of such Originator, permit Buyer (or its assigns) or their respective agents or representatives (and shall cause each Originator to permit Buyer (or its assigns) or their respective agents or representatives), (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Receivables and the Related Security or such Person’s performance under any of the Transaction Documents or such Person’s performance under the Contracts and, in each case, with any of the officers or employees of such Person having knowledge of such matters.

(e) Keeping and Marking of Records and Books.

(i) Such Originator will maintain and implement administrative and operating procedures as such Originator shall deem appropriate in its good faith business judgment (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable).

(ii) Such Originator will (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Receivables with a legend, acceptable to Buyer (or its assigns), describing Buyer’s ownership interests in the Receivables and further describing the Purchaser Interests of the Agent (on behalf of the Purchasers) under the Purchase Agreement and (B) upon the request of Buyer (or its assigns), (x) mark each Contract with a legend describing Buyer’s ownership interests in the Receivables and further describing the Purchaser Interests of the Agent (on behalf of the Purchasers) and (y) deliver to Buyer (or its assigns) all Contracts (including, without limitation, all multiple originals of any such Contract) relating to the Receivables.

(f) Compliance with Contracts and Credit and Collection Policy. Such Originator will timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g) Ownership. Such Originator will take all necessary action to establish and maintain, irrevocably in Buyer, legal and equitable title to the Receivables, the Related Security and the Collections, free and clear of any Adverse Claims other than Adverse Claims in favor of Buyer (and its assigns) (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Buyer as Buyer (or its assigns) may reasonably request).

(h) Purchasers’ Reliance. Such Originator acknowledges that the Agent and the Purchasers are entering into the transactions contemplated by the Purchase Agreement in reliance upon Buyer’s identity as a legal entity that is separate from Insight Enterprises, Inc. and any Affiliates thereof, including each of the Originators (each an “Insight Entity”). Therefore, from and after the date of execution and delivery of this Agreement, such Originator will take all reasonable steps including, without limitation, all steps that Buyer or any assignee of Buyer may from time to time reasonably request to maintain Buyer’s identity as a separate legal entity and to make it manifest to third parties that Buyer is an entity with assets and liabilities distinct from those of such Insight Entity and not just a division of an Insight Entity. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, such Originator (i) will not hold itself out to third parties as liable for the debts of Buyer nor purport to own the Receivables and other assets acquired by Buyer, (ii) will take all other actions necessary on its part to ensure that Buyer is at all times in compliance with the covenants set forth in Section 7.1(i) of the Purchase Agreement and (iii) will cause all tax liabilities arising in connection with the transactions contemplated herein or otherwise to be allocated between such Originator and Buyer on an arm’s-length basis and in a manner consistent with the procedures set forth in U.S. Treasury Regulations §§1.1502-33(d) and 1.1552-1.

(i) Collections. Except as may be required under Section 8.2(b) of the Purchase Agreement, such Originator will cause (1) all proceeds from all Lock-Boxes (other than collections with respect to Excluded Receivables, which Insight Direct will cause to be directly deposited into a separate account of Insight Direct) to be directly deposited by a Collection Bank into a Collection Account and (2) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to such Originator or any Affiliate of such Originator, such Originator will remit (or will cause all such payments to be remitted) directly to a Collection Bank for deposit into a Collection Account within two (2) Business Days following receipt thereof and, at all times prior to such remittance, such Originator will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of Buyer and its assigns. Such Originator will transfer exclusive ownership, dominion and control of each Lock-Box and Collection Account to Buyer, and will not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to Buyer (or its assigns) as contemplated by this Agreement and the Purchase Agreement.

(j) Taxes. Such Originator will file all tax returns and reports required by law to be filed by it and promptly pay all taxes and governmental charges at any time owing except for taxes being diligently contested in good faith and for which adequate reserves have been established. Such Originator will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of Buyer and its assigns.

Section 4.2 Negative Covenants of Originators. Until the date on which this Agreement terminates in accordance with its terms, each Originator hereby covenants that:

(a) Name Change, Offices and Records. Such Originator will not change its name, identity or corporate structure (within the meaning of Section 9-507 of the UCC) or jurisdiction of organization or relocate its chief executive office or any office where Records are kept unless it shall have: (i) given Buyer (or its assigns) at least thirty (30) days’ prior written notice thereof and (ii) delivered to Buyer (or its assigns) all financing statements, instruments and other documents requested by Buyer (or its assigns) in connection with such change or relocation.

(b) Change in Payment Instructions to Obligors. Such Originator will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless Buyer (or its assigns) shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that such Originator may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.

(c) Modifications to Contracts and Credit and Collection Policy. Such Originator will not make any change to the Credit and Collection Policy that could adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables without the Buyer’s prior written consent. Such Originator will not, and will not permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy except for such modifications such Originator shall deem appropriate in its good faith business judgment and which could not reasonably be expected to have a Material Adverse Effect.

(d) Sales, Liens. Such Originator will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises (other than rights to payments and related proceeds under any Contract, which rights have been sold to a Contract Payment Purchaser in connection with a Contract Payment Sale transaction), or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of Buyer provided for herein), and such Originator will defend the right, title and interest of Buyer in, to and under any of the foregoing property, against all claims of third parties claiming through or under such Originator. Such Originator shall not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory except as contemplated by the Intercreditor Agreement, unless agreed to in advance in writing by Buyer (and its assigns).

(e) Accounting for Purchase. Such Originator will not, and will not permit any Affiliate to, account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than the sale of the Receivables and the Related Security by such Originator to Buyer or in any other respect account for or treat the transactions contemplated hereby in any manner other than as a sale of the Receivables and the Related Security by such Originator to Buyer except to the extent that such transactions are not recognized on account of consolidated financial reporting in accordance with generally accepted accounting principles.

ARTICLE V
AMORTIZATION EVENTS

Section 5.1 Amortization Events. The occurrence of any one or more of the following events shall constitute an Amortization Event:

(a) Any Originator shall fail (i) to make any payment or deposit required hereunder when due, or (ii) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) of this paragraph (a)) or any other Transaction Document to which it is a party and such failure shall continue for three (3) consecutive Business Days after such Originator has notice thereof.

(b) Any representation, warranty, certification or statement made by any Originator in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made.

(c) Failure of any Originator to pay any “Specified Indebtedness” when due; or the default by any Originator in the performance of any term, provision or condition contained in any agreement under which any Specified Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Specified Indebtedness to cause, such Specified Indebtedness to become due prior to its stated maturity; or any Specified Indebtedness of any Originator shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof. “Specified Indebtedness” means Indebtedness which, individually or in the aggregate with other Indebtedness, has an aggregate principal amount or face value in excess of $5,000,000.

(d) (i) Any Originator or any of its Subsidiaries shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against any Originator or any of its Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property and, in the case of any such proceeding instituted against such Originator, either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the relief sought in such proceedings shall be granted or (iii) any Originator or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth in the foregoing clauses (i) or (ii) of this subsection (d).

(e) A Change of Control shall occur.

(f) One or more final judgments for the payment of money in an amount in excess of $10,000,000, individually or in the aggregate, shall be entered against any Originator on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for fifteen (15) consecutive days without a stay of execution.

Section 5.2 Remedies. Upon the occurrence and during the continuation of an Amortization Event, Buyer may take any of the following actions: (i) declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Originator; provided, however, that upon the occurrence of Amortization Event described in Section 5.1(d), or of an actual or deemed entry of an order for relief with respect to any Originator under the Federal Bankruptcy Code, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Originator and (ii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any amounts then due and owing to Buyer by any Originator. The aforementioned rights and remedies shall be in addition to all other rights and remedies of Buyer and its assigns available under this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE VI
INDEMNIFICATION

Section 6.1 Indemnities by Originators. Without limiting any other rights that Buyer may have hereunder or under applicable law, each Originator hereby agrees to indemnify Buyer and its assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of Buyer) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by Buyer of an interest in the Receivables, excluding, however:

(i) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from bad faith, gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(ii) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(iii) taxes imposed by the United States or the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the Intended Characterization;

provided, however, that nothing contained in this sentence shall limit the liability of such Originator or limit the recourse of Buyer to such Originator for amounts otherwise specifically provided to be paid by such Originator under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, such Originator shall indemnify Buyer for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to such Originator) relating to or resulting from:

(A) any representation or warranty made by such Originator (or any officers of any such Originator) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(B) the failure by such Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of such Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(C) any failure of such Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(D) any products liability, personal liability or damage suit, or similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(E) any dispute, claim, offset or defense (other than discharge in bankruptcy of an Obligor) of an Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(F) the commingling of Collections of Receivables at any time with other funds;

(G) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of the Purchase, the ownership of the Receivables or any other investigation, litigation or proceeding relating to such Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(H) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(I) any Amortization Event described in Section 5.1(d);

(J) any failure to vest and maintain vested in Buyer, or to transfer to Buyer, legal and equitable title to, and ownership of, the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim;

(K) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of the Purchase or at any subsequent time;

(L) any action or omission by such Originator which reduces or impairs the rights of Buyer with respect to any Receivable or the value of any such Receivable; and

(M) any attempt by any Person to void any Purchase hereunder under statutory provisions or common law or equitable action.

Section 6.2 Other Costs and Expenses. The Originators, jointly and severally, shall pay to Buyer all reasonable costs and out-of-pocket expenses in connection with the preparation, execution, delivery, amendment and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder. The Originators, jointly and severally, shall pay to Buyer any and all reasonable costs and expenses of Buyer, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.

ARTICLE VII
MISCELLANEOUS

Section 7.1 Waivers and Amendments.

(a) No failure or delay on the part of Buyer (or its assigns) in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing signed by each Originator and Buyer and, to the extent required under the Purchase Agreement, the Agent and the Financial Institutions or the Required Financial Institutions.

Section 7.2 Notices. All communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 7.2.

Section 7.3 Protection of Ownership Interests of Buyer.

(a) Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that Buyer (or its assigns) may request, to perfect, protect or more fully evidence the interests of the Buyer hereunder and the Purchaser Interests under the Purchase Agreement, or to enable Buyer (or its assigns) to exercise and enforce their rights and remedies hereunder. Upon the occurrence and during the continuation of an Amortization Event, Buyer (or its assigns) may, at such Originator’s sole cost and expense, direct such Originator to notify the Obligors of Receivables of the ownership interests of Buyer under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to Buyer or its designee.

(b) If any Originator fails to perform any of its obligations hereunder, Buyer (or its assigns) may (but shall not be required to) perform, or cause performance of, such obligation, and Buyer’s (or such assigns’) costs and expenses incurred in connection therewith shall be payable by such Originator as provided in Section 6.2. Each Originator irrevocably authorizes Buyer (and its assigns) at any time and from time to time in the sole discretion of Buyer (or its assigns), and appoints Buyer (and its assigns) as its attorney(ies)-in-fact, to act on behalf of such Originator (i) to file financing statements identifying such Originator as debtor or seller necessary or desirable in Buyer’s (or its assigns’) sole discretion to perfect and to maintain the perfection and priority of the interest of Buyer in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as Buyer (or its assigns) in their sole discretion deem necessary or desirable to perfect and to maintain the perfection and priority of Buyer’s interests in the Receivables. This appointment is coupled with an interest and is irrevocable.

Section 7.4 Confidentiality.

(a) Each Originator shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential proprietary information with respect to the Agent and the Purchasers and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such Originator and its officers and employees may disclose such information to such Originator’s external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding (including, without limitation, filings required to be made with the Securities and Exchange Commission and disclosures required to be made to regulators and investors). Anything herein to the contrary notwithstanding, each Originator, each Seller Party, each Purchaser, the Agent, each Indemnified Party and any successor or assign of any of the foregoing (and each employee, representative or other agent of any of the foregoing) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any of the foregoing relating to such tax treatment or tax structure, and it is hereby confirmed that each of the foregoing have been so authorized since the commencement of discussions regarding the transactions.

(b) Anything herein to the contrary notwithstanding, each Originator hereby consents to the disclosure of any nonpublic information with respect to it (i) to Buyer, the Agent or the Purchasers by each other, or (ii) by Buyer, the Agent or the Purchasers to any prospective or actual assignee or participant of any of them, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing. In addition, the Purchasers and the Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

Section 7.5 USA PATRIOT Act. Each of the Originators is hereby notified that pursuant to the requirements of the PATRIOT Act, the Agent and each Purchaser is required to obtain, verify and record information that identifies such Originator, which information includes the name and address of such Originator and other information that will allow the Agent or such Purchaser to identify such Originator in accordance with the PATRIOT Act.

Section 7.6 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS (INCLUDING, BUT NOT LIMITED TO, 735 ILCS SECTION 105/5-1 ET SEQ., BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS) EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE PURCHASERS’ SECURITY INTEREST IN THE PURCHASER INTERESTS IS GOVERNED BY THE LAW OF ANOTHER STATE, AS REQUIRED BY THE LAWS OF THE STATE OF ILLINOIS.

Section 7.7 CONSENT TO JURISDICTION. EACH ORIGINATOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH ORIGINATOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF BUYER (OR ITS ASSIGNS) TO BRING PROCEEDINGS AGAINST ANY ORIGINATOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY ORIGINATOR AGAINST BUYER (OR ITS ASSIGNS) OR ANY AFFILIATE OF ANY SUCH PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH ORIGINATOR PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A UNITED STATES FEDERAL COURT OR AN ILLINOIS STATE COURT SETTING IN CHICAGO, ILLINOIS.

Section 7.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ORIGINATOR PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 7.9 Integration; Binding Effect; Survival of Terms.

(a) This Agreement, the Subordinated Notes and each Collection Account Agreement contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by an Originator pursuant to Article II, (ii) the indemnification and payment provisions of Article VI, and Section 7.5 shall be continuing and shall survive any termination of this Agreement.

Section 7.10 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 7.11 Amendment and Restatement. Upon the satisfaction of the conditions precedent set forth in Section 3.1, (a) this Agreement shall amend and restate in its entirety the Original Receivables Sale Agreement but shall not constitute a novation thereof, and (b) each reference to the Original Receivables Sale Agreement in the Transaction Documents, the Purchase Agreement and any other document, instrument or agreement delivered in connection therewith shall mean and be a reference to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

INSIGHT DIRECT USA, INC., as an Originator

By:
Name:
Title:

Address: c/o Insight Enterprises, Inc.

6820 S. Harl Avenue
Tempe, Arizona 85283

Attention: General Counsel and Chief Financial Officer

Fax: (480) 760-7162 and (480) 760-7003

INSIGHT PUBLIC SECTOR, INC., as an Originator

By:
Name:
Title:

Address: c/o Insight Enterprises, Inc.

6820 S. Harl Avenue
Tempe, Arizona 85283

Attention: General Counsel and Chief Financial Officer

Fax: (480) 760-7162 and (480) 760-7003

INSIGHT RECEIVABLES, LLC, as Buyer

By: Insight Receivables Holding, LLC, its sole member

By:
Name:
Title:

Address: 444 Scott Drive

Bloomingdale, IL 60108
(Thru 2014)

2250 Pinehurst Boulevard, Suite 200
Addison, IL 60101
(After 2014)

Copy to:	Insight Receivables, LLC
6820 South Harl Avenue
Tempe, AZ 85283
Fax:	(480) 760-7287

CONSENTED TO:
BANK ONE, NA (MAIN OFFICE CHICAGO), as Agent By:

Name:
Title:

Exhibit I

Definitions

This is Exhibit I to the Agreement (as hereinafter defined). As used in the Agreement and the Exhibits, Schedules and Annexes thereto, capitalized terms have the meanings set forth in this Exhibit I (such meanings to be equally applicable to the singular and plural forms thereof). If a capitalized term is used in the Agreement, or any Exhibit, Schedule or Annex thereto, and not otherwise defined therein or in this Exhibit I, such term shall have the meaning assigned thereto in Exhibit I to the Purchase Agreement.

“Agent” has the meaning set forth in the Preliminary Statements to the Agreement.

“Agreement” means the Amended and Restated Receivables Sale Agreement, dated as of September 3, 2003, among the Originators and Buyer, as the same may be amended, restated or otherwise modified.

“Amortization Date” means the earliest to occur of (i) the Facility Termination Date, (ii) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 5.1(d), (iii) the Business Day specified in a written notice from Buyer to the Originators following the occurrence of any other Amortization Event, and (iv) the date which is 30 days after Buyer’s receipt of written notice from an Originator that it wishes to terminate the facility evidenced by this Agreement.

“Amortization Event” has the meaning set forth in Section 5.1 of the Agreement.

“Approvals” has the meaning set forth in Section 2.1(a) of the Agreement.

“Authorized Officer” means, with respect to an Originator, each of its Treasurer, the Senior Vice President of Insight Direct Worldwide, Inc. or the Senior Vice President of Finance of Insight Enterprises, Inc.

“Base Rate” means a rate per annum equal to the prime rate of interest announced by Bank One, NA (Main Office Chicago) or its parent from time to time (which is not necessarily the lowest rate charged to any customer), changing when and as such rate changes.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York, Phoenix, Arizona or Chicago, Illinois and The Depository Trust Company of New York is open for business.

“Buyer” has the meaning set forth in the preamble to the Agreement.

“Calculation Period” means, with respect to each Originator, each “Fiscal Month” (as defined in the Purchase Agreement) or portion thereof of such Originator which elapses during the term of the Original Receivables Sale Agreement or the Agreement. The final Calculation Period shall terminate on the Amortization Date.

“Change of Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting stock of any Originator.

“Contract Payment Purchaser” has the meaning set forth in the definition of “Contract Payment Sale”.

“Contract Payment Sale” means a transaction in which a Loan Party enters into a lease, managed services arrangement or software licensing agreement with a U.S. state or federal Governmental Authority or other Person pursuant to which (i) such Loan Party will lease certain equipment, provide certain managed services or license certain software to such Governmental Authority or other Person, (ii) such Governmental Authority or other Person is obligated to make a series of payments to such Loan Party during the term of such lease, managed services arrangement or software license (each such payment, a “Contract Payment”), (iii) such Loan Party sells or assigns a portion or all of such Contract Payments (and, in the case of a lease or managed services arrangement, the related equipment) and related proceeds to a third-party (a “Contract Payment Purchaser”) and (iv) such Loan Party is involved in the administration and servicing of such Contract Payments for such Contract Payment Purchaser during the term of such lease, managed services arrangement or software license.

“Credit and Collection Policy” means the Originators’ credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit V, as modified from time to time in accordance with the Agreement.

“Default Fee” means a per annum rate of interest equal to the sum of (i) the Base Rate, plus (ii) 2% per annum.

“Dilutions” means, at any time, the aggregate amount of reductions or cancellations described in Section 1.3(a) of the Agreement.

“Discount Factor” means a percentage calculated to provide Buyer with a reasonable return on its investment in the Receivables after taking account of (i) the time value of money based upon the anticipated dates of collection of the Receivables and the cost to Buyer of financing its investment in the Receivables during such period and (ii) the risk of nonpayment by the Obligors. The Originators and Buyer may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall take effect as of the commencement of a Calculation Period, shall apply only prospectively and shall not affect the Purchase Price payment in respect of Purchase which occurred during any Calculation Period ending prior to the Calculation Period during which the Originators and Buyer agree to make such change.

“Excluded Receivables” means any indebtedness or obligations owed to the Insight Global Finance division of Insight Direct USA, Inc. (formerly Insight Global Finance, Inc., an Arizona corporation), whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods and the rendering of services thereby.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as amended and any successor statute thereto.

“Governmental Authority” means the government of the United States of America, the Netherlands, the United Kingdom, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including, without limitation, the European Union.

“Insight Entity” has the meaning set forth in Section 4.1(h) of the Agreement.

“Intended Characterization” means, for income tax purposes, the characterization of the acquisition by the Purchasers of Purchaser Interests under the Purchase Agreement as a loan or loans by the Purchasers to Buyer secured by the Receivables, the Related Security and the Collections.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of any Originator and its Subsidiaries taken as a whole, (ii) the ability of any Originator to perform its obligations under the Agreement or any other Transaction Document, (iii) the legality, validity or enforceability of the Agreement or any other Transaction Document, (iv) any Originator’s, Buyer’s, the Agent’s or any Purchaser’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

“Monthly Settlement Date” means the 16th day of each month (or if such day is not a Business Day, the next succeeding Business Day).

“Net Worth” means as of the last Business Day of each Calculation Period preceding any date of determination, the excess, if any, of (a) the aggregate Outstanding Balance of the Receivables at such time, over (b) the sum of (i) the Aggregate Capital outstanding at such time, plus (ii) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on the date of determination).

“Original Balance” means, with respect to any Receivable, the Outstanding Balance of such Receivable on the date it was purchased by Buyer.

“Original Originators” has the meaning set forth in the Preliminary Statements to the Agreement.

“Original Receivables Sale Agreement” has the meaning set forth in the Preliminary Statements to the Agreement.

“Originators” has the meaning set forth in the Preliminary Statements to the Agreement.

“Potential Amortization Event” means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

“Purchase” means the purchase under the Agreement by Buyer from each Originator of the Receivables, the Related Security and the Collections related thereto, together with all related rights in connection therewith.

“Purchase Agreement” has the meaning set forth in the Preliminary Statements to the Agreement.

“Purchase Price” means, with respect to any Purchase from any Originator on any date, the aggregate price to be paid by Buyer to such Originator for the Receivables of such Originator that are the subject of such Purchase in accordance with Section 1.2 of the Agreement for the Receivables, Collections and Related Security being sold to Buyer by such Originator on such date, which price shall equal (i) the product of (x) the Original Balance of such Receivables, multiplied by (y) one minus the Discount Factor then in effect, minus (ii) any Purchase Price Credits to be credited against the Purchase Price otherwise payable to such Originator in accordance with Section 1.3 of the Agreement.

“Purchase Price Credit” has the meaning set forth in Section 1.3 of the Agreement.

“Purchaser” means a Financial Institution.

“Receivable” means the indebtedness and other obligations (other than indebtedness or obligations constituting Excluded Receivables) owed to each Originator (at the time it arises, and before giving effect to any transfer or conveyance under the Agreement) or Buyer (after giving effect to the transfers under the Agreement) or in which the Buyer or an Originator has a security interest or other interest, including, without limitation, any such indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale or licensing of goods or general intangibles (such as software), or the rendering of services by such Originator, and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or such Originator treats such indebtedness, rights or obligations as a separate payment obligation.

“Related Security” means, with respect to any Receivable:

(i) all of the applicable Originator’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale, financing or lease of which by such Originator gave rise to such Receivable, and all insurance contracts with respect thereto,

(ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(iii) all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iv) all service contracts and other contracts and agreements associated with such Receivable,

(v) all Records related to such Receivable, and

(vi) all proceeds of any of the foregoing.

“Required Capital Amount” means, as of any date of determination, an amount equal to twenty-five million dollars ($25,000,000).

“Restatement Date” means September 3, 2003, the date of the initial Purchase under the Agreement.

“Settlement Date” ” means (A) the Business Day following receipt of each Daily Report or Weekly Report (as applicable) and (B) each Monthly Settlement Date.

“Subordinated Loan” means each Subordinated Loan made by each Originator (and by each Original Originator to which it is a successor) to the Buyer pursuant to the Original Receivables Sale Agreement and made by each Originator to the Buyer under the Agreement.

“Subordinated Note” means a promissory note in substantially the form of Exhibit VI hereto as more fully described in Section 1.2 of the Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Transaction Documents” means, collectively, this Agreement, each Collection Account Agreement, the Subordinated Note and all other instruments, documents and agreements executed and delivered in connection herewith.

All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in any applicable jurisdiction, and not specifically defined herein, are used herein as defined in such Article 9.

Exhibit II

Places of Business; Locations of Records;
Federal Employer Identification Number(s); Other Names

1. Insight Direct USA, Inc.

Chief executive office: 6820 South Harl Avenue, Tempe, AZ 85283.

Location of records: Corporate records are located at 6820 South Harl Avenue, Tempe, AZ 85283 and 444 Scott Drive, Bloomingdale, IL 60108.

Business locations: 6820 South Harl Avenue, Tempe, AZ 85283; 910 W. Carver Rd., Tempe, AZ 85284; 19925 Stevens Creek Boulevard, Ste. 136, 137, 138, Cupertino, CA 95014; 2701 North Rocky Point Drive, Ste. 300, Tampa, FL 33607; 500 Northridge Road, Ste. 325, Atlanta, GA 30350; 444 Scott Drive, Bloomingdale, IL 60108; 1600 Hunter Road, Hanover Park, IL 60103 (DuPage County); 1560 Hunter Road, Hanover Park, IL 60103 (DuPage County); 1432 Main Street, Waltham, MA 02451; 6600 France Avenue South, Ste. 350, Edina, MN 55435; One Penn Plaza, 19th Floor, Ste. 1929, New York, NY 10119; Two Easton Oval, Ste. 350, Columbus, OH 43219; 2525 Brockton Drive, Ste. 390, Austin, TX 78758; 2712 North McColl Road, McAllen, TX 78501; 3480 Lotus Drive, Plano, TX 75075; 7575 San Felipe, Ste. 101, Houston, TX 77063; 14520 Avion Parkway, Ste. 310, Chantilly, VA 20151; 22721 East Mission Avenue, Liberty Lake, WA 99019.

Prior to 1997, Insight Direct USA, Inc. was located at 2415 S. Roosevelt, Tempe, AZ 85281; 1817 West 4th Street, Tempe, AZ 85282; 1826 West 4th Street, Tempe, AZ 85282; and 1912 West 4th Street, Tempe, AZ 85282.

Federal Employer Identification Number: 36-3948996

Illinois Organizational Number: 57773863

Corporate, Partnership Trade and Assumed Names: (i) Insight Direct USA, Inc. d/b/a Insight, Insight Global Finance, (ii) www.insight.com, (iii) insight.com, (iv) 800-INSIGHT, (v) f/k/a Insight Distribution Network, Inc., (vi) f/k/a Insight Direct, Inc., (vii) merged with Comark Corporate Sales, Inc. d/b/a Comark Technology Services, (viii) merged with Insight Services Corporation d/b/a InsightCo IT Services, (ix) merged with Comark, Inc. d/b/a PC Wholesale

2. Insight Public Sector, Inc.

Chief executive office: 4433 Brookfield Corporate Drive, Suite A, Chantilly, VA 20151 (Fairfax County).

Location of records: Some records are also kept at 444 Scott Dr., Bloomingdale, IL 60108.

Business locations: 6820 South Harl Avenue, Tempe, AZ 85283; 2701 North Rocky Point Drive, Ste. 300, Tampa, FL 33607; 444 Scott Drive, Bloomingdale, IL 60108; 6600 France Avenue South, Ste. 350, Edina, MN 55435; 2525 Brockton Drive, Ste. 390, Austin, TX 78758, 2712 N. McColl Road, McAllen, TX 78501; 22721 East Mission Avenue, Liberty Lake, WA 99019.

Federal Employer Identification Number: 36-3949000

Illinois Organizational Number: 57773871

Corporate, Partnership Trade and Assumed Names: Merged with Comark Government and Education Sales, Inc.

Exhibit III

Lock-boxes; Collection Accounts; Collection Banks

Collection Bank	Lock-Box	Related Collection Account

Insight Direct USA, Inc.

JPMorgan Chase Bank, N.A.	#	#
14800 Frye Rd 2nd fl. Fort Worth, TX. 76155

JPMorgan Chase Bank, N.A	#	#
14800 Frye Rd 2nd fl. Fort Worth, TX. 76155

JPMorgan Chase Bank, N.A.	N/A	#
201 N Central Ave Phoenix, AZ. 85004

Insight Public Sector, Inc.

JPMorgan Chase Bank, N.A	#	#
14800 Frye Rd 2nd fl. Fort Worth, TX. 76155

Exhibit IV

Form of Compliance Certificate

This Compliance Certificate is furnished pursuant to that certain Amended and Restated Receivables Sale Agreement dated as of September 3, 2003, among Insight Direct USA, Inc., an Illinois corporation, Insight Public Sector, Inc., an Illinois corporation (each an “Originator”) and Insight Receivables, LLC, an Illinois limited liability company (the “Buyer”) (the “Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

11. I am the duly elected        of [Name of Originator].

12. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of [Name of Originator] and its Subsidiaries during the accounting period covered by the attached financial statements.

13. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Amortization Event or a Potential Amortization Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.

14. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which [Name of Originator] has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this        day of       , 20      .

[NAME OF APPLICABLE ORIGINATOR]

By:
Name

Exhibit V

Credit and Collection Policies

Attached.
Exhibit VI

Form of Subordinated Note

SUBORDINATED NOTE

September 3, 2003

B. Note. FOR VALUE RECEIVED, the undersigned, INSIGHT RECEIVABLES, LLC, an Illinois limited liability company (“SPV”), hereby unconditionally promises to pay to the order of [NAME OF APPLICABLE ORIGINATOR], an Illinois corporation (“Originator”), in lawful money of the United States of America and in immediately available funds, on the date following the Amortization Date which is one year and one day after the date on which (i) the Outstanding Balance of all Receivables sold under the “Sale Agreement” referred to below has been reduced to zero and (ii) Originator has paid to the Buyer all indemnities, adjustments and other amounts which may be owed thereunder in connection with the Purchases (the “Collection Date”), the aggregate unpaid principal sum outstanding of all “Subordinated Loans” made from time to time by Originator to SPV pursuant to and in accordance with the terms of that certain Receivables Sale Agreement dated as of December 31, 2002, as amended and restated by that certain Amended and Restated Receivables Sale Agreement dated as of September 3, 2003 among Originator, [Names of other Originators] and SPV (as amended, restated, supplemented or otherwise modified from time to time, the “Sale Agreement”). Reference to Section 1.2 of the Sale Agreement is hereby made for a statement of the terms and conditions under which the loans evidenced hereby have been and will be made. All terms which are capitalized and used herein and which are not otherwise specifically defined herein shall have the meanings ascribed to such terms in the Sale Agreement. [This Subordinated Note amends, restates and consolidates the Subordinated Notes, each dated December 31, 2002, made by the SPV in favor of each of Insight Direct USA, Inc., Comark Corporate Sales, Inc., Insight Services Corporation and Comark, Inc., but shall not constitute a repayment, refinancing or novation thereof.]? [This Subordinated Note amends and restates the Subordinated Note dated December 31, 2002, made by the SPV in favor of Comark Government and Education Sales, Inc., but shall not constitute a repayment, refinancing or novation thereof.]?*

C. Interest. SPV further promises to pay interest on the outstanding unpaid principal amount hereof from the date hereof until payment in full hereof at a rate equal to the Base Rate; provided, however, that if SPV shall default in the payment of any principal hereof, SPV promises to pay, on demand, interest at the rate of the Base Rate plus 2.00% per annum on any such unpaid amounts, from the date such payment is due to the date of actual payment. Interest shall be payable on the first Business Day of each month in arrears; provided, however, that SPV may elect on the date any interest payment is due hereunder to defer such payment and upon such election the amount of interest due but unpaid on such date shall constitute principal under this Subordinated Note. The outstanding principal of any loan made under this Subordinated Note shall be due and payable on the Collection Date and may be repaid or prepaid at any time without premium or penalty.

D. Principal Payments. Originator is authorized and directed by SPV to enter on the grid attached hereto, or, at its option, in its books and records, the date and amount of each loan made by it which is evidenced by this Subordinated Note and the amount of each payment of principal made by SPV, and absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered; provided that neither the failure of Originator to make any such entry or any error therein shall expand, limit or affect the obligations of SPV hereunder.

E. Subordination. The indebtedness evidenced by this Subordinated Note is subordinated to the prior payment in full of all of SPV’s recourse obligations under that certain Receivables Purchase Agreement dated as of December 31, 2002 by and among SPV, Insight Enterprises, Inc., as Servicer, various “Purchasers” from time to time party thereto, and Bank One, NA (Main Office Chicago), as the “Agent” (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”). The subordination provisions contained herein are for the direct benefit of, and may be enforced by, the Agent and the Purchasers and/or any of their respective assignees (collectively, the “Senior Claimants”) under the Purchase Agreement. Until the date on which all “Capital” outstanding under the Purchase Agreement has been repaid in full and all other obligations of SPV and/or the Servicer thereunder and under the “Fee Letter” referenced therein (all such obligations, collectively, the “Senior Claim”) have been indefeasibly paid and satisfied in full, Originator shall not demand, accelerate, sue for, take, receive or accept from SPV, directly or indirectly, in cash or other property or by set-off or any other manner (including, without limitation, from or by way of collateral) any payment or security of all or any of the indebtedness under this Subordinated Note or exercise any remedies or take any action or proceeding to enforce the same; provided, however, that (i) Originator hereby agrees that it will not institute against SPV any proceeding of the type described in Section 5.1(d) of the Sale Agreement unless and until the Collection Date has occurred and (ii) nothing in this paragraph shall restrict SPV from paying, or Originator from requesting, any payments under this Subordinated Note so long as SPV is not required under the Purchase Agreement to set aside for the benefit of, or otherwise pay over to, the funds used for such payments to any of the Senior Claimants and further provided that the making of such payment would not otherwise violate the terms and provisions of the Purchase Agreement. Should any payment, distribution or security or proceeds thereof be received by Originator in violation of the immediately preceding sentence, Originator agrees that such payment shall be segregated, received and held in trust for the benefit of, and deemed to be the property of, and shall be immediately paid over and delivered to the Agent for the benefit of the Senior Claimants.

F. Bankruptcy; Insolvency. Upon the occurrence of any proceeding of the type described in Section 5.1(d) of the Sale Agreement involving SPV as debtor, then and in any such event the Senior Claimants shall receive payment in full of all amounts due or to become due on or in respect of Capital and the Senior Claim (including “CP Costs” and “Yield” as defined and as accruing under the Purchase Agreement after the commencement of any such proceeding, whether or not any or all of such CP Costs or Yield is an allowable claim in any such proceeding) before Originator is entitled to receive payment on account of this Subordinated Note, and to that end, any payment or distribution of assets of SPV of any kind or character, whether in cash, securities or other property, in any applicable insolvency proceeding, which would otherwise be payable to or deliverable upon or with respect to any or all indebtedness under this Subordinated Note, is hereby assigned to and shall be paid or delivered by the Person making such payment or delivery (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Agent for application to, or as collateral for the payment of, the Senior Claim until such Senior Claim shall have been paid in full and satisfied.

G. Amendments. This Subordinated Note shall not be amended or modified except in accordance with Section 7.1 of the Sale Agreement. The terms of this Subordinated Note may not be amended or otherwise modified without the prior written consent of the Agent for the benefit of the Purchasers.

H. GOVERNING LAW. THIS SUBORDINATED NOTE HAS BEEN MADE AND DELIVERED AT CHICAGO, ILLINOIS, AND SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS AND DECISIONS OF THE STATE OF ILLINOIS. WHEREVER POSSIBLE EACH PROVISION OF THIS SUBORDINATED NOTE SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS SUBORDINATED NOTE SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS SUBORDINATED NOTE.

I. Waivers. All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor. Originator additionally expressly waives all notice of the acceptance by any Senior Claimant of the subordination and other provisions of this Subordinated Note and expressly waives reliance by any Senior Claimant upon the subordination and other provisions herein provided.

J. Assignment. This Subordinated Note may not be assigned, pledged or otherwise transferred to any party without the prior written consent of the Agent, and any such attempted transfer shall be void.

INSIGHT RECEIVABLES, LLC

By: Insight Receivables Holding, LLC, its sole member

By:

Title:

* For Subordinated Note payable to Insight Direct USA, Inc.

** For Subordinated Note payable to Insight Public Sector, Inc.

Schedule
to
SUBORDINATED NOTE

SUBORDINATED LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Subordinated Loan	Amount of Principal Paid	Unpaid Principal Balance	Notation made by

Schedule A

List of Documents to be Delivered to Buyer Prior to the Initial Purchase

Attached.
TABLE OF CONTENTS

Page

ARTICLE I AMOUNTS AND TERMS
Section 1.1 Section 1.2 Section 1.3 Section 1.4 Section 1.5 Section 1.6	Purchase of Receivables. Payment for the Purchase. Purchase Price Credit Adjustments. Payments and Computations, Etc. . Transfer of Records. Characterization.

ARTICLE II REPRESENTATIONS AND WARRANTIES
Section 2.1	Representations and Warranties of Originators.

ARTICLE III CONDITIONS OF PURCHASE
Section 3.1 Section 3.2	Conditions Precedent to Initial Purchase. . Conditions Precedent to Subsequent Payments.
ARTICLE IV COVENANTS
Section 4.1 Section 4.2	Affirmative Covenants of Originators. Negative Covenants of Originators.

ARTICLE V AMORTIZATION EVENTS
Section 5.1 Section 5.2	Amortization Events. Remedies.

ARTICLE VI INDEMNIFICATION
Section 6.1 Section 6.2	Indemnities by Originators. Other Costs and Expenses.

ARTICLE VII MISCELLANEOUS
Section 7.1 Section 7.2 Section 7.3 Section 7.4 Section 7.5 Section 7.6 Section 7.7 Section 7.8 Section 7.9 Section 7.10 Section 7.11	Waivers and Amendments.
Notices..
Protection of Ownership Interests of Buyer.
Confidentiality.
USA Patriot Act..
CHOICE OF LAW. .
CONSENT TO JURISDICTION. .
WAIVER OF JURY TRIAL..
Integration; Binding Effect; Survival of Terms.
Counterparts; Severability; Section References..
Amendment and Restatement.

Exhibits and Schedules

EXHIBIT I	—	Definitions
EXHIBIT II	—	Principal Place of Business; Location(s) of Records; Federal Employer Identification Number; Other Names
EXHIBIT III	—	Lock-Boxes; Collection Accounts; Collection Banks
EXHIBIT IV	—	Form of Compliance Certificate
EXHIBIT V	—	Credit and Collection Policy
EXHIBIT VI	—	Form of Subordinated Note
SCHEDULE A	—	List of Documents to Be Delivered to Buyer Prior to the Initial Purchase

EXHIBIT C

EXHIBIT C TO OMNIBUS AMENDMENT

AMENDED AND RESTATED
PERFORMANCE UNDERTAKING

THIS AMENDED AND RESTATED PERFORMANCE UNDERTAKING (the “Undertaking”), dated as of September 3, 2003, is executed by Insight Enterprises, Inc., a Delaware corporation (“Insight” or the “Performance Guarantor”), in favor of Wells Fargo Bank, National Association, as agent for the Purchasers party to the Receivables Purchase Agreement referred to below (the “Agent”).

WHEREAS, on December 31, 2002, Insight Direct USA, Inc., an Arizona corporation (“Insight Direct Arizona”), Comark Corporate Sales, Inc., an Illinois corporation (“Comark Corporate Sales”), Insight Services Corporation, an Arizona corporation (“ISC”), Comark Government and Education Sales, Inc., an Illinois corporation (“CGE”), Comark, Inc., an Illinois corporation (“Comark”) (each of Insight Direct Arizona, Comark Corporate Sales, ISC, CGE and Comark, an “Original Originator” and collectively, the “Original Originators”) and Seller entered into that certain Receivables Sale Agreement (the “Original Receivables Sale Agreement”);

WHEREAS, the Seller entered into that certain Receivables Purchase Agreement dated as of December 31, 2002 (as amended, restated, supplemented, renewed or otherwise modified from time to time, the “Receivables Purchase Agreement”), with Insight, as the initial servicer (in such capacity, the “Servicer”), the purchasers party thereto (the “Purchasers”) and Wells Fargo Bank, National Association, as agent for such Purchasers, pursuant to which the Purchasers, subject to the terms and conditions contained therein, may purchase interests in such receivables and Seller has transferred to the Agent for the benefit of such Purchasers an undivided interest in all of Seller’s right, title and interest in, to and under the Receivables Sale Agreement;

WHEREAS, on December 31, 2002, the Performance Guarantor entered into that certain Performance Undertaking in favor of the Agent’s predecessor (the “Original Performance Undertaking”);

WHEREAS, on or prior to the date hereof, (i) Insight Public Sector, Inc., an Arizona corporation, merged with and into CGE with the surviving entity being CGE, and CGE has changed its name to Insight Public Sector, Inc. (“Insight Public”), and (ii) Insight Direct Arizona, ISC and Comark merged with and into Comark Corporate Sales, with the surviving entity being Comark Corporate Sales, and Comark Corporate Sales has changed its name to Insight Direct USA, Inc. (“Insight Direct”) (each of Insight Direct and Insight Public, an “Originator” and collectively, the “Originators”);

WHEREAS, Insight Direct USA, Inc., an Illinois corporation (“Insight Direct”) and Insight Public Sector, Inc., an Illinois corporation (“Insight Public”)(each of Insight Direct and Insight Public, an “Originator” and collectively, the “Originators”), have entered into that certain Amended and Restated Receivables Sale Agreement of even date herewith (as amended, restated, supplemented, renewed or otherwise modified from time to time, the “Receivables Sale Agreement”), with the Seller, pursuant to which the Seller, subject to the terms and conditions contained therein, will purchase certain of Originators’ receivables;

WHEREAS, the Originators are wholly-owned subsidiaries of the Performance Guarantor and Performance Guarantor is expected to receive substantial direct and indirect benefits from the purchase of the receivables by the Seller from the Originators pursuant to the Receivables Sale Agreement (which benefits are hereby acknowledged);

WHEREAS, it is a condition precedent to the effectiveness of the Receivables Sale Agreement and the Receivables Purchase Agreement that the Performance Guarantor execute and deliver to the Agent, a performance undertaking substantially in the form hereof;

WHEREAS, the Performance Guarantor wishes to guarantee the due and punctual performance of the Originators’ obligations to the Seller under or in respect of the Receivables Sale Agreement and the Seller’s obligations to the Agent and the Purchasers under or in respect of the Receivables Purchase Agreement as provided herein;

WHEREAS, the Performance Guarantor and the Agent wish to amend and restate the Original Performance Undertaking on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, the Performance Guarantor hereby agrees as follows:
SECTION 1.	Definitions.

(a) As used herein:

“Obligations” means, collectively, (a) all covenants, agreements, terms, conditions and indemnities to be performed or observed by each Originator under or in connection with the Receivables Sale Agreement and each other document executed and delivered by any Originator in connection with the Receivables Sale Agreement, including, without limitation, the due and punctual payment of all sums which are or may become due and owing by any Originator under the Receivables Sale Agreement whether for Purchase Price Credits, expenses (including reasonable counsel fees), indemnified amounts or otherwise, whether upon any termination or for any other reason and (b) all covenants, agreements, terms, conditions and indemnities to be performed or observed by the Seller under or in connection with the Receivables Purchase Agreement and each other document executed and delivered by the Seller in connection with the Receivables Purchase Agreement, including, without limitation, the due and punctual payment of all sums which are or may become due and owing by the Seller under the Receivables Purchase Agreement or the Fee Letter, whether for Yield, expenses (including reasonable counsel fees and disbursements), indemnified amounts or otherwise, whether upon any termination or for any other reason.

(b) All capitalized terms used herein, and not otherwise defined herein shall have their respective meanings as defined in the Receivables Purchase Agreement and, if not defined therein, the Receivables Sale Agreement.

SECTION 2. Guaranty of Performance of Obligations. The Performance Guarantor hereby guarantees to the Agent and the Purchasers, the full and punctual payment and performance by each of the Originators and the Seller of the Obligations. This Undertaking is an absolute, unconditional and continuing guaranty of the full and punctual performance of all of the obligations of (a) each Originator under the Receivables Sale Agreement and each other document executed and delivered by such Originator in connection with the Receivables Sale Agreement and (b) the Seller under the Receivables Purchase Agreement and each other document executed and delivered by the Seller in connection with the Receivables Purchase Agreement, and is in no way conditioned upon any requirement that the Agent or the Purchaser first attempt to collect any amounts owed by any Originator to the Seller or the Seller to the Purchasers, or resort to any collateral security, any balance of any deposit account or credit on the books of any Purchaser or any other Person or other means of obtaining payment. Should any Originator or the Seller default in the payment or performance of any of the Obligations, the Agent or any one of the Purchasers may cause the immediate performance by the Performance Guarantor of such Obligations and cause any payment Obligations of such party to become forthwith due and payable to the Agent and the Purchasers, without demand or notice of any nature (other than as expressly provided herein), all of which are expressly waived by the Performance Guarantor. Notwithstanding the foregoing, this Undertaking is not a guarantee of the ultimate recovery or collection of any of the Receivables and the Performance Guarantor shall not be responsible for any inability to collect any Receivable due to the insolvency, bankruptcy or lack of creditworthiness of the related Obligor. Each such demand by the Agent or any Purchaser, as applicable, for payment under this Section 2 shall be accompanied by a written statement describing in reasonable detail the costs and expenses in respect of which reimbursement is sought.

SECTION 3. Performance Guarantor’s Further Agreements to Pay. The Performance Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to the Agent and the Purchasers, forthwith upon demand in funds immediately available to the Agent and the Purchasers, all reasonable costs and expenses (including court costs and legal expenses) incurred or expended by the Agent and the Purchasers in connection with the Obligations, this Undertaking or the enforcement thereof within five (5) Business Days after the Agent’s or any Purchaser’s demand therefor and, if such amounts are not paid to the Agent or a Purchaser, as applicable, within five (5) Business Days after such demand, the Performance Guarantor hereby agrees to pay interest on amounts recoverable under this Undertaking from time to time when such amounts become due until paid in full, at a rate of interest (computed for the actual number of days elapsed based on a 360 day year) equal to the Base Rate plus 2.0% per annum.

SECTION 4. Waivers by Performance Guarantor; Agent’s Freedom to Act. The Performance Guarantor waives notice of acceptance of this Undertaking, notice of any action taken or omitted by the Agent or any Purchaser in reliance on this Undertaking, and any requirement that the Agent or the Purchasers be diligent or prompt in making demands under this Undertaking, give notice of any Amortization Event, default or omission by any Originator or the Seller or assert any other rights of the Agent or any Purchaser under this Undertaking. The Performance Guarantor warrants that it has adequate means to obtain from each Originator and the Seller, on a continuing basis, information concerning the financial condition of such Originator and the Seller, and that it is not relying on the Agent or any Purchaser to provide such information, now or in the future. The Performance Guarantor also irrevocably waives all defenses that at any time may be available in respect of the Obligations by virtue of any valuation, stay, moratorium law or other similar law now or thereafter in effect and any and all other defenses that may be available to a guarantor at any time. The Agent shall be at liberty, upon its own initiative or at the request of the Required Financial Institutions, without giving notice to or obtaining the consent of the Performance Guarantor, and without relieving the Performance Guarantor of any liability under this Undertaking, to deal with the Originators, the Seller and with each other party who now is or after the date hereof becomes liable in any manner for any of the Obligations, in such manner as the Agent in its sole discretion deems fit or the Required Financial Institutions in their sole discretion deem fit, and to this end the Performance Guarantor agrees that the validity and enforceability of this Undertaking, including without limitation, the provisions of Section 8 hereof, shall not be impaired or affected by any of the following:

(a) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the Obligations or any part thereof or any agreement relating thereto at any time;

(b) any failure or omission to enforce any right, power or remedy with respect to the Obligations or any part thereof or any agreement relating thereto, or any collateral securing the Obligations or any part thereof;

(c) any waiver of any right, power or remedy or of any Amortization Event or default with respect to the Obligations or any part thereof or any agreement relating thereto;

(d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any other obligation of any person or entity with respect to the Obligations or any part thereof;

(e) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to the Obligations or any part thereof;

(f) the application of payments received from any source to the payment of any payment Obligations of an Originator, any part thereof or amounts which are not covered by this Undertaking even though the Purchasers or the Agent might lawfully have elected to apply such payments to any part or all of such payment Obligations or to amounts which are not covered by this Undertaking;

(g) the existence of any claim, setoff or other rights which the Performance Guarantor may have at any time against any Originator or the Seller in connection herewith or any unrelated transaction;

(h) any assignment or transfer of the Obligations or any part thereof in accordance with the Receivables Sale Agreement or the Receivables Purchase Agreement; or

(i) any failure on the part of an Originator to perform or comply with any term of the Receivables Sale Agreement or any other document executed in connection therewith or delivered thereunder or the Seller to perform or comply with any term of the Receivables Purchase Agreement or any other document executed in connection therewith or delivered thereunder, all whether or not the Performance Guarantor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (i) of this Section.

SECTION 5. Unenforceability of Obligations Against an Originator or the Seller. Notwithstanding (a) any change of ownership of any Originator or the Seller, or the insolvency, bankruptcy or any other change in the legal status of any Originator or the Seller; (b) the change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Obligations; (c) the failure of any Originator, the Seller or the Performance Guarantor, as applicable, to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Obligations, the Receivables Sale Agreement, the Receivables Purchase Agreement or this Undertaking, or to take any other action required in connection with the performance of all obligations pursuant to the Obligations, the Receivables Sale Agreement, the Receivables Purchase Agreement or this Undertaking; or (d) if any of the moneys included in the Obligations have become unrecoverable from any Originator or the Seller for any other reason other than final payment in full of the payment Obligations in accordance with their terms, this Undertaking shall nevertheless be binding on the Performance Guarantor. This Undertaking shall be in addition to any other guaranty or other security for the Obligations, and it shall not be rendered unenforceable by the invalidity or release of any such other guaranty or security. In the event that the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of an Originator or the Seller, or for any other reason, all such amounts then due and owing by such Originator under the terms of the Receivables Sale Agreement or the Seller under the Receivables Purchase Agreement, as applicable, or any other agreement evidencing, securing or otherwise executed in connection with the Obligations, shall be immediately due and payable by the Performance Guarantor.

SECTION 6. Representations and Warranties. The Performance Guarantor makes the following representations and warranties:

(a) Existence and Standing. The Performance Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted. Each of the Performance Guarantor’s Subsidiaries is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where failure to have such authority would not have a material adverse effect on the ability of the Performance Guarantor to perform its obligations under this Undertaking.

(b) Power and Authority. The Performance Guarantor has the corporate power and authority and legal right to execute and deliver this Undertaking, perform its obligations hereunder and consummate the transactions contemplated hereunder. The execution and delivery by the Performance Guarantor of this Undertaking, the performance of its obligations and consummation of the transactions contemplated hereunder have been duly authorized by proper proceedings, and this Undertaking constitutes the legal, valid and binding obligation of the Performance Guarantor enforceable against the Performance Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(c) No Conflict; Government Consent. Neither the execution and delivery by the Performance Guarantor of this Undertaking, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Performance Guarantor or any of its Subsidiaries or the Performance Guarantor’s or any of its Subsidiary’s organizational documents or the provisions of any indenture, instrument or agreement to which the Performance Guarantor is a party or is subject, or by which it, or its property, is bound, or conflicts with or constitutes a default thereunder, or will result in the creation or imposition of any Adverse Claim in, of or on the property of the Performance Guarantor or any of its Subsidiaries pursuant to the terms of any such indenture, instrument or agreement, other than for any such violation which could not reasonably be expected to have a material adverse effect on the ability of the Performance Guarantor to perform its obligations under this Undertaking.

SECTION 7. Subordination. The Performance Guarantor shall not enforce or otherwise exercise any right of subrogation to any of the rights of the Agent or any Purchaser against any Originator or the Seller and, notwithstanding anything to the contrary contained herein, hereby waives all rights of subrogation (whether contractual, under Section 509 of the Bankruptcy Code, at law or in equity or otherwise) to the claims of the Agent and the Purchasers against any Originator or the Seller and all contractual, statutory or legal or equitable rights of contribution, reimbursement, indemnification and similar rights and “claims” (as that term is defined in the Bankruptcy Code) which the Performance Guarantor might now have or hereafter acquire against any Originator or the Seller that arises from the existence or performance of the Performance Guarantor’s obligations hereunder. The Performance Guarantor will not claim any setoff, recoupment or counterclaim against any Originator or the Seller in respect of any liability of the Performance Guarantor to such Originator or the Seller after the occurrence and during the continuance of any default in the payment or performance of any of the Obligations (which has not been cured or waived in writing by the Agent) and the Performance Guarantor waives any benefit of and any right to participate in any collateral security which may be held by the Agent or any Purchaser. The payment of any amounts due with respect to any indebtedness of any Originator or the Seller now or thereafter owed to the Performance Guarantor is hereby subordinated to the prior payment in full of all the Obligations. The Performance Guarantor agrees that, after the occurrence and during the continuance of any default in the payment or performance of any of the Obligations, the Performance Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of any Originator or the Seller owed to the Performance Guarantor until all of the Obligations shall have been paid and performed in full. If, notwithstanding the foregoing sentence, the Performance Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any Obligations are still unperformed or outstanding, such amounts shall be collected, enforced and received by the Performance Guarantor as trustee for the Agent and the Purchasers and be paid over to the Agent and the Purchasers on account of the Obligations without affecting in any manner the liability of the Performance Guarantor under the other provisions of this Undertaking. The provisions of this Section 7 shall be supplemental to and not in derogation of any rights and remedies of the Agent and the Purchasers with respect to any other agreement the Agent or any Purchaser may at any time and from time to time enter into with the Performance Guarantor.

SECTION 8. Termination of Undertaking. The Performance Guarantor’s obligations hereunder shall continue in full force and effect until all Obligations are finally paid and satisfied in full and each of the Receivables Sale Agreement and the Receivables Purchase Agreement is terminated, provided that (i) this Undertaking shall continue to be effective or shall be reinstated, as the case may be, if at any time payment or other satisfaction of any of the Obligations is rescinded or must otherwise be restored or returned upon the bankruptcy, insolvency, or reorganization of any Originator or the Seller, or otherwise, as though such payment had not been made or other satisfaction occurred, whether or not the Agent or any Purchaser is in possession of this Undertaking and (ii) the provisions of Section 18 shall survive any termination of this Undertaking. No invalidity, irregularity or unenforceability by reason of the Bankruptcy Code or any insolvency or other similar law, or any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect the Obligations shall impair, affect, or be a defense to or claim against the obligations of the Performance Guarantor under this Undertaking.

SECTION 9. Effect of Bankruptcy. This Undertaking shall survive the insolvency of any Originator or the Seller and the commencement of any case or proceeding by or against any Originator or the Seller under the federal Bankruptcy Code or other federal, state or other applicable bankruptcy, insolvency or reorganization statutes. No automatic stay under the federal Bankruptcy Code or other federal, state or other applicable bankruptcy, insolvency or reorganization statutes to which any Originator or the Seller is subject shall postpone the obligations of the Performance Guarantor under this Undertaking.

SECTION 10. Setoff. Should any Originator or the Seller default in the payment or performance of any of the Obligations, regardless of the other means of obtaining payment of any of the Obligations, the Agent and the Purchasers are hereby authorized at any time and from time to time, without notice to the Performance Guarantor (any such notice being expressly waived by the Performance Guarantor) and to the fullest extent permitted by law, to set off and apply any deposits and other sums against the obligations of the Performance Guarantor under this Undertaking, whether or not the Agent or the Purchasers shall have made any demand under this Undertaking and although such obligations may be contingent or unmatured.

SECTION 11. Taxes. All payments to be made by the Performance Guarantor hereunder shall be made free and clear of any deduction or withholding. If the Performance Guarantor is required by law to make any deduction or withholding on account of tax or otherwise from any such payment, the sum due from it in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Agent and the Purchasers receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

SECTION 12. Further Assurances. The Performance Guarantor agrees that it will permit the Agent and the Purchasers or any of their respective duly authorized representatives, during normal business hours and upon reasonable prior notice, to consult and discuss with the Performance Guarantor’s Treasurer or Controller, with respect to the Performance Guarantor’s business, finances, accounts and affairs. The Performance Guarantor agrees that if an Amortization Event exists, it will, at the request of the Agent or a Purchaser, provide to the Agent or such Purchaser information relating to the business and affairs of the Performance Guarantor as the Agent or any Purchaser may reasonably request. The Performance Guarantor also agrees to do all such things and execute all such documents as the Agent and the Purchasers may consider reasonably necessary or desirable to give full effect to this Undertaking and to perfect and preserve the rights and powers of the Agent and the Purchasers hereunder.

SECTION 13. Successors and Assigns. This Undertaking shall be binding upon the Performance Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by the Agent and the Purchasers and their respective successors, transferees and assigns. The Performance Guarantor may not assign or transfer any of its obligations hereunder without the prior written consent of the Agent and each Purchaser.

SECTION 14. Amendments and Waivers. No amendment or waiver of any provision of this Undertaking nor consent to any departure by the Performance Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Agent, each Purchaser and the Performance Guarantor. No failure on the part of the Agent or any Purchaser to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

SECTION 15. Notices. All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class, postage prepaid, or sent by express courier or, in the case of telegraphic, telecopied or telexed notice, when transmitted, answer back received, addressed as follows: if to the Performance Guarantor, at the address set forth beneath its signature hereto, and if to the Agent or any Purchaser to the address specified for such notices in the Receivables Purchase Agreement, or to any address as either party hereto may hereafter designate in writing to the other.

SECTION 16. GOVERNING LAW. THIS UNDERTAKING SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

SECTION 17. CONSENT TO JURISDICTION. EACH OF THE PERFORMANCE GUARANTOR, THE AGENT AND THE PURCHASERS HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS UNDERTAKING, THE RECEIVABLES SALE AGREEMENT, THE RECEIVABLES PURCHASE AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION THEREWITH OR DELIVERED THEREUNDER AND EACH OF THE PERFORMANCE GUARANTOR, THE AGENT AND EACH PURCHASER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY PARTY TO BRING PROCEEDINGS AGAINST ANY OTHER PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

SECTION 18. Bankruptcy Petition. The Performance Guarantor covenants and agrees that, prior to the date which is one year and one day after the payment in full of the Obligations, it will not institute against, or join any other Person in instituting against the Seller (or any other Purchaser that is not organized as a federal or state chartered banking institution) any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any state of the United States.

SECTION 19. Miscellaneous. This Undertaking constitutes the entire agreement of the Performance Guarantor with respect to the matters set forth herein. No failure on the part of the Agent or any Purchaser to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Undertaking shall be in addition to any other guaranty of or collateral security for any of the Obligations. The provisions of this Undertaking are severable, and in any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Performance Guarantor hereunder would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of the Performance Guarantor’s liability under this Undertaking, then notwithstanding any other provision of this Undertaking to the contrary, the amount of such liability shall, without any further action by the Performance Guarantor or the Agent or Purchaser be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding. The invalidity or unenforceability of any one or more sections of this Undertaking shall not affect the validity or enforceability of its remaining provisions. Captions are for ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Undertaking shall be equally applicable to the singular and plural forms of the terms defined.

SECTION 20. Amendment and Restatement. This Undertaking amends and restates in its entirety, and supersedes, the terms of the Original Performance Undertaking. This Undertaking is not intended to, and shall not, effect a novation of any of the Obligations under and as defined in the Original Performance Undertaking, but merely an amendment and restatement of the terms governing such Obligations. The Obligations outstanding as of the date hereof shall continue as outstanding Obligations under this Undertaking.

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IN WITNESS WHEREOF, the Performance Guarantor has caused this Undertaking to be executed and delivered as of the date first above written.

INSIGHT ENTERPRISES, INC.

By:
Name:
Title:

Address:
6820 S. Harl Avenue
Tempe, AZ 85283
Attention: Chief Financial Officer
Facsimile: (480) 350-1141